Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 18, 2025

among

ABPCI Private Funding II LLC,

as Borrower,

the Lenders Referred to Herein,

Natixis, New York Branch,

as Administrative Agent,

U.S. Bank Trust Company, National Association,

as Collateral Agent and Collateral Administrator

and

U.S. Bank National Association,

as Custodian

i

(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

Schedule A	-	Approved Appraisal Firms
Schedule B	-	S&P Industry Classifications
Schedule C	-	S&P Recovery Rate Tables
Schedule D	-	S&P Region Classifications
Schedule E	-	Diversity Score Calculation

Exhibit A	-	Form of Note for Loans
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Scope of Collateral Report
Exhibit E	-	Scope of Payment Date Report
Exhibit F	-	Scope of Asset-Level Reporting to Lenders and S&P
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Prepayment/Commitment Reduction Notice
Exhibit I	-	Form of Conversion Notice
Exhibit J	-	Diagrammatic Overview of the Transaction for the Purposes of Article 7(1)(c)(i) of the EU Securitisation Regulation
Exhibit K	-	Transaction Summary

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 18, 2025, amends and restates the Credit Agreement, dated April 21, 2023 (as amended, restated, supplemented or otherwise modified prior to such amendment and restatement, the “Original Credit Agreement”), is entered into by and among ABPCI PRIVATE FUNDING II LLC, a limited liability company organized under the law of the State of Delaware, as Borrower, the Lenders party hereto from time to time, NATIXIS, NEW YORK BRANCH, as Administrative Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator, and U.S. BANK NATIONAL ASSOCIATION, as Custodian.

W I T N E S S E T H:

WHEREAS, the Lenders previously agreed to make Class A-R Loans, on a revolving basis, and Class A-T Loans, on a term basis, to the Borrower pursuant to the terms of the Original Credit Agreement;

WHEREAS, the parties hereto desire to amend and restate the Original Credit Agreement to (i) amend the terms of the Class A-R Loans and the Class A-T Loans and (ii) provide for the Lenders to make Class A-D Loans, on a delayed draw basis, to the Borrower, in each case on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, notwithstanding such amendment and restatement, the parties hereto intend to preserve the creation, perfection and priority of all Liens created under the Original Credit Agreement and the other Loan Document and that this Agreement is not intended to constitute a novation or termination of the Indebtedness and obligations existing under the Original Credit Agreement and the other Loan Documents; and

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower shall be used by the Borrower to acquire and originate Collateral Loans, in the case of the Class A-R Loans, to fund Exposure Amounts, and as otherwise specified in Section 5.17, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower Granted under the Original Credit Agreement, and hereby reaffirms its Grants as of the date hereof, to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a) all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian by the Borrower or on behalf of the Borrower (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract (collectively, the “Related Property”);

(e) the Hedge Agreements;

(f) the Master Transfer Agreement;

(g) the Collateral Management Agreement;

(h) the Collateral Administration Agreement;

(i) the Account Control Agreement;

(j) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, documents, equipment, goods, inventory and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(k) all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(l) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loan by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, and all other Obligations, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Account Control Agreement” means the Amended and Restated Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and U.S. Bank National Association, as Custodian and Securities Intermediary, dated on or about the date hereof.

“Additional Loans” has the meaning set forth in Section 2.15(a).

“Adjusted Break-even Default Rate” means as of any date of determination: (a) prior to the S&P CDO Monitor Model Election Date, the sum of: (i) the product of (x) the Break-even Default Rate, multiplied by (y) the quotient of (1) the Target Initial Par Amount divided by (2) the S&P CDO Monitor Principal Amount; plus (ii) the quotient of (x) the sum of (1) the S&P CDO Monitor Principal Amount minus (2) the Target Initial Par Amount, divided by (y) the product of (1) the S&P CDO Monitor Principal Amount multiplied by (2) 1 minus the Weighted Average S&P Recovery Rate; and (b) on and after the S&P CDO Monitor Model Election Date, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, determined through application of the applicable S&P CDO Monitor chosen by the Collateral Manager in accordance with the definition of “S&P CDO Monitor” that is applicable to the portfolio of Collateral Loans, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of the S&P Highest Ranking Class in full. After the S&P CDO Monitor Model Election Date, S&P will provide the Collateral Manager and the Collateral Administrator with the Adjusted Break-even Default Rate for each S&P CDO Monitor based upon the Weighted Average Spread and the Weighted Average S&P Recovery Rate to be associated with such S&P CDO Monitor as selected by the Collateral Manager from Schedule C or any other Weighted Average Spread and Weighted Average S&P Recovery Rate selected by the Collateral Manager from time to time.

“Administrative Agent” means Natixis, New York Branch, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent Fee” has the meaning assigned to such term in the Administrative Agent Fee Agreement.

“Administrative Agent Fee Agreement” means that certain administrative agent fee agreement dated December 8, 2025, by and between the Borrower, the Collateral Manager and the Administrative Agent.

“Administrative Expenses” means, without duplication, fees, expenses (including indemnities) and other amounts due or accrued, including fees of counsel, experts and agents, and disbursements with respect to any Quarterly Payment Date and any other date fixed for payment of such amounts (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Custodian, the Collateral Administrator and the Securities Intermediary (if any), and for the payment or reimbursement of other reasonable and documented Administrative Expenses and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary under any Loan Documents, in accordance with the provisions of this Agreement;

(b) second, the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable and documented expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement and the Administrative Agent Fee Agreement;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) first, to the Collateral Manager for the reimbursement of reasonable and documented expenses and disbursements incurred by the Collateral Manager in accordance with the provisions of this Agreement and the Collateral Management Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third-parties and including any amounts payable by the Collateral Manager in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts (but excluding any Collateral Management Fee), and second, to the Borrower for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower in accordance with the provisions of this Agreement and the Collateral Management Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third-parties and including any amounts payable by the Borrower in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts;

(ii) S&P for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of credit estimates by S&P and ongoing Rating Agency surveillance fees;

(iii) any other Person in respect of any registered office or governmental fee or Tax incurred on behalf of the Borrower; and

(iv) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents (including, amounts owed by the Borrower, the Seller or the Retention Provider in respect of the satisfaction of the Securitisation Regulation) and amounts owed in connection with the preparation and delivery of the Transparency Reports (including to any reporting agent (if any) related thereto); and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or managers of the Borrower) or the Collateral Manager, (iii) any Increased Costs or (iv) any Collateral Management Fees or Upfront Fees; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(e) or as otherwise agreed by the parties hereto.

“Administrative Officer” means, (i) when used with respect to the Collateral Agent, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (ii) when used with respect to the Custodian, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Custodian having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (iii) when used with respect to the Collateral Administrator, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Administrator having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (iv) when used with respect to the Securities Intermediary, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Securities Intermediary having direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, and (v) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form approved by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affected Lender” means an EU Affected Lender or a UK Affected Lender.

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, Officer, employee or general partner (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) of this sentence; provided that investment vehicles or funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall be excluded from the definition hereof; provided, further that, for purposes of the Concentration Limitations, one Obligor shall not be considered an Affiliate of another Obligor solely because they are controlled by the same financial sponsor. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means the Administrative Agent, U.S. Bank, in its capacities of Collateral Agent and Collateral Administrator and U.S. Bank National Association, in its capacities of Custodian and Securities Intermediary under the Loan Documents to which it is a party in such capacity, and “Agent” means any of them.

“Aggregate Funded Spread” means, as of any date, the sum of: (a) in the case of each Floating Rate Obligation (excluding any PIK Loan solely to the extent of any non-cash interest and excluding the unfunded portion of any Delayed Funding Loan and any Revolving Collateral Loan) that bears interest at a spread over an index based upon the Reference Rate applicable to the Loans, (i) the stated interest rate spread (including any applicable spread adjustments thereto) on such Collateral Loan above such index multiplied by (ii) the Principal Balance of such Collateral Loan; and (b) in the case of each Floating Rate Obligation (excluding any PIK Loan solely to the extent of any non-cash interest and excluding the unfunded portion of any Delayed Funding Loan and any Revolving Collateral Loan) that bears interest at a spread over an index other than an index based upon the Reference Rate applicable to the Loans, (i) the excess of the stated interest rate (giving effect to any floor rate) with respect to each such Collateral Loan over the Reference Rate applicable to the Loans during the Interest Period in which such date occurs (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Loan.

“Aggregate Participation Exposure” means, at any time, the Aggregate Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

“Aggregate Participation Percentage” means, for any Selling Institution at any time, the percentage of Total Capitalization represented by the Aggregate Participation Exposure at such time for such Selling Institution.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Unfunded Spread” means, as of any date, the number obtained by summing the products obtained by multiplying (a) for each Delayed Funding Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date by (b) the undrawn commitments under each such Delayed Funding Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Amended and Restated Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the UK Bribery Act 2010, as amended, and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances applicable to the relevant party.

“Anti-Money Laundering Laws” means applicable law in any jurisdiction in which the applicable party is located or doing business that relates to money laundering or terrorism financing.

“Applicable Lending Office” means, with respect to any Lender, the office or offices designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Applicable Margin” means:

(a) in respect of the Class A-R Loans and the Class A-T Loans, (i) if a CP Conduit is a Lender with respect to such Loans and is not a CP SOFR Lender, 1.57% per annum and (ii) if any other Person is a Lender with respect to such Loans, 1.57% per annum;

(b) in respect of the Class A-D1 Loans, 1.51% per annum; and

(c) in respect of the Class A-D2 Loans, 1.84% per annum.

“Applicable Rate” means the per annum stated interest rate payable on a Loan with respect to each Interest Period equal to (a) with respect to each Class A-R Loan and Class A-T Loan, if a CP Conduit is a Class A-R Lender or a Class A-T Lender with respect to such Class A-R Loan or Class A-T Loan and is not a CP SOFR Lender, the sum of (i) the Cost of Funds Rate for such Class A-R Loan or Class A-T Loan for such Interest Period plus (ii) the Applicable Margin and (b) with respect to each Loan, if a CP SOFR Lender or any other Person that is not a CP Conduit is a Lender with respect to such Loan, the sum of (i) the Reference Rate for such Interest Period plus (ii) the Applicable Margin.

“Appraised Value” means, with respect to any Collateral Loan, the value of such Collateral Loan, as determined by the applicable Approved Appraisal Firm, as set forth in the related analysis (or, if a range of values is set forth therein, the midpoint of such values), adjusted appropriately if the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Loan or, if it has sold participation interests in such Collateral Loan.

“Approved Appraisal Firm” means (a) each independent appraisal firm set forth on Schedule A hereto or (b) (i) with respect to a Collateral Loan that is a loan, an independent appraisal or valuation firm recognized as being experienced in conducting valuations of secured loans and with respect to a Collateral Loan that is a debt obligation, an independent appraisal or valuation firm recognized as being experienced in conducting valuations of debt obligations, or (ii) an independent financial adviser of recognized standing retained by the Borrower, the Collateral Manager or the agent or lenders under any Collateral Loan, in the case of each of the preceding clauses (b)(i) and (b)(ii) as approved by each of the Collateral Manager and the Majority Lenders.

“Approved Foreign Jurisdiction” means each of the United Kingdom, Japan, Germany, France, Canada, Australia, the Netherlands and each Approved Tax Jurisdiction; provided that each such country has a foreign currency borrower credit rating that is at least “AA” by S&P.

“Approved Lender” means, (I) each Initial Lender and (II) with respect to any Class A-R Lender on each day during the Class A-R Commitment Period, (a) any Class A-R Lender that is not a CP Conduit and has (i) (x) a long-term rating from S&P of at least “A”, or (y) if such Class A-R Lender has only a short-term rating from S&P, a short-term rating by S&P of at least “A-1” or (ii) such Class A-R Lender’s obligations are guaranteed by an entity meeting the requirements under clause (i) at such time pursuant to a guarantee satisfying S&P’s “General Criteria: Guarantee Criteria”, revised Oct. 21, 2016, or any successor criteria published by S&P from time to time and otherwise in form and substance satisfactory to the Borrower and the Class A-R Lender and (b) any Lender that is a CP Conduit (i) whose Commercial Paper Notes are rated at least A-1 by S&P and (ii) that is provided liquidity support by an entity with a short-term rating by S&P of at least A-1; provided, in each case, that (x) any Class A-R Lender (including a CP Lender) that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(d) and 11.5(b)(i) shall be deemed to be an Approved Lender notwithstanding that its (or any such parent guarantor’s or its Commercial Paper Notes’) ratings are below such levels, and (y) after the Class A-R Commitment Period, there shall be no requirement that any Class A-R Lenders be Approved Lenders.

“Approved Tax Jurisdiction” means each of the Bahamas, Bermuda, Luxembourg, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands, the Channel Islands and the Marshall Islands; provided that, that each such country has a foreign currency borrower credit rating that is at least “AA” by S&P.

“Assignee” has the meaning set forth in Section 12.6(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable) or any form approved by the Administrative Agent.

“Authorized Officer” means with respect to the Borrower, any Officer or any other Person who is authorized to act for the Borrower in matters relating to, and binding upon, the Borrower. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Retention Provider, any Officer, employee, member or agent of the Retention Provider who is authorized to act for the Retention Provider in matters relating to, and binding upon, the Retention Provider with respect to the subject matter of the request, certificate or order in question. With respect to the Administrative Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) at any time, the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof and (b) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate Modifier” means a modifier applied to a reference or base rate in order to cause such rate to be comparable to the three-month Term SOFR Rate, which modifier is recognized or acknowledged as being the industry standard by the Loan Syndications and Trading Association or the Alternative Reference Rates Committee and which modifier may include an addition or subtraction to such unadjusted rate. For the avoidance of doubt, to the extent the Base Rate Modifier does not exist, it will be zero for purposes of this definition.

“BDC” means AB Private Credit Investors Corporation, a Maryland corporation.

“BHC Act Affiliate” has the meaning assigned to such term in Section 12.21(b).

“Bond” means any obligation (other than a Senior Secured Note) that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or Participation Interest).

“Borrower” means ABPCI Private Funding II LLC, a limited liability company organized under the law of the State of Delaware.

“Borrower Affiliated Lender” means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Collateral Manager or any Person who, directly or indirectly, is in control or management of, or controlled or managed by, or is under common control or management with, the Borrower, the Collateral Manager or AllianceBernstein L.P.

“Borrower Order” means a written order or request dated and signed in the name of the Borrower by an Authorized Officer of the Borrower (or the Collateral Manager on behalf of the Borrower). For the avoidance of doubt, an order or request provided in an email or other electronic communication by an Authorized Officer of the Borrower (or by an Authorized Officer of the Collateral Manager on behalf of the Borrower) shall constitute a Borrower Order, unless the Agents otherwise request that such Borrower Order be in writing.

“Borrowing” has the meaning assigned to such term in Section 2.1.

“Borrowing Date” means the date of a Borrowing.

“Break-even Default Rate” means, with respect to the S&P Highest Ranking Class, as of any date of determination, the sum of: (a) 0.083248, plus (b) the product of (i) 3.388070 multiplied by (ii) the Weighted Average Spread, plus (c) the product of (i) 1.504860 multiplied by (ii) the Weighted Average S&P Recovery Rate.

“Bridge Loan” means any loan or other obligation that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located or, solely as it relates to Class A-D1 Borrowings and Class A-D2 Borrowings, Tokyo, Japan.

“Calculation Date” means the date that is eight (8) days prior to each Quarterly Payment Date, commencing in July 2026 and the last Calculation Date shall be the date that is eight (8) days prior to the Stated Maturity; provided that if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

“Capped Amounts” means any amounts in excess of the Cost of Funds Rate Cap on any Class A-R Loan or Class A-T Loan that pays interest based on the Cost of Funds Rate and that would otherwise be payable under this Agreement if not for the Cost of Funds Rate Cap; provided that Capped Amounts shall not be considered “due and payable” for purposes of this Agreement unless funds are available to pay such Capped Amounts on any Quarterly Payment Date in accordance with the Priority of Payments; it being understood and agreed that (a) the aggregate accrued and unpaid Capped Amounts shall be due and payable from available funds (including from the liquidation of the Collateral) on the date on which all Class A-R Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (b) with respect to any Class A-R Loans prepaid pursuant to Section 2.7(d), the aggregate accrued and unpaid Capped Amounts with respect to such Class A-R Loans shall be due and payable from available funds on the date of prepayment of such Class A-R Loans.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Collateral Loan” means a Collateral Loan (other than a Defaulted Loan or a PIKing Loan) with an S&P Rating of “CCC+” or lower.

“CCC Excess” means, with respect to any date of determination, an amount equal to the excess, if any, of (i) the Aggregate Principal Balance of all CCC Collateral Loans over (ii) 25.0% of the Total Capitalization as of such date of determination; provided that in determining which of the CCC Collateral Loans will be included in the CCC Excess, the CCC Collateral Loans with the lowest Market Value expressed as a percentage of par will be deemed to constitute such CCC Excess.

“CCC Excess Collateral Loan” means all or any portion of each Collateral Loan that is included in the CCC Excess.

“CFTC” means the Commodity Futures Trading Commission.

“Class” means each class of Loans that may be made hereunder, which are the Class A-R Loans, the Class A-T Loans, the Class A-D1 Loans and the Class A-D2 Loans.

“Class A-D Loans” means collectively, the Class A-D1 Loans and the Class A-D2 Loans.

“Class A-D1 Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-D1 Borrowing Date” has the meaning assigned to such term in Section 2.2(a)(ii).

“Class A-D1 Commitment” means, with respect to each Class A-D1 Lender, (i) on any date during the Class A-D1 Commitment Period, the commitment of such Class A-D1 Lender to make Class A-D1 Loans to the Borrower on each Class A-D1 Borrowing Date in the amount set forth opposite such Class A-D1 Lender’s name on the counterpart signature page to this Agreement delivered in accordance with the definition of “Class A-D1 Lender”, as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.15 or Section 12.5) from time to time in accordance with the terms of this Agreement and (ii) on any date after the end of the Class A-D1 Commitment Period, the outstanding principal balance (excluding any Undrawn Commitment) of such Class A-D1 Lender’s Class A-D1 Loans on such date.

“Class A-D1 Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which there are no principal amounts outstanding under the Class A-D1 Loans and all Undrawn Commitments in respect of the Class A-D1 Loans have been permanently reduced to zero pursuant to Section 2.7; and

(b) the date that is the last day of the Reinvestment Period.

“Class A-D1 Lender” means each Person that shall have become a party hereto by executing a counterpart signature page to this Agreement on or prior to each Class A-D1 Borrowing Date.

“Class A-D1 Loan” has the meaning assigned to such term in Section 2.1.

“Class A-D2 Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-D2 Borrowing Date” has the meaning assigned to such term in Section 2.2(a)(ii).

“Class A-D2 Commitment” means, with respect to each Class A-D2 Lender, (i) on any date during the Class A-D2 Commitment Period, the commitment of such Class A-D2 Lender to make Class A-D2 Loans to the Borrower on each Class A-D2 Borrowing Date in the amount set forth opposite such Class A-D2 Lender’s name on the counterpart signature page to this Agreement delivered in accordance with the definition of “Class A-D2 Lender”, as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.15 or Section 12.5) from time to time in accordance with the terms of this Agreement and (ii) on any date after the end of the Class A-D2 Commitment Period, the outstanding principal balance (excluding any Undrawn Commitment) of such Class A-D2 Lender’s Class A-D2 Loans on such date.

“Class A-D2 Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which there are no principal amounts outstanding under the Class A-D1 Loans and all Undrawn Commitments in respect of the Class A-D2 Loans have been permanently reduced to zero pursuant to Section 2.7; and

(b) the date that is the last day of the Reinvestment Period.

“Class A-D2 Lender” means each Person that shall have become a party hereto by executing a counterpart signature page to this Agreement on or prior to each Class A-D2 Borrowing Date.

“Class A-D2 Loan” has the meaning assigned to such term in Section 2.1.

“Class A-R Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-R Commitment” means, with respect to each Class A-R Lender, (i) on any date during the Class A-R Commitment Period, the amount set forth opposite such Class A-R Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may have been permanently reduced prior to such date (pursuant to Section 2.7) or increased (pursuant to Section 2.15 or Section 12.5) from time to time in accordance with the terms of this Agreement and (ii) on any date after the end of the Class A-R Commitment Period, the outstanding principal balance (excluding any Undrawn Commitment) of such Class A-R Lender’s Class A-R Loans on such date.

“Class A-R Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which (i) all Class A-R Loans have been converted to Class A-T Loans or (ii) there are no principal amounts outstanding under the Class A-R Loans and all Undrawn Commitments have been permanently reduced to zero pursuant to Section 2.7; and

(b) the last day of the Reinvestment Period;

provided that the Class A-R Commitment Period shall not end unless and until (i) the Net Aggregate Exposure Amount is equal to zero and (ii) if necessary, the Future Funding Reserve Loan has been made.

“Class A-R Conversion Date” means any Business Day on which Class A-R Loans are converted to Class A-T Loans pursuant to Section 2.7(h).

“Class A-R Lender” means each Person that is listed as a “Class A-R Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-R Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-R Loans.

“Class A-R Loan” has the meaning assigned to such term in Section 2.1(a).

“Class A-T Lender” means each Person that is listed as a “Class A-T Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-T Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-T Loans.

“Class A-T Loan” means any Class A-R Loan converted to a Class A-T Loan on a Class A-R Conversion Date.

“Closing Date” means December 18, 2025.

“Closing Expense Account” means the account established pursuant to Section 8.3(e).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administration Agreement” means the Amended and Restated Collateral Administration Agreement dated as of the Closing Date among the Borrower, the Collateral Manager and the Collateral Administrator, as amended from time to time.

“Collateral Administrator” means U.S. Bank, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Agent” means U.S. Bank, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the fee letter, dated on or about the Closing Date, between the Collateral Manager on behalf of the Borrower and the Collateral Agent. Any reference in this Agreement to an amount of Collateral Agent’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days elapsed in the applicable Due Period divided by 360 and shall be based on the Aggregate Principal Balance of the Collateral as of the first day of the related Due Period.

“Collateral Loan” means a Senior Secured Loan, a Second Lien Loan, a Qualified First Lien Loan, a First Lien/Last Out Loan or a Senior Secured Note (or Participation Interest in any of the foregoing), pledged by the Borrower to the Collateral Agent that, as of the date the Borrower enters into a binding commitment to acquire such obligation, meets each of the following criteria:

(i) is able to be pledged to the Collateral Agent pursuant to its Related Contracts;

(ii) is an obligation of an Obligor Domiciled in the United States (or any state thereof but excluding any territory thereof) or an Approved Foreign Jurisdiction;

(iii) is Dollar denominated and is neither convertible by the Obligor thereof into, nor payable in, any other currency, and is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction);

(iv) is not a Defaulted Loan or a Credit Risk Loan;

(v) is not an Equity Security, a component of an Equity Security, an Equity Kicker (including any Equity Security acquired as part of a “unit” in connection with the acquisition of a Collateral Loan) or exchangeable or convertible into an Equity Security;

(vi) has an S&P Rating;

(vii) does not have (A) an “f,” “p,” “t” or “sf” subscript assigned by S&P or (B) an “sf” subscript assigned by any other rating agency;

(viii) does not pay interest less frequently than semi-annually;

(ix) is not a Structured Finance Obligation, a finance lease or chattel paper;

(x) provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(xi) does not mature after the earliest Stated Maturity of the Loans;

(xii) is not a Real Estate Loan;

(xiii) does not constitute Margin Stock;

(xiv) the Borrower will receive payments due under the terms of such asset and proceeds from disposing of such asset free and clear of withholding tax, other than with respect to (A) FATCA withholding or (B) withholding tax as to which the Obligor must make additional payments so that the net amount received by the Borrower after satisfaction of such tax is the amount due to the Borrower before the imposition of any withholding tax; provided that this clause (xiv) shall not apply to commitment fees and other similar fees;

(xv) is not a debt obligation whose repayment is subject to material non-credit related risk (such as the occurrence of a catastrophe) as determined by the Collateral Manager;

(xvi) except for Delayed Funding Loans and Revolving Collateral Loans, is not an obligation pursuant to which any future advances or payments to the Obligor thereof may be required to be made by the Borrower;

(xvii) is not a Non-Recourse Loan, a Zero Coupon Loan, a Bridge Loan, an interest-only obligation, a Step-Up Loan or a Step-Down Loan;

(xviii) will not require the Borrower or the pool of Collateral to be registered as an investment company under the Investment Company Act;

(xix) if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (a) a Selling Institution incorporated or organized under the laws of the United States (or any state thereof but excluding any territory thereof) or any U.S. branch of a Selling Institution incorporated or organized outside the United States or (b) with respect to Collateral Loans the Obligors of which are organized or incorporated in an Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction), a Selling Institution organized or incorporated in an Approved Foreign Jurisdiction (other than an Approved Tax Jurisdiction), in each case to the extent such Selling Institution satisfies the S&P Counterparty Criteria;

(xx) is not the subject of an Offer of exchange, or tender by its Obligor, for Cash, securities or any other type of consideration other than (a) a Permitted Offer or (b) an exchange offer in which a security that is not registered under the Securities Act is exchanged for a security that has substantially identical terms (except for transfer restrictions) but is registered under the Securities Act or a security that would otherwise qualify for acquisition under the Eligibility Criteria described herein;

(xxi) other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate, SOFR or other Reference Rate or (b) a similar interbank offered rate, commercial deposit rate or any other index;

(xxii) is Registered;

(xxiii) is not a Synthetic Security;

(xxiv) neither is nor supports a letter of credit (other than any letter of credit sub-facility that is part of a Revolving Collateral Loan and which letter of credit neither is issued by the Borrower nor requires the Borrower to collateralize its commitment or deposit the amount thereof in trust);

(xxv) is not an interest in a grantor trust;

(xxvi) is not (a) a Bond (or any other type of debt security that is not a loan or a participation therein), (b) a derivative or (c) a commodity forward contract;

(xxvii) is not a Related Loan;

(xxviii) is not a repurchase obligation;

(xxix) is acquired at a price at least equal to 85% of its outstanding principal balance;

(xxx) has an S&P Rating of at least “CCC-”;

(xxxi) if it is a PIK Loan, it is a Permitted PIK Loan;

(xxxii) is not an ESG Collateral Loan; and

(xxxiii) is not a Cov-Lite Loan unless it is a Senior Secured Loan.

“Collateral Management Agreement” means the Amended and Restated Collateral Management Agreement dated as of the date hereof between the Borrower and the Collateral Manager, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fee” means the Senior Collateral Management Fee and the Subordinated Collateral Management Fee.

“Collateral Manager” means AB Private Credit Investors LLC, a Delaware limited liability company, or any successor in such capacity in accordance with the Collateral Management Agreement.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans (excluding any Excess Concentration Amounts) owned (or in relation to a proposed acquisition of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Minimum Weighted Average S&P Spread Test;

(b) the Minimum Weighted Average Fixed Rate Coupon Test;

(c) the Maximum Weighted Average Life Test;

(d) the S&P CDO Monitor Test; and

(e) the Minimum Weighted Average S&P Recovery Rate Test.

“Collateral Report” has the meaning set forth in Section 5.1(h).

“Collateral Report Determination Date” means, with respect to any calendar month, the eighth Business Day prior to the 27th day of each calendar month.

“Collection Account” means the account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commercial Paper Funding” means, with respect to any Class A-R Loan or any Class A-T Loan funded by a CP Lender, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Class A-R Loan or Class A-T Loan with funds provided by the issuance of Commercial Paper Notes.

“Commercial Paper Funding Period” means, with respect to any Class A-R Loan or Class A-T Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Class A-R Loan or Class A-T Loan is funded by a Commercial Paper Funding.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit in the commercial paper market from time to time.

“Commercial Paper Rate” means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of such Commercial Paper Notes and/or a commercial paper conduit providing funding to a CP Conduit, plus (ii) if not included in the calculations in clause (i), the commissions, fees and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps, the cost of funding odd lots or small dollar amounts) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or funding agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

“Commitment Fee” has the meaning set forth in Section 2.6(a).

“Commitment Fee Amount” means, with respect to the Class A-R Loans as of any Quarterly Payment Date, the sum of (a) the aggregate amount of Commitment Fee accrued during the related Interest Period plus (b) any Commitment Fee Amount due but not paid on any prior Quarterly Payment Date.

“Commitment Shortfall” means the amount by which:

(a) the aggregate Unfunded Amount exceeds

(b) the sum of (i) the aggregate Undrawn Commitments at such time plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

“Commitments” means, collectively, the obligations of the Lenders to make Loans under this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Concentration Limitations” means limitations satisfied as of any date of determination during the Reinvestment Period (provided that the Concentration Limitations shall continue to apply after the Reinvestment Period for purposes of determining whether the Repurchase and Substitution Qualification Conditions are satisfied) if, in the aggregate, the Collateral Loans owned (or, in relation to a proposed acquisition of a Collateral Loan, proposed to be owned therein) by the Borrower comply with all of the requirements set forth below (or in relation to a proposed acquisition, if not in compliance, the relevant requirements must be maintained or improved after giving effect to the acquisition), calculated in each case in accordance with the procedures set forth in Section 1.3 herein, calculated as a percentage of Total Capitalization:

(i) [reserved];

(ii) (a) not more than 7.5% may consist of Qualified First Lien Loans, First Lien/Last Out Loans, Second Lien Loans and Senior Secured Notes in the aggregate, (b) not more than 5.0% may consist of Second Lien Loans and (c) not more than 5.0% may consist of Senior Secured Notes;

(iii) not more than 10.0% may consist of Fixed Rate Obligations;

(iv) not more than 5.0% may consist of Current Pay Loans;

(v) not more than 4.0% may consist of Collateral Loans issued by a single Obligor and its Affiliates, except that Collateral Loans issued by up to four Obligors and their respective Affiliates may each constitute up to 5.0%; provided that not more than 2.5% may consist of Collateral Loans issued by a single Obligor and its Affiliates that are Second Lien Loans;

(vi) not more than 12.5% may consist of Collateral Loans that are issued by Obligors that belong to any single S&P Industry Classification, except that the largest S&P Industry Classification may represent up to 20.0%, the second largest S&P Industry Classification may represent up to 17.0% and the third largest S&P Industry Classification may represent up to 15.0%;

(vii) not more than 5.0% may consist of DIP Loans;

(viii) not more than 15.0% may consist of Collateral Loans that pay interest less frequently than quarterly;

(ix) not more than 15.0% may consist, in the aggregate, of Revolving Collateral Loans and any undrawn commitments with respect to Delayed Funding Loans;

(x) not more than 10.0% may consist of Obligors Domiciled in an Approved Foreign Jurisdiction;

(xi) not more than 40.0% may consist of Cov-Lite Loans; provided that not more than 0.0% may consist of Cov-Lite Loans with respect to which the related Obligor has a trailing twelve-month EBITDA of less than $40,000,000 as measured at the time of such Collateral Loan’s acquisition or origination based on the most recent financial information provided by such Obligor;

(xii) not more than 20.0% may consist of Participation Interests;

(xiii) not more than 5.0% may consist of Permitted PIK Loans; provided that an additional 25.0% may consist of Permitted PIK Loans (Type 2);

(xiv) not more than 15.0% may consist of Discount Loans;

(xv) not more than 25.0% may consist of CCC Collateral Loans;

(xvi) not more than 8.0% may consist, in the aggregate, of Eligible Recurring Revenue Loans and Hybrid Asset-Based Loans; provided that not more than 5.0% may consist of Hybrid Asset-Based Loans;

(xvii) not more than 15.0% may consist, in the aggregate, of Collateral Loans issued by an Obligor that has a trailing twelve month EBITDA of less than $10,000,000, as measured at the time of such Collateral Loan’s acquisition or origination based on the most recent financial information provided by such Obligor;

(xviii) not more than 0.0% may consist of PIKing Loans;

(xix) not more than 15.0% may consist of Collateral Loans as to which the S&P Rating is derived from a publicly monitored rating by Moody’s (but not from a replacement of Moody’s selected in accordance with the definition of “Rating Agency”); and

(xx) not more than 0.0% may consist of Long-Dated Obligations.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

“Conduit Support Provider” means, without duplication, (i) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (ii) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Contribution” has the meaning assigned to such term in Section 6.5.

“Controlled Affiliate” means, with respect to an Affiliate, (i) any Affiliate that is the Borrower, the Collateral Manager or the Retention Provider, (ii) any Affiliate who, directly or indirectly, is in control of, or controlled by, or is under common control with, the Borrower, the Collateral Manager, the Retention Provider or (iii) for so long as AB Private Credit Investors LLC or any Affiliate thereof is the Collateral Manager, any other Affiliate who, directly or indirectly, is controlled by AllianceBernstein L.P.; provided that, except as set forth in the following proviso, no Person in control of AllianceBernstein L.P. shall be deemed to be a Controlled Affiliate under clause (ii) above.

“Controversial Weapons” means antipersonnel landmines, cluster weapons, chemical weapons, biological weapons and nuclear weapons.

“Converted Class A-R Loans” has the meaning set forth in Section 2.7(h).

“Corporate Trust Office” means the corporate trust office of the Collateral Agent, the Custodian, the Collateral Administrator and the Securities Intermediary currently located at U.S. Bank Trust Company, National Association, 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Global Corporate Trust/Chris Consomer – ABPCI Private Funding II LLC, email: christopher.consomer@usbank.com or such other address as the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary may designate from time to time by notice to the Borrower, the Administrative Agent, and the Lenders or the principal corporate trust office of any successor Collateral Agent, Custodian, Collateral Administrator or Securities Intermediary.

“Cost of Funds Rate” means, with respect to any Class A-R Loan or Class A-T Loan funded by a CP Lender that is not a CP SOFR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Class A-R Loan or Class A-T Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

“Cost of Funds Rate Cap” means, for any Interest Period, the sum of (i) Term SOFR Rate applicable to such Interest Period plus (ii) 0.15% per annum.

“Cov-Lite Loan” means a Collateral Loan the Related Contracts for which (i) do not contain any financial covenants or (ii) require the Obligor thereunder to comply with an Incurrence Covenant, but do not require the Obligor thereunder to comply with a Maintenance Covenant.

“Coverage Tests” means each of the Overcollateralization Ratio Test and the Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Interest Reserve Account, the Payment Account, the Lender Collateral Account, the Closing Expense Account and any subaccounts of each of the foregoing.

“Covered Entity” has the meaning assigned to such term in Section 12.21(b).

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means a CP Conduit that is a Class A-R Lender or a Class A-T Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“CP SOFR Lender” means a CP Conduit that has elected in a written notice to the Borrower, the Administrative Agent and the Collateral Agent to have its Class A-R Loans or Class A-T Loans accrue interest by reference to the Term SOFR Rate.

“Credit Facility” means, with respect to any Class A-R Loan or Class A-T Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Class A-R Loan or Class A-T Loan, and any guaranty of any such agreement or facility.

“Credit Funding” means, with respect to any Class A-R Loan or Class A-T Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Class A-R Loan or Class A-T Loan with funds provided under a Credit Facility.

“Credit Funding Period” means, with respect to any Class A-R Loan or Class A-T Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Class A-R Loan or Class A-T Loan is funded by a Credit Funding.

“Credit Funding Rate” means, with respect to any Credit Funding on any day, the per annum rate of interest provided for in the relevant Credit Facility on such day.

“Credit Improved Loan” means (a) if a Restricted Trading Period is not in effect, any Collateral Loan that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of acquisition, which judgment may (but need not) be based on one or more of the following facts:

(i) it has a market price that is greater than the price that is warranted by its terms and credit characteristics, or improved in credit quality since its acquisition by the Borrower;

(ii) the Obligor of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was acquired by the Borrower;

(iii) the Obligor of such Collateral Loan since the date on which such Collateral Loan was acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor;

(iv) with respect to which one or more of the following criteria applies: (1) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by the Rating Agency since the date on which such Collateral Loan was acquired by the Borrower; (2) the Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such Collateral Loan would be at least 101% of its acquisition price; (3) the price of such Collateral Loan has changed during the period from the date on which it was acquired by the Borrower to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index over the same period; (4) the spread over the applicable reference rate for such Collateral Loan has been decreased in accordance with the underlying Collateral Loan since the date of acquisition by (1) 0.25% or more (in the case of a loan with a spread (prior to such decrease) less than or equal to 2.00%), (2) 0.375% or more (in the case of a loan with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a loan with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related Obligor’s financial ratios or financial results; (5) with respect to Fixed Rate Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of acquisition by the Borrower; or (6) such Collateral Loan has a Market Value above the higher of (i) par and (ii) the original acquisition price paid by the Borrower for such Collateral Loan; or

(v) the Obligor in respect of such Collateral Loan has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) that is expected to be more than 1.15 times such Obligor’s current year’s projected cash flow interest coverage ratio; and

(b) if a Restricted Trading Period is in effect, any Collateral Loan: (i) with respect to which one or more of the criteria referred to in clause (a)(iv) above applies; or (ii) with respect to which the Majority Lenders consent to treat such Collateral Loan as a Credit Improved Loan.

“Credit Risk Loan” means (a) if a Restricted Trading Period is not in effect, any Collateral Loan that in the Collateral Manager’s commercially reasonable business judgment has a significant risk of declining in credit quality or market value, which judgment may (but need not) be based on one or more of the following facts:

(i) such Collateral Loan has been downgraded or put on a watch list for possible downgrade by the Rating Agency since the date on which such Collateral Loan was acquired by the Borrower;

(ii) the price of such Collateral Loan has changed during the period from the date on which it was acquired by the Borrower to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of an Eligible Loan Index;

(iii) the Market Value (which is not determined pursuant to clause (iv) or (v) of the definition thereof) of such Collateral Loan has decreased by at least 1.00% of the price paid by the Borrower for such Collateral Loan;

(iv) the spread over the applicable reference rate for such Collateral Loan has been increased in accordance with the underlying Collateral Loan since the date of acquisition by (1) 0.25% or more (in the case of a Collateral Loan with a spread (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Loan with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Loan with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related Obligor’s financial ratios or financial results;

(v) the Obligor in respect of such Collateral Loan has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of less than 1.00 or that is expected to be less than 0.85 times such Obligor’s current year’s projected cash flow interest coverage ratio; or

(vi) with respect to Fixed Rate Obligations, an increase since the date of acquisition by the Borrower of more than 7.5% in the difference between the yield on such Collateral Loan and the yield on the relevant United States Treasury security; and

(b) if a Restricted Trading Period is in effect, any Collateral Loan: (i) with respect to which one or more of the criteria referred to in clauses (a)(i) through (iv) above applies; or (ii) with respect to which the Majority Lenders consent to treat such Collateral Loan as a Credit Risk Loan.

“Current Pay Excess” has the meaning specified in the definition of Current Pay Loan.

“Current Pay Loan” means a Collateral Loan (other than a DIP Loan) that would otherwise be a Defaulted Loan as to which (i) all scheduled payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Collateral Manager reasonably expects that such remaining scheduled payments due will be paid in cash, (ii) the Market Value (which is not determined pursuant to clause (iv) of the definition thereof) of such Collateral Loan is at least 80% of par and (iii) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest due and payable on such Collateral Loan and all scheduled payments due and payable thereunder have been paid in Cash when due; provided that to the extent that more than 5.0% of the Total Capitalization would otherwise constitute Current Pay Loans, one or more Collateral Loans (or a portion thereof) designated by the Borrower having a Principal Balance at least equal to such excess shall be deemed not to constitute Current Pay Loans and shall instead constitute Defaulted Loans (the “Current Pay Excess”); provided, further, that in determining which of the Current Pay Loans will be included in the Current Pay Excess, the Current Pay Loans with the lowest Market Value expressed as a percentage of par will be deemed to constitute such Current Pay Excess.

“Current Portfolio” means, at any time, the portfolio of Collateral Loans and Eligible Investments in the Collateral, representing Principal Proceeds (determined in accordance with Section 1.3 to the extent applicable) then held by the Borrower.

“Custodial Account” means the account established pursuant to Section 8.4(a).

“Custodian” has the meaning set forth in Section 8.4(a).

“Daily Report” has the meaning set forth in Section 8.9(a).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

“Default Differential” means, with respect to the S&P Highest Ranking Class, as of any date of determination, the rate calculated by subtracting the Scenario Default Rate at such time from the Adjusted Break-even Default Rate at such time.

“Default Rate Dispersion” means, as of any date of determination, the number obtained by (a) summing the products for each Collateral Loan (other than Defaulted Loans) of (i) the absolute value of (x) the S&P Rating Factor of such Collateral Loan minus (y) the S&P Weighted Average Rating Factor multiplied by (ii) the Principal Balance at such time of such Collateral Loan and (b) dividing such sum by the Aggregate Principal Balance on such date of all Collateral Loans (other than Defaulted Loans).

“Default Right” has the meaning assigned to such term in Section 12.21(b).

“Defaulted Loan” means any Collateral Loan as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b) a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor which is senior or pari passu in right of payment to such Collateral Loan after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor and secured by the same collateral;

(c) except in the case of a DIP Loan, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) such Collateral Loan has an S&P Rating of “SD”, “D” or “CC” or lower, or had such a rating immediately before such rating was withdrawn;

(e) the Collateral Manager knows such Collateral Loan is pari passu or subordinate in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has an S&P Rating of “SD”, “D” or “CC” or lower, or had such rating immediately before such rating was withdrawn; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor and is secured by the same collateral;

(f) a default known to the Collateral Manager under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned Collateral Loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned Collateral Loan) in a loan that would, if such loan were a Collateral Loan, constitute a “Defaulted Loan” (other than under this clause (h)) or with respect to which the Selling Institution has an S&P Rating of “SD”, “D” or “CC” or lower or had such rating immediately before such rating was withdrawn; or

(i) the Collateral Manager has in accordance with the Servicing Standard otherwise declared such Collateral Loan to be a “Defaulted Loan” and has not rescinded such declaration; or

(j) such Collateral Loan has been placed on non-accrual status by the Collateral Manager;

provided that Current Pay Loans shall not be considered to be Defaulted Loans, except that Current Pay Loans (or portions thereof, as applicable) in excess of 5.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of “Current Pay Loan”.

“Defaulting Lender” means a Lender that has at any time (i) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission) or (ii) notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements under which it shall have committed to extend credit.

“Delayed Funding Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Contracts, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; but any such Collateral Loan shall be a Delayed Funding Loan only until all commitments by the Borrower to make advances to the Obligor expire or are terminated or are reduced to zero.

“Designated Maturity” means three months; provided, that for the first Interest Period following the Closing Date, “Designated Maturity” shall mean six months.

“DIP Loan” means a loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Loan” means any Collateral Loan which was acquired (as determined without averaging prices of acquisitions on different dates) for less than (a) 80.0% of its principal balance, or (b) if such Collateral Loan has an S&P Rating below “B-”, 85.0% of its principal balance; provided that (x) such Collateral Loan shall cease to be a Discount Loan at such time as the Market Value (which is not determined pursuant to clause (iv) of the definition thereof) (expressed as a percentage of the par amount of such Collateral Loan) determined for such Collateral Loan on each day during any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Loan, equals or exceeds 90% of its Principal Balance as of the end of each day during such 30 consecutive day period, (y) any Collateral Loan that would otherwise be considered a Discount Loan, but that is acquired in accordance with the Eligibility Criteria with the proceeds of the sale of a Collateral Loan that was not a Discount Loan at the time of its acquisition, will be deemed not to be a Discount Loan so long as such acquired Collateral Loan (A) is acquired or committed to be acquired within five Business Days of such sale, (B) is acquired at an acquisition price (expressed as a percentage of the par amount thereof) equal to or greater than the sale price of the sold Collateral Loan, (C) is purchased at a price not less than 85.0% of its principal balance, (D) has an S&P Rating equal to or greater than the S&P Rating of the sold Collateral Loan and (E) has a stated maturity shorter than or equal to the stated maturity of the sold Collateral Loan, and (z) clause (y) above in this proviso shall not apply to any such Collateral Loan at any time on or after the acquisition by the Borrower of such Collateral Loan if, as determined at the time of such acquisition, such application would result in (A) more than 5.0% of the Total Capitalization consisting of Collateral Loans to which such clause (y) has been applied (or more than 2.5% of the Total Capitalization consisting of Collateral Loans to which such clause (y) has been applied if the purchase price of the Collateral Loan is less than 75% of its principal balance) or (B) the Aggregate Principal Balance of all Collateral Loans to which such clause (y) has been applied since the Closing Date being more than 10% of the Reinvestment Target Par Balance.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule E hereto.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Loan: (a) except as provided in clauses (b) or (c) below, its country of organization; (b) if it is organized in an Approved Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor); or (c) if its payment obligations in respect of such Collateral Loans are guaranteed by a person or entity that is organized in the United States, then the United States (provided that such guarantee complies with the applicable Moody’s and S&P criteria with respect to guarantees).

“Downgrade Notice” has the meaning set forth in Section 8.3(b).

“Downgraded Lender” means a Lender that fails to be an Approved Lender in accordance with the terms of such definition.

“Due Date” means each date on which a Distribution is due on a Collateral Loan.

“Due Period” means, with respect to any Quarterly Payment Date, the period commencing on the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Payment Date).

“EBA” means the European Banking Authority (including any successor or replacement organization thereto).

“EBITDA” means earnings before interest, taxes, depreciation and amortization (determined, for any Collateral Loan, in the manner provided in the Related Contracts).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EIOPA” means the European Insurance and Occupational Pensions Authority (including any successor or replacement organization thereto).

“Eligibility Criteria” means, as of the date of each acquisition or origination of a debt obligation (including in connection with a substitution pursuant to Section 10.1(b)), each of the following:

(i) each Concentration Limitation is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing (or, if not satisfied immediately prior to such acquisition, origination or applicable Borrowing, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition, origination or applicable Borrowing);

(ii) each component of the Collateral Quality Test is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing (or, if not satisfied immediately prior to such acquisition, origination or applicable Borrowing, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition, origination or applicable Borrowing);

(iii) each Coverage Test is be satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing;

(iv) the Senior Advance Rate Test is satisfied immediately after giving effect to such acquisition, origination or applicable Borrowing;

(v) each of the criteria in the definition of “Collateral Loan” is satisfied with respect to such acquisition or origination of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such acquisition or origination of such debt obligation;

(vi) the date on which the Borrower (or the Collateral Manager on its behalf) commits to acquire such Collateral Loan occurs during the Reinvestment Period;

(vii) the EU/UK Origination Requirement will be satisfied with respect thereto; and

(viii) no EU/UK Retention Deficiency would occur as a result of, and immediately after giving effect to, any such acquisition.

“Eligibility Criteria Adjusted Balance” means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that for all purposes the Eligibility Criteria Adjusted Balance of:

(a) any Discount Loan shall be the purchase price of such Discount Loan;

(b) any Long-Dated Obligation shall be an amount equal to 70% multiplied by the Principal Balance of such Long-Dated Obligation (but no greater than the par value of such Long-Dated Obligation); and

(c) any Collateral Loan included in the CCC Excess Collateral Loan shall be the Market Value of such Collateral Loan;

provided, further, that the Eligibility Criteria Adjusted Balance for any Collateral Loan that satisfies more than one of the definitions of Discount Loan or Long-Dated Obligation or is in a CCC Excess Collateral Loan shall be the lowest amount determined pursuant to clauses (a), (b) and (c) above.

“Eligible Account Bank” means (a) an institution that has a combined capital and surplus of at least $200,000,000 and (b) either is (i) a federal or state-chartered depository institution which has a long-term issuer rating from S&P of at least “A” and a short-term issuer rating from S&P of at least “A-2” (or a long-term issuer rating of at least “A+” by S&P if such institution has no short-term rating) or (ii) a segregated trust account with the corporate trust department of a federal or state-chartered depository institution which has a long-term issuer rating from S&P of at least “BBB+”, and in the case of (i) and (ii), is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b).

“Eligible First Lien Tranches” means, with respect to a Collateral Loan, one or more tranches (inclusive of any revolving loan commitments) funded under the applicable Related Contract that, in the case of an event of default under the applicable Related Contract, are treated as first lien loans (for which purposes an Obligor’s obligations thereunder in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations or Senior Revolver Facilities shall be deemed not to constitute such first lien loans).

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, a ratings requirement satisfied if such obligation or security (or the sovereign guaranteeing such obligation or security) has both a long-term and a short-term issue credit rating from S&P, such ratings are “A” and “A-1” or better (or, in the absence of a short-term credit rating, “A+” or better).

“Eligible Investments” means Cash or Dollar investment that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), (x) matures (or are putable at par to the issuer thereof) no later than the earlier of (A) 60 days after the date of acquisition thereof or (B) the Business Day prior to the next Quarterly Payment Date unless such Eligible Investments are issued by the Collateral Agent in its capacity as a banking institution, in which event such Eligible Investments may mature on such Quarterly Payment Date, and (y) is one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy the Eligible Investment Required Ratings;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) commercial paper (excluding extendible commercial paper or asset backed commercial paper) which satisfies the Eligible Investment Required Ratings;

(iv) offshore money market funds which have, at all times, credit ratings of “AAAm” by S&P; and

(v) Cash;

provided that (1) Eligible Investments acquired with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein; and (2) none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has an “f,” “p,” “sf” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis (other than any withholding tax imposed pursuant to FATCA), (d) such obligation or security is secured by real property, (e) such obligation or security is acquired at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is the subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks, (h) such obligation is a Structured Finance Obligation or (i) such obligation or security is represented by a certificate of interest in a grantor trust. Eligible Investments may include, without limitation, those investments issued by or made with U.S. Bank or for which U.S. Bank or the Collateral Agent or an Affiliate of U.S. Bank or the Collateral Agent provides services and receives compensation (provided that such investment meets the foregoing requirements of this definition).

“Eligible Loan Index” means one of the following indices as selected by the Collateral Manager in writing delivered to the Administrative Agent, the Collateral Agent and the Collateral Administrator upon acquisition of such Collateral Loan: CS Leveraged Loan Index (formerly CSFB Leveraged Loan Index), the Deutsche Bank Leveraged Loan Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Banc of America Securities Leveraged Loan Index, the Morningstar/LSTA Leveraged Loan Indices (formerly the S&P/LSTA Leveraged Loan Indices) or any other loan index for which the Rating Condition has been obtained.

“Eligible Recurring Revenue Loan” means any Senior Secured Loan issued by an Obligor that (i) provides software or technology-enabled services and solutions, (ii) is underwritten on the basis of debt to recurring revenue, (iii) at the time of acquisition, has a loan-to-value ratio of less than 40%, (iv) has an enterprise value greater than $100,000,000, (v) has a trailing twelve-month EBITDA of less than $5,000,000 and (vi) is not a Cov-Lite Loan or a PIKing Loan.

“Equity Kicker” means a warrant (or other “attached” Equity Security) that is received with respect to a Loan or acquired as part of a “unit” with a Collateral Loan.

“Equity Security” means any security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal at a stated maturity and any other security or loan asset that at the time of acquisition, conversion or exchange is not eligible for acquisition by the Borrower as a Collateral Loan and is not an Eligible Investment, it being understood that Equity Securities may not be acquired by the Borrower but may be received by the Borrower in exchange for a Collateral Loan or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for the purposes of Section 412 of the Code and Section 302 of ERISA, Section 414(m) or (o) of the Code or Section 4001 of ERISA, with the Borrower.

“ESG Collateral Loan” means, in the sole determination of the Collateral Manager as of the related trade date, any debt obligation or debt security where the consolidated group to which the relevant obligor belongs is a group whose Primary Business Activity is any of the following: (i) the speculative extraction of oil and gas from tar sands and arctic drilling, thermal coal mining or the generation of electricity using coal; (ii) the production of palm oil; (iii) the production or distribution of opioids; (iv) the operation, management or provider of services to private prisons; (v) (a) the production of or trade in Controversial Weapons; or (b) the production of or trade in components or services that have been specifically designed or designated for military purposes for the functioning of Controversial Weapons; (vi) the trade in: (a) the following items to the extent the production or trade of any such item is banned by applicable global conventions and agreements: hazardous chemicals, pesticides and wastes, ozone depleting substances, endangered or protected wildlife or wildlife products; (b) pornography or prostitution; (c) tobacco or tobacco-related products; (d) predatory lending or payday lending activities; (e) cannabis; or (f) cryptocurrency; (vii) businesses involving child labor, forced labor or human trafficking; (viii) businesses in conflict-affected and high-risk areas; (ix) wood biomass power generation; or (x) large-scale hydroelectric power generation.

“ESMA” means the European Securities and Markets Authority (including any successor or replacement organization thereto).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU/UK Origination Requirement” means the requirement which will be satisfied if, on any Origination Measurement Date:

(a) the Aggregate Principal Balance of all Collateral Loans in respect of which the Retention Provider is acting as an “originator” for the purpose of the EU/UK Securitisation Regulations; divided by

(b) the Aggregate Principal Balance of all Collateral Loans and Eligible Investments that represent Principal Proceeds owned by the Borrower (including any Collateral Loans and Eligible Investments that represent Principal Proceeds that the Borrower has made a binding commitment to acquire), is greater than 50%.

“EU/UK Reporting Effective Date” means the Closing Date.

“EU/UK Retained Amount” has the meaning assigned to such term in the EU/UK Retention Letter.

“EU/UK Retention Deficiency” means an event which shall occur if the Loans (if any) and the membership interests held by the Retention Provider are insufficient to constitute the EU/UK Retained Amount.

“EU/UK Retention Letter” means the amended and restated letter relating to the retention of the EU/UK Retained Amount from the Retention Provider and addressed to the Borrower, the Administrative Agent and any Affected Lender (as amended, replaced, updated or otherwise modified from time to time).

“EU/UK Securitisation Regulations” means the requirements contained in the EU Securitisation Regulation and the UK Securitisation Framework.

“EU/UK Transparency Requirements” means collectively, the EU Transparency Requirements and the UK Transparency Requirements.

“EU Affected Lender” means a Lender which is an “institutional investor” as such term is defined in Article 2(12) of the EU Securitisation Regulation.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation (as amended by Regulation (EU) 2021/557 of the European Parliament and of the Council of March 31, 2021 and from time to time), including any regulatory technical standards, implementing technical standards and any official guidance published in relation thereto by the European Supervisory Authorities and/or the European Commission, and any implementing laws or regulations.

“EU Transparency Requirements” means the transparency requirements set out in Article 7 of the EU Securitisation Regulation.

“European Supervisory Authorities” means, together, the EBA, the ESMA and the EIOPA.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess CCC Adjustment Amount” means, as of any date of determination, an amount equal to the excess, if any, of:

(a) the Aggregate Principal Balance of all CCC Excess Collateral Loans; over

(b) the sum of the Market Values of all CCC Excess Collateral Loans.

“Excess Concentration Amount” means, without duplication, at any time in respect of which any one or more of the Concentration Limitations are exceeded, all or any portion of each Collateral Loan that causes such Concentration Limitations to be exceeded.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Future Funding Reserve Account on such date; over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the last day of the Reinvestment Period, the aggregate Undrawn Commitments on such date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to each Lender and the Administrative Agent or required to be withheld or deducted from a payment to such Person, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of any Lender or the Administrative Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (y) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (z) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Lender or the Administrative Agent’s failure to comply with Section 11.4(d) and (iv) any U.S. federal withholding Taxes withheld pursuant to FATCA.

“Exposure Amount” as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“Fallback Rate” means the reference rate (which may include a Base Rate Modifier identified by the Collateral Manager and, if applicable, the methodology for calculating such reference rate) determined by the Collateral Manager (in its sole discretion) giving due consideration to (x) if 50% or more of the Collateral Loans are quarterly pay Floating Rate Obligations, the reference rate being used in the greatest number of the quarterly pay Floating Rate Obligations or (y) the reference rate that is being used in the greatest number of the new-issue collateralized loan obligation transactions priced in the one month prior to the applicable date of determination in which the applicable issuer(s) have issued quarterly pay floating rate securities that bear interest based on a reference rate other than the Term SOFR Rate.

“Fallback Rate Loans” means Loans accruing interest at an Applicable Rate based upon the Fallback Rate Loans.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, guidance notes, rules or practices adopted pursuant to any such intergovernmental agreements.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“First Lien/Last Out Loan” means a Collateral Loan that would be a Senior Secured Loan but for the fact that, in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more Eligible First Lien Tranches.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Loan that bears a floating rate of interest.

“Future Funding Reserve Account” means the account established pursuant to Section 8.3(b).

“Future Funding Reserve Loan” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hedge Agreement” means an interest rate swap or foreign exchange swap between the Borrower and any Hedge Counterparty, as amended from time to time, and any replacement agreement that is an interest rate swap or foreign exchange swap entered into in accordance with this Agreement.

“Hedge Counterparty” means any one or more institutions entering into or guaranteeing a Hedge Agreement with the Borrower that satisfies the Required Hedge Counterparty Rating that has entered into a Hedge Agreement with the Borrower, including any permitted assignee or successor under the Hedge Agreements.

“Hybrid Asset-Based Loan” means any Senior Secured Loan issued by an Obligor that (i) is primarily underwritten on the basis of such Obligor’s sale of discrete, separable assets, including, without limitation, cellular tower leases and security alarm monitoring contracts, (ii) at the time of acquisition, has an enterprise value greater than $100,000,000, (iii) has a trailing twelve month EBITDA of less than $5,000,000, (iv) at the time of acquisition, has a loan-to-value ratio of less than 45% and (v) is not a Cov-Lite Loan or a PIKing Loan.

“Increased Commitment Date” means the date of the effectiveness of the Increased Commitments and/or Additional Loans pursuant to the terms of this Agreement.

“Increased Commitments” has the meaning set forth in Section 2.15(a).

“Increased Costs” means any amounts due pursuant to Section 2.9 and/or Article XI.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of the Obligations of, the Borrower under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Industry Diversity Measure” means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Industry Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P Industry Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans).

“Information” means S&P’s “Credit FAQ: Anatomy Of A Credit Estimate: What It Means And How We Do It” dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Initial Lender” means each of Natixis, Versailles Assets LLC, any of their respective Affiliates and any other CP Conduit managed or supported by Natixis (or any of its Affiliates).

“Initial Rating” means the rating given to the Loans by S&P as of the Closing Date.

“Interest Coverage Amount” means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (including, for any Permitted PIK Loan, only the required current cash pay interest expected to be received on the underlying loan and other Interest Proceeds actually received on such Permitted PIK Loan, and excluding Defaulted Loans to the extent set forth in the definition of “Interest Proceeds”) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period; (d) all regularly scheduled amounts due and payable to the Borrower under Hedge Agreements during the then-current Due Period; and (e) amounts on deposit in the Interest Reserve Account.

“Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A) through (C) of Section 9.1(a)(i) by

(b) the sum of (i) all interest due on the Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the Class A-R Loans on the related Quarterly Payment Date.

“Interest Coverage Ratio Test” means a test satisfied on any Measurement Date following the second Quarterly Payment Date if the Interest Coverage Ratio is greater than or equal to 120.00% on such date.

“Interest Determination Date” means, with respect to (a) the first Interest Period following the Closing Date, the second U.S. Government Securities Business Day preceding the Closing Date, and (b) each Interest Period thereafter, the second U.S. Government Securities Business Day preceding the first day of each Interest Period.

“Interest Period” means, with respect to each Borrowing, (a) the period from (and including) the date of such Borrowing to but excluding the following Quarterly Payment Date and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Borrowing is repaid; provided that, (x) in the case of any Interest Period applicable to a prepayment of the Loans pursuant to Section 2.7(c) or the Priority of Payments, such Interest Period shall end on the date of such prepayment only if paid in full and (y) in the case of the Interest Period applicable to the Quarterly Payment Date occurring on the Stated Maturity, such Interest Period shall end on (and include) such Quarterly Payment Date.

“Interest Proceeds” means, with respect to any Due Period or Calculation Date, without duplication, the sum of:

(a) all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Borrower during the related Due Period on the Pledged Collateral (other than Eligible Investments credited to the Lender Collateral Account), including the accrued interest received in connection with a sale thereof during the related Due Period, less any such amount that represents Principal Financed Accrued Interest;

(b) all principal and interest payments received by the Borrower during the related Due Period on Eligible Investments acquired with Interest Proceeds;

(c) all upfront fees, anniversary fees, redemption fees, collateral monitoring fees, success fees, termination fees, amendment and waiver fees, late payment fees, ticking fees and all other fees received by the Borrower during the related Due Period, except for those in connection with (A) the reduction of the par amount of the related Collateral Loan or (B) a Maturity Amendment;

(d) commitment fees and other similar fees received by the Borrower during such Due Period in respect of Revolving Collateral Loans and Delayed Funding Loans;

(e) Contributions received by the Borrower and designated as Interest Proceeds in accordance with this Agreement;

(f) any amounts deposited in the Interest Reserve Account as Interest Proceeds;

(g) any amounts deposited in the Collection Account from the Closing Expense Account in accordance with Section 8.3(e); and

(h) any payment received with respect to any Hedge Agreement other than (A) an upfront payment received upon entering into such Hedge Agreement or (B) a payment received as a result of the termination of any Hedge Agreement (net of any amounts due and payable by the Borrower to the related Hedge Counterparty in connection with such termination) to the extent not used by the Borrower to enter into a new or replacement Hedge Agreement;

provided, that any amounts received in respect of (i) any Defaulted Loan shall constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan, (ii) any Equity Security shall constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security since it was received by the Borrower in exchange for a Collateral Loan or portion thereof equals the outstanding principal balance of the related Collateral Loan or portion of such Collateral Loan at the time of such exchange and (iii) any Collateral Loan that, as a result of any exchange, amendment or waiver of or supplement thereto, ceases to meet the definition of “Collateral Loan” shall constitute Principal Proceeds (and not Interest Proceeds) until the earlier of (x) such time as such Collateral Loan meets the definition of “Collateral Loan” or (y) the aggregate of all collections in respect of such Collateral Loan equals the outstanding principal balance of such Collateral Loan at the time it ceased to meet the definition of “Collateral Loan”.

“Interest Reserve Account” means the account established pursuant to Section 8.3(c).

“Intervening Event” means, with respect to any Trading Plan, the prepayment of any Collateral Loan included in such Trading Plan or any change in any characteristic of any Collateral Loan (or the obligor thereof) relevant to any Eligibility Criteria, in each case to the extent beyond the Borrower’s or the Collateral Manager’s control, so long as no other Collateral Loan (or the obligor thereof) included in such Trading Plan had any change in any characteristic relevant to any Eligibility Criteria since the first day of the related Trading Plan Period.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Junior Class” means, with respect to any Class of Loans, each Class of Loans that is subordinated to such Class (if any).

“Lender” means each Class A-R Lender, each Class A-T Lender, each Class A-D1 Lender and each Class A-D2 Lender.

“Lender Collateral Account” means the account established pursuant to Section 8.3(d)(i).

“Lender Collateral Subaccount” has the meaning set forth in Section 8.3(d)(ii).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity Facility” means, with respect to any Class A-R Loan or Class A-T Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

“Liquidity Funding” means, with respect to any Class A-R Loan or Class A-T Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

“Liquidity Funding Period” means, with respect to any Class A-R Loan or Class A-T Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Class A-R Loan or Class A-T Loan is funded through a Liquidity Funding.

“Liquidity Funding Rate” means with respect to any Liquidity Funding under a Liquidity Facility on any day, the per annum rate of interest provided for in the relevant Liquidity Facility for such day.

“LLC Agreement” means the amended and restated limited liability company agreement of the Borrower, dated as of April 21, 2023, made and entered into by the BDC, in its capacity as initial member of the Borrower and in its capacity as designated manager of the Borrower, as amended by Amendment No. 1 thereto, dated as of the Closing Date, and as may be further amended, restated or otherwise modified from time to time.

“Loan Documents” means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Notes (if any), the EU/UK Retention Letter, the Hedge Agreements (if any), the Master Transfer Agreement and the Administrative Agent Fee Agreement.

“Loan Payment Sequence” means the application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i) to the payment, pro rata based on aggregate outstanding principal amount, of the aggregate outstanding principal amount of the Class A-R Loans and aggregate outstanding principal amount of the Class A-T Loans and the Class A-D Loans (in each case, plus any defaulted interest thereon but excluding, for the avoidance of doubt, any Capped Amounts) until such amounts have been paid in full; provided that payments on the Class A-D Loans shall be allocated first, to the payment of principal of the Class A-D1 Loans (plus any defaulted interest thereon) until such amounts have been paid in full and second, to the payment of principal of the Class A-D2 Loans (plus any defaulted interest thereon) until such amounts have been paid in full; provided that in connection with any payment under this clause (i), the Class A-R Commitment shall be reduced in accordance with Section 2.7 of this Agreement; and

(ii) to the applicable Lenders on a pro rata basis for payment of accrued and unpaid Capped Amounts.

“Loans” means, collectively, the Class A-R Loans, the Class A-T Loans, the Class A-D1 Loans and the Class A-D2 Loans.

“Long-Dated Obligation” means a loan or a Senior Secured Note that matures after the earliest Stated Maturity of the Loans.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, that exists regardless of whether or not such Obligor has taken any specified action and includes a covenant that applies only when the related loan is funded, regardless of whether such covenant is only applicable until or after the expiration of a certain period of time after the initial issuance of such loan.

“Majority Lenders” means the Lender or Lenders holding, collectively, more than 50% of the sum of (a) the aggregate principal amount of all of the Loans (or, if specified herein, of the Loans of any Class or Classes) outstanding at such time plus (b) the aggregate Undrawn Commitments in respect of the Class A-R Loans, the Class A-D1 Loans and the Class A-D2 Loans (or, if specified herein, of the aggregate Undrawn Commitments of any Class or Classes) at such time; provided that (i) in determining whether the Majority Lenders have consented to or approved any action or inaction, (x) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each

Borrower Affiliated Lender shall be excluded from the amounts set forth in clauses (a) and (b) of this definition and (y) the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii), (ii) if a Lender’s Commitment is reduced as the result of a Bail-In Action, the vote of any such Lender shall be proportionately reduced unless such Lender is the only Lender, in which case such Lender shall retain its voting rights and (iii) for so long as Natixis or an Affiliate thereof is a Lender of a Class of Loans hereunder, the “Majority” of such Class of Loans shall always be deemed to include such Lender, it being understood that, accordingly, any vote or action to be taken by the Majority of such Class of Loans hereunder while Natixis or an Affiliate thereof is a Lender of such Class of Loans shall require the corresponding vote or action, as the case may be, of such Lender (in addition to, and not instead of, the vote or action otherwise required from the Lender or Lenders holding, collectively, more than 50% of the sum of (x) the aggregate principal amount of such Class of Loans outstanding at such time plus (y) the aggregate Undrawn Commitments in respect of such Class of Loans at such time); provided further that at any time Natixis, any Affiliate thereof or any CP Lender for which Natixis or an Affiliate thereof is the Conduit Support Provider for a CP Lender, Natixis, such CP Lender or any such Affiliate shall be deemed to be a “Majority Lender” or “Majority Lenders” hereunder at such time.

“Margin Stock” means “Margin Stock” as defined under Regulation U, including any debt security which is by its terms convertible into “Margin Stock.”.

“Market Value” means, with respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the outstanding principal amount thereof and the price determined in the following manner:

(i) the bid price determined by the Loan Pricing Corporation, LoanX Inc. or Markit Group Limited;

(ii) if the price described in clause (i) is not available,

(A) the average of the bid prices determined by three broker-dealers active in the trading of such asset that are independent from each other and the Borrower and the Collateral Manager;

(B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, such bid;

(iii) if the Market Value of an asset cannot be determined in accordance with clause (i) or (ii) above, then the Market Value shall be the Appraised Value; provided that the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding month; provided, that if such asset is a Collateral Loan acquired from an unaffiliated third-party in an arms’ length transaction within the immediately preceding 30 days and there has been no material adverse change with respect to the Obligor or the Collateral Loan to the actual knowledge of the Collateral Manager, then the Market Value shall be the original acquisition price paid for such Collateral Loan (after adjustment for any borrowing or repayments and exclusive of interest) until the expiry of 30 days after the date of the Borrower’s acquisition of such Collateral Loan;

(iv) if a price or such bid described in clause (i), (ii) or (iii) is not available, then the Market Value of an asset shall be the value determined as the bid side market value of such Collateral Loan as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser, or has applied to be a Registered Investment Adviser) consistent with the Servicing Standard and certified by the Collateral Manager to the Administrative Agent; provided that if such Collateral Loan has a public rating from Moody’s or S&P, the Market Value of such Collateral Loan for a period of 30 days after such date of determination shall be the lower of;

(A) the bid side market value thereof as reasonably determined by the Collateral Manager consistent with the Servicing Standard and certified by the Collateral Manager to the Administrative Agent; and

(B) the higher of (x) 70% multiplied by the Principal Balance of such Collateral Loan and (y) the applicable S&P Recovery Rate multiplied by the Principal Balance of such Collateral Loan;

and, following such 30-day period, the Market Value of such Collateral Loan shall be zero; or

(v) if the Market Value of an asset is not determined in accordance with clause (i), (ii), (iii) or (iv) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i), (ii) or (iii) above.

“Master Transfer Agreement” means the Amended and Restated Master Loan Sale and Contribution Agreement, dated as of the Closing Date, between the BDC, as seller, and the Borrower, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means any event that has a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Collateral Manager, (b) the ability of the Borrower, the Retention Provider or the Collateral Manager to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders or the Agents under the Loan Documents, each as determined in good faith and on a commercially reasonable basis by the Lenders.

“Material Covenant Default” means a default by an Obligor with respect to any Collateral Loan and, subject to any grace periods contained in the Related Contracts, that gives rise to the right of the lender(s) thereunder to accelerate the principal of such Collateral Loan.

“Maturity Amendment” means an amendment to the Related Contracts governing a Collateral Loan that extends the stated maturity of such Collateral Loan.

“Maximum Senior Advance Rate” means 65.0%.

“Maximum Weighted Average Life Test” is a test that shall be satisfied on any date of determination if the Weighted Average Life of all Collateral Loans is less than or equal to (a) 7.0 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.

“Measurement Date” means each Calculation Date, each day Collateral Loans are acquired, originated or sold, each Collateral Report Determination Date, each Borrowing Date and each day pursuant to the request of the Majority Lenders or S&P; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Minimum Weighted Average Fixed Rate Coupon” means, if any of the Collateral Loans are Fixed Rate Obligations, 7.0%.

“Minimum Weighted Average Fixed Rate Coupon Test” means a test that shall be satisfied on any date of determination if the Weighted Average Fixed Rate Coupon equals or exceeds the Minimum Weighted Average Fixed Rate Coupon.

“Minimum Weighted Average S&P Recovery Rate Test” means a test that shall be satisfied on any date of determination if the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class equals or exceeds the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Minimum Weighted Average S&P Spread Test” means a test that shall be satisfied on any date of determination if the Weighted Average Spread equals or exceeds the Weighted Average Spread selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a) (3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made or been required to make contributions.

“Natixis” means Natixis, New York Branch.

“Net Aggregate Exposure Amount” means the excess (if any) of (i) the aggregate Unfunded Amount on such date over (ii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Net Purchased Collateral Loan Balance” means, as of any date of determination, an amount equal to (a) the sum of (i) the Aggregate Principal Balance of all Collateral Loans sold and/or contributed to the Borrower by the Seller pursuant to the Master Transfer Agreement prior to such date plus (ii) the Aggregate Principal Balance of all Collateral Loans acquired by the Borrower other than directly from the Seller prior to such date, in each case calculated as of the date of the Borrower’s acquisition thereof, minus (b) the Aggregate Principal Balance of all Collateral Loans that are optionally repurchased or substituted by the Seller pursuant to the Master Transfer Agreement prior to such date.

“Non-Recourse Loan” means an obligation that falls into any one of the following types of specialized lending, except any obligation that is assigned both a corporate family rating by Moody’s and a rating by S&P pursuant to clause (i)(a) of the definition of S&P Rating:

(i) Project Finance: a method of funding in which the lender looks primarily to the revenues generated by a single project, both as the source of repayment and as security for the exposure. Repayment depends primarily on the project’s cash flow and on the collateral value of the project’s assets, such as power plants, chemical processing plants, mines, transportation infrastructure, environment and telecommunications infrastructure.

(ii) Object Finance: a method of funding the acquisition of physical assets (e.g., ships, aircraft, satellites, railcars and fleets) where the repayment of the exposure is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. A primary source of these cash flows might be rental or lease contracts with one or several third-parties.

(iii) Commodities Finance: a structured short-term lending to finance reserves, inventories or receivables of exchange-traded commodities (e.g., crude oil, metals or crops), where the exposure will be repaid from the proceeds of the sale of the commodity and the borrower has no independent capacity to repay the exposure. This is the case when the borrower has no other activities and no other material assets on its balance sheet.

(iv) Income-producing real estate: a method of providing funding to real estate (such as office buildings to let, retail space, multifamily residential buildings, industrial or warehouse space and hotels) where the prospects for repayment and recovery on the exposure depend primarily on the cash flows generated by the asset. The primary source of these cash flows would generally be lease or rental payments or the sale of the asset.

(v) High-volatility commercial real estate: a financing of any of the land acquisition, development and construction phases for properties of those types in such jurisdictions, where the source of repayment at origination of the exposure is either the future uncertain sale of the property or cash flows whose source of repayment is substantially uncertain (e.g., the property has not yet been leased to the occupancy rate prevailing in that geographic market for that type of commercial real estate).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Notice of Borrowing” has the meaning set forth in Section 2.2(a).

“Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Hedge Counterparties, the Lenders and the other Secured Parties and all other obligations, liabilities and Indebtedness of the Borrower under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Obligor” means, any borrower, obligor or guarantor under a Collateral Loan.

“Obligor Diversity Measure” means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each Obligor, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans) issued by such Obligor by (ii) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means any tender offer, voluntary redemption, exchange offer, conversion or other similar action with respect to any loan or security.

“Officer” means (a) with respect to any corporation, the chairman of the board of directors, any director, the president, any vice president, the secretary, an assistant secretary, the treasurer or an assistant treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney-in-fact of such corporation, and (b) with respect to the Borrower and any other limited liability company, any managing member or manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company.

“Origination Measurement Date” means each date upon which the Borrower commits to originate or acquire a Collateral Loan and the Closing Date.

“Original Credit Agreement” has the meaning set forth in the Preamble hereto.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.5).

“Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date minus (iii) the Excess Concentration Amount for all Collateral Loans as of such date (disregarding for purposes of this clause (iii) any CCC Excess Collateral Loans); by

(b) the sum of (i) the aggregate outstanding amount of the Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date.

“Overcollateralization Ratio Test” means a test that will be satisfied on any Measurement Date if the Overcollateralization Ratio equals or exceeds 143.84%.

“Participant” has the meaning set forth in Section 12.6(b)(i).

“Participant Register” has the meaning set forth in Section 12.6(b)(ii).

“Participation Interest” means a participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation would constitute a Collateral Loan were it acquired directly, (ii) the seller of the participation is the lender on the loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire acquisition price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan and Delayed Funding Loan, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt a Participation Interest shall not include a sub-participation interest in any Loan.

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Payment Date Report” has the meaning set forth in Section 9.1(c).

“Percentage Share” means, when used:

(a) with respect to a Class A-R Lender’s obligation to make Class A-R Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-R Lender’s Class A-R Commitment by (ii) the Total Class A-R Commitment; provided that if the Total Class A-R Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-R Lender’s Class A-R Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-R Loans;

(b) with respect to a Class A-T Lender’s right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Class A-T Lender’s Class A-T Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-T Loans;

(c) with respect to a Class A-D1 Lender’s obligation to make Class A-D1 Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-D1 Lender’s Class A-D1 Commitment by (ii) the Total Class A-D1 Commitment; provided that if the Total Class A-D1 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-D1 Lender’s Class A-D1 Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-D1 Loans;

(d) with respect to a Class A-D2 Lender’s obligation to make Class A-D2 Loans and right to receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-D2 Lender’s Class A-D2 Commitment by (ii) the Total Class A-D2 Commitment; provided that if the Total Class A-D2 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-D2 Lender’s Class A-D2 Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-D2 Loans; and

(e) with respect to any other matters in relation to a Lender at any time, the percentage obtained by dividing (i) the sum of such Lender’s Undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (ii) the sum of all Lenders’ Undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

“Permitted Distribution” means a distribution at the election of the Borrower to the equity of the Borrower (with prior written notice to the Administrative Agent, the Collateral Agent and the Rating Agency) from the proceeds of the sale of Collateral Loans in connection with a Permitted Securitization so long as, as evidenced by an officer’s certificate, after giving effect to such distribution, (i) no Event of Default or Default is in effect or would result from such distribution and (ii) the Senior Advance Rate Test, each Collateral Quality Test, the Concentration Limitations and the Coverage Tests are satisfied.

“Permitted Liens” means (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) Liens in favor of the Borrower created pursuant to the Master Transfer Agreement and assigned to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, (d) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Collateral Manager or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.7), (e) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Loan or the exercise of remedies with respect thereto, (f) with respect to agented Collateral Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan and (g) with respect to any interest in Related Property, materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens.

“Permitted Offer” means an Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Loan) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest and/or (y) other debt obligations of the same obligor that rank pari passu or senior to the debt obligation being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Loans plus any accrued and unpaid interest in Cash and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted PIK Loan” means a Permitted PIK Loan (Type 1) and/or a Permitted PIK Loan (Type 2), as applicable.

“Permitted PIK Loan (Type 1)” means any PIK Loan that under the terms of its Related Contracts and the Obligor’s most recent election, if applicable, currently requires a current cash pay interest rate of (a) in the case of a Floating Rate Obligation, at least the Reference Rate plus 1.00% per annum but less than the Reference Rate plus 2.25% per annum or (b) in the case of a Fixed Rate Obligation, at least the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years but less than the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years plus 1.50% per annum.

“Permitted PIK Loan (Type 2)” means any PIK Loan that under the terms of its Related Contracts and the Obligor’s most recent election, if applicable, currently requires a current cash pay interest rate of (a) in the case of a Floating Rate Obligation, at least the Reference Rate plus 2.25% per annum or (b) in the case of a Fixed Rate Obligation, at least the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years plus 1.50% per annum;

provided that PIK Loans that would be Permitted PIK Loans (Type 2) but that (x) do not have an S&P Rating of at least “B-” and (y) that are not currently paying in full the interest due thereon, in excess of 5.0% of the Total Capitalization shall be deemed not to be Permitted PIK Loans (Type 2).

“Permitted Purchaser” has the meaning set forth in Section 12.7.

“Permitted Securitization” means any securitization in a capital market transaction or private placement offering wherein Natixis Securities Americas LLC or an affiliate thereof (or any other Person, with the written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) acts as the primary arranger, in which the Borrower sells Collateral pledged hereunder, directly or indirectly, to an Affiliate or an affiliated entity that issues or arranges for the issuance of asset-backed debt obligations (whether in the form of notes or revolving and/or term loans) collateralized, in whole or in part, by such Collateral.

“Permitted Use” means, with respect to any Contribution received by the Borrower, any of the following uses: (i) curing any Event of Default, (ii) enabling the acquisition or sale of any Collateral Loan, (iii) satisfying any Eligibility Criteria, Coverage Test, Senior Advance Rate Test or Collateral Quality Test, (iv) paying fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement or any refinancing or other amendment of this Agreement and (v) prepaying the Loans.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means a Collateral Loan that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest (other than supplemental interest in the case of a Collateral Loan that continues to pay interest in cash on a current basis in accordance with the terms of such Collateral Loan as such terms existed prior to the applicable deferral or capitalization of interest).

“PIKing Loan” means a PIK Loan that is currently deferring the payment of the cash interest due thereon and has been so deferring the payment of interest for six consecutive months or deferred payments of interest in an amount equal to one periodic interest payment, which deferred capitalized interest has not, as of the date of determination, been paid in cash.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by the Borrower or a member of its ERISA Group or (ii) has at any time within the preceding five plan years been maintained, or contributed to, by the Borrower or a member of its ERISA Group.

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Post-Default Rate” has the meaning specified in Section 2.5(b).

“Primary Business Activity” means, in relation to a consolidated group of companies, for the purposes of determining whether a debt obligation or debt security is an ESG Collateral Loan, where such group derives more than 50% of its revenues from the specified business, trade or production (as applicable) at the time of purchase of the ESG Collateral Loan.

“Principal Balance” means, subject to Section 1.3, with respect to (a) any asset other than a Revolving Collateral Loan or Delayed Funding Loan, as of any date of determination, the outstanding principal amount of such asset (excluding any capitalized interest) and (b) any Revolving Collateral Loan or Delayed Funding Loan, as of any date of determination, the outstanding principal amount of such Revolving Collateral Loan or Delayed Funding Loan (excluding any capitalized interest), plus (except as expressly set forth in this Agreement) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Loan or Delayed Funding Loan; provided that for purposes of calculating the Overcollateralization Ratio, Total Capitalization, the S&P CDO Monitor Principal Amount and the Eligibility Criteria Adjusted Balance, the Principal Balance of any Revolving Collateral Loan or Delayed Funding Loan shall not include any undrawn commitments with respect to such Revolving Collateral Loan or Delayed Funding Loan; provided, further, that for all purposes (other than the calculation of the EU/UK Retained Amount and whether an EU/UK Retention Deficiency has occurred) the Principal Balance of any Equity Security or interest only strip shall be deemed to be zero.

“Principal Collateralization Amount” means, as of any date, with respect to the Collateral Loans or as applied to any specified Collateral Loan, an amount equal to the sum, without duplication, of the following:

(a) the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans, Discount Loans, Long-Dated Obligations and PIKing Loans (except Permitted PIK Loans)); plus

(b) the aggregate amount of funds on deposit in the Collection Account and the Future Funding Reserve Account, including Eligible Investments, constituting Principal Proceeds; plus

(c) for each Defaulted Loan that has been a Defaulted Loan for less than one year and each PIKing Loan (other than Permitted PIK Loans), the lowest of (x) an amount equal to the Market Value at such time of such Defaulted Loan or PIKing Loan, (y) the S&P Recovery Rate multiplied by the principal balance thereof at such time and (z) the carrying value of such Defaulted Loan or PIKing Loan on the books and records of the Collateral Manager; plus

(d) for each Discount Loan, the aggregate acquisition price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(e) for each Long-Dated Obligation, the S&P Recovery Rate multiplied by the principal balance thereof at such time; minus

(f) the Excess CCC Adjustment Amount with respect thereto;

provided that, (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, Discount Loan, Long-Dated Obligation or PIKing Loan (except Permitted PIK Loans) or any asset that falls into the CCC Excess Collateral Loan, such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for one year or more will be zero.

“Principal Financed Accrued Interest” means, with respect to (i) any Collateral Loan owned or acquired by the Borrower on the Closing Date if acquired with Principal Proceeds, an amount equal to the unpaid interest on such Collateral Loan that accrued prior to the Closing Date that is owing to the Borrower and remains unpaid as of the Closing Date and (ii) any Collateral Loan acquired after the Closing Date, the amount of Principal Proceeds, if any, applied towards the acquisition of accrued interest on such Collateral Loan.

“Principal Proceeds” means, with respect to any Due Period or Calculation Date, all amounts received by the Borrower during the related Due Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Agreement. The proceeds of Class A-D1 Borrowings, Class A-D2 Borrowings and Class A-R Borrowings shall constitute Principal Proceeds.

“Priority Class” means, with respect to any specified Class of Loans, each Class of Loans that ranks senior to such Class.

“Priority of Payments” has the meaning set forth in Section 9.1(a); provided that, at all times after the Majority Lenders have exercised their right to direct the liquidation of the Collateral under Article VI, “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program Manager” means the investment manager or administrator of a CP Lender, as applicable.

“Prohibited Transaction” means (i) a transaction prohibited under Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or (ii) a transaction prohibited under Similar Law and not exempted.

“Proposed Portfolio” means the portfolio of Collateral Loans and Eligible Investments resulting from the proposed acquisition, sale, maturity or other disposition of a Collateral Loan or a proposed reinvestment in an additional Collateral Loan, as the case may be.

“QFC” has the meaning assigned to such term in Section 12.21.

“QFC Credit Support” has the meaning assigned to such term in Section 12.21.

“Qualified Broker/Dealer” means any of Bank of America/Merrill Lynch; The Bank of Montreal; The Bank of New York Mellon, N.A.; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Citadel Securities LLC; Credit Agricole CIB; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Commerzbank; Deutsche Bank AG; Dresdner Bank AG; GE Capital; Goldman Sachs & Co.; HSBC Bank; Imperial Capital LLC; ING Financial Partners, Inc.; Jefferies & Co.; J.P. Morgan Securities LLC; KeyBank; KKR Capital Markets LLC; Lazard; Lloyds TSB Bank; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.; Natixis; Northern Trust Company; Oppenheimer & Co. Inc.; Royal Bank of Canada; The Royal Bank of Scotland plc; Scotia Capital; Société Générale; Truist Financial Corporation; The Toronto-Dominion Bank; UBS AG; U.S. Bank National Association; Wells Fargo Bank, National Association; Cantor Fitzgerald, L.P.; Seaport Group; Stifel Nicolaus & Company, Incorporated; FBR & Co.; CIT Group Inc.; Gleacher & Company, Inc.; and Macquarie Capital.

“Qualified First Lien Loan” means a Collateral Loan that (a) in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more Eligible First Lien Tranches (and but for such fact would be a Senior Secured Loan) and (b) the outstanding principal balance and unfunded commitments of the Eligible First Lien Tranches with respect thereto (i) have a leverage ratio of not greater than 1.5x, or (ii) have a loan-to-value of not greater than 17.5%; provided the total loan-to-value of the Qualified First Lien Loan will not be greater than 75%; provided further in no event shall the Senior Revolver Facility and the Eligible First Lien Tranche in aggregate exceed 25% of the outstanding principal balance and unfunded commitments of the Senior Revolver Facility and the Eligible First Lien Tranches plus the Qualified First Lien Loan plus any other debt that is senior or pari passu in right of payment to such Qualified First Lien Loan at the closing of the related credit facility and as of any date the commitments under the related credit facility are increased; provided further that any such Collateral Loan that is a Cov-Lite Loan, a PIK Loan (other than a Permitted PIK Loan) or a Current Pay Loan will not qualify as a Qualified First Lien Loan.

“Quarterly Cap” means, with respect to any Quarterly Payment Date, an amount equal to (x) $75,000 plus (y) 0.02% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Net Aggregate Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

“Quarterly Loan Tape” has the meaning set forth in Section 5.1(o).

“Quarterly Payment Date” means the 27th day of January, April, July and October in each year, commencing in July 2026, and the Stated Maturity; provided that if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

“Rating Agency” means S&P (only for so long as Loans rated by such entity on the Closing Date are Outstanding and rated by such entity) or, with respect to the Collateral generally, Moody’s or S&P or, if at any time Moody’s or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower (or the Collateral Manager on behalf of the Borrower). If at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency published ratings for the type of obligation in respect of which such replacement rating agency is used; provided that a replacement rating agency selected to replace Moody’s shall not be applicable for purposes of the determination of an S&P Rating.

“Rating Condition” means, with respect to any event or any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if S&P provides written confirmation (which may take the form of a press release or other written communication which may be in electronic form or posted on S&P’s website) that, with respect to its then-current rating of any Class of Loans rated by S&P, no immediate withdrawal or reduction will occur as a result of such event or action; provided that the Rating Condition shall be deemed to be satisfied if (i) no Class of Loans then outstanding is then rated by S&P (including due to the withdrawal by S&P of its rating on such Loans) or (ii) S&P makes a public announcement or informs the Borrower, the Collateral Manager or the Administrative Agent in writing that (A) it believes that satisfaction of the Rating Condition is not required with respect to such event or action, (B) its practice is not to give such confirmations or (C) it will not review such event or action for purposes of evaluating whether to confirm the then-current ratings (or Initial Ratings) of the Loans rated by S&P.

“Real Estate Loan” means a loan or other debt obligation that is (a) secured primarily by a mortgage, deed of trust or similar lien on commercial real estate, residential real estate or undeveloped land or (b) made to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan or other debt obligation is secured by real estate).

“Reference Rate” means initially, the Term SOFR Rate; provided that if the Term SOFR Reference Rate component of the Term SOFR Rate or the then-current Reference Rate is (x) unavailable or no longer reported or (y) inconsistent with the reference rate that reflects market practice for new issue-collateralized loan obligations, in each case, as determined by the Collateral Manager on any date of determination, then upon written notice from the Collateral Manager to the Borrower, the Administrative Agent, the Collateral Administrator and the Collateral Agent of such event and the designation of a Fallback Rate, then “Reference Rate” means such Fallback Rate for all purposes relating to the Loans in respect of such determination on such date and all determinations on all subsequent dates; provided further that with respect to any Class of Loans, the Reference Rate will be no less than zero. With respect to any Collateral Loan, when used in the context of such Collateral Loan, “Reference Rate” means the forward-looking term rate based on SOFR or the applicable benchmark rate currently in effect for such Floating Rate Obligation and determined in accordance with the Related Contracts.

“Reference Rate Replacement Conforming Changes” means, with respect to any Fallback Rate, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Collateral Manager decides may be appropriate to reflect the adoption of such Fallback Rate in a manner substantially consistent with market practice (or, if the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Manager determines that no market practice for use of the Fallback Rate exists, in such other manner as the Collateral Manager determines is reasonably necessary.

“Regional Diversity Measure” means, as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Region Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P Region Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans).

“Register” has the meaning set forth in Section 12.6(f).

“Registered” means in registered form for U.S. federal income tax purposes.

“Registered Investment Adviser” means a Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) the date that is 36 months after the Closing Date, (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments in full pursuant to Section 6.2 and (c) the date on which the Collateral Manager notifies the Administrative Agent that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Loans that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Eligibility Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Loans, provided that the Collateral Manager shall provide written notice to the Rating Agency of the termination of the Reinvestment Period pursuant to this clause (c).

“Reinvestment Target Par Balance” means, as of any date of determination, the Target Initial Par Amount minus (i) the amount of any reduction or prepayment of the aggregate outstanding principal amount of the Class A-T Loans through the payment of Principal Proceeds, minus (ii) any permanent reductions in the Class A-R Commitments, Class A-D1 Commitments or Class A-D2 Commitments, plus (iii) the aggregate amount of Principal Proceeds that result from the issuance of any additional Class A-T Loans pursuant to Section 2.15 (after giving effect to such issuance of any such Additional Loans), plus (iv) any additional Class A-R Commitments, Class A-D1 Commitments and Class A-D2 Commitments increased pursuant to Section 2.15.

“Related Contracts” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract.

“Related CP Issuer” means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender’s source of funding for the CP Lender’s acquisition or maintenance of its funding obligations hereunder.

“Related Loan” means a loan issued by (or the Obligor of which is) (i) the BDC (or any of its Affiliates) or any other Person whose investments are primarily managed by the BDC or any of its Controlled Affiliates (other than, in each case, any investor in any fund managed by the BDC or any of its Affiliates), (ii) the Collateral Manager (or any of its Controlled Affiliates) or any other Person whose investments are primarily managed by the Collateral Manager or any of its Affiliates (other than, in each case, any investor in any fund managed by the Collateral Manager or any of its Affiliates) or (iii) an entity 25% or more of which is owned by an entity described in the preceding clauses (i) or (ii).

“Repurchase and Substitution Event” means an event which shall have occurred with respect to any Collateral Loan that: (a) becomes a Defaulted Loan; (b) becomes subject to a Material Covenant Default; (c) becomes subject to a proposed Specified Change; or (d) becomes a Credit Risk Loan.

“Repurchase and Substitution Limits” has the meaning assigned to such term in Section 10.1(b)(iii).

“Repurchase and Substitution Qualification Conditions” means the following conditions:

(a) each Substitute Collateral Loan satisfies the definition of “Collateral Loan”;

(b) each Coverage Test shall be satisfied (or, if not satisfied, maintained or improved) after giving effect to such repurchase or substitution;

(c) each Collateral Quality Test (other than, after the Reinvestment Period, clauses (a), (d) and (e) of the definition of “Collateral Quality Test”) and Concentration Limitation is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution;

(d) the Principal Balance of such Substitute Collateral Loan (or, if more than one Substitute Collateral Loan will be added in replacement of a Collateral Loan or Collateral Loans, the Aggregate Principal Balance of such Substitute Collateral Loans) equals or exceeds the Principal Balance of the Collateral Loan (or Collateral Loans) being substituted for, and the unfunded commitment thereof, if any, with respect thereto shall have been deposited in the Future Funding Reserve Account;

(e) the Market Value of such Substitute Collateral Loan (or, if more than one Substitute Collateral Loan will be added in replacement of a Collateral Loan or Collateral Loans, the aggregate Market Value of such Substitute Collateral Loans) equals or exceeds the Market Value of the Collateral Loan being substituted (provided that for purposes of this subclause (e), Market Value shall not be determined pursuant to clause (iv) or (v) of the definition thereof);

(f) (i) if any of the Collateral Loans being substituted for are Second Lien Loans, the Aggregate Principal Balance of all Substitute Collateral Loans that are Second Lien Loans equals or is less than the Principal Balance of the Collateral Loan being substituted for that are Second Lien Loans and (ii) if none of the Collateral Loans being substituted are Second Lien Loans, no Substitute Collateral Loan is a Second Lien Loan;

(g) the S&P Rating of each Substitute Collateral Loan is equal to or higher than the S&P Rating of the Collateral Loan being substituted for;

(h) the EU/UK Origination Requirement will be satisfied with respect thereto; and

(i) solely after the Reinvestment Period, the stated maturity date of each Substitute Collateral Loan is the same or earlier than the stated maturity date of the Collateral Loan being substituted for.

“Requested Amount” has the meaning assigned to such term in Section 2.2(a).

“Requested Conversion Portion” has the meaning assigned to such term in Section 2.7(h).

“Required Hedge Counterparty Rating” means, with respect to any Hedge Counterparty, the ratings required by the criteria of S&P in effect at the time of execution of the related Hedge Agreement.

“Restricted Trading Period” means the period during which the S&P rating of the Class A-R Loans, the Class A-T Loans, the Class A-D1 Loans or the Class A-D2 Loans is one or more subcategories below its Initial Rating; provided that such period will not be a Restricted Trading Period (i) if (A) the Aggregate Principal Balance of the Collateral Loans (treating each Defaulted Loan as having a Principal Balance equal to its then-current Market Value) plus Eligible Investments constituting Principal Proceeds is greater than or equal to the Reinvestment Target Par Balance, (B) each Overcollateralization Ratio Test and Interest Coverage Ratio Test has been satisfied and (C) the Collateral Quality Tests have been satisfied or (ii) so long as the S&P rating of the highest rated Class of Loans then Outstanding has not been further downgraded, withdrawn or put on watch for potential downgrade, upon the direction of the Borrower with the consent of the Majority Lenders.

“Retained Expense Amount” with respect to any Quarterly Payment Date means the amount, if any, by which (x) the sum of the amount determined pursuant to the definition of “Quarterly Cap” for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (y) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(A)(2) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

“Retention Provider” means the BDC.

“Retention Requirement” has the meaning assigned to such term in the EU/UK Retention Letter.

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Funding Loan) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the Obligor by the Borrower; provided that any such Collateral Loan shall be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“S&P” means S&P Global Ratings, an S&P Global Business, and any successor or successors thereto.

“S&P CDO Monitor” means each dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Loans consistent with a specified benchmark rating level based upon certain assumptions (including the applicable Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Borrower, the Collateral Manager, the Collateral Administrator and the Collateral Agent. Each S&P CDO Monitor shall be chosen by the Collateral Manager and associated with either (x) a Weighted Average S&P Recovery Rate and a Weighted Average Spread from Schedule C or (y) a Weighted Average S&P Recovery Rate and a Weighted Average Spread confirmed by S&P; provided that as of any date of determination the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class equals or exceeds the Weighted Average S&P Recovery Rate for the S&P Highest Ranking Class chosen by the Collateral Manager and the Weighted Average Spread equals or exceeds the Weighted Average Spread chosen by the Collateral Manager.

“S&P CDO Monitor Cash Adjustment” means, at any time, the amount calculated from the formula (LCA / AR) – TC where (a) “LCA” equals the Total Class A-R Commitment plus the Total Class A-D1 Commitment plus the Total Class A-D2 Commitment, (b) “AR” equals the aggregate outstanding principal amount of the Loans divided by the Principal Collateralization Amount and (c) “TC” equals Total Capitalization.

“S&P CDO Monitor Formula Election Date” means the date designated by the Collateral Manager upon at least five Business Days’ prior written notice to S&P, the Administrative Agent and the Collateral Administrator as the date on which the Borrower will cease to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

“S&P CDO Monitor Formula Election Period” means (i) the period from the Closing Date until the occurrence of an S&P CDO Monitor Formula Election Date and (ii) thereafter, any date on and after an S&P CDO Monitor Formula Election Date. Only one S&P CDO Monitor Formula Election Date may occur following the Closing Date.

“S&P CDO Monitor Model Election Date” means the date designated by the Collateral Manager, at any time after the Closing Date, upon at least five Business Days’ prior written notice to S&P, the Administrative Agent and the Collateral Administrator, as the date on which the Collateral Manager will elect to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

“S&P CDO Monitor Model Election Period” means any date on and after an S&P CDO Monitor Model Election Date so long as no S&P CDO Monitor Formula Election Date has occurred since such S&P CDO Monitor Model Election Date.

“S&P CDO Monitor Principal Amount” means, as of any date of determination, an amount equal to, without duplication, the Total Capitalization plus the S&P CDO Monitor Cash Adjustment.

“S&P CDO Monitor Test” means a test that shall be satisfied if on any Measurement Date on and after the Closing Date and during the Reinvestment Period (and, during any S&P CDO Monitor Model Election Period, following receipt by the Collateral Manager and the Collateral Administrator of the Adjusted Break-even Default Rate for each S&P CDO Monitor (in accordance with the definition of “Adjusted Break-even Default Rate”)), if, after giving effect to the purchase of a Collateral Loan or the acquisition of a Collateral Loan, the Default Differential of the Proposed Portfolio is positive. The S&P CDO Monitor Test shall be considered to be improved if the Default Differential of the Proposed Portfolio is greater than the Default Differential of the Current Portfolio.

“S&P Counterparty Criteria” means, with respect to any Participation Interest acquired by the Borrower, criteria that shall be met if, immediately after giving effect to such acquisition, the Aggregate Participation Percentages of all Selling Institutions and participants that have the same or a lower S&P issuer credit rating does not exceed the “Aggregate Percentage Limit” set forth below for such S&P issuer credit rating, and the Aggregate Participation Percentage of any single Selling Institution or participant that has the S&P issuer credit rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such S&P issuer credit rating:

S&P issuer credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20.0%	20.0%

S&P issuer credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AA+	10.0%	10.0%
AA	10.0%	10.0%
AA-	10.0%	10.0%
A+	5.0%	5.0%
A (with an S&P short-term issuer credit rating of A-1)	5.0%	5.0%
A (with an S&P short-term issuer credit rating of lower than A-1)	0%	0%
A- or below	0%	0%

“S&P Highest Ranking Class” means as of any date of determination, (i) each of the Class A-R Loans, the Class A-T Loans and the Class A-D2 Loans so long as either such Class is outstanding and rated by S&P or (ii) of each of the Class A-R Loans, the Class A-T Loans and the Class A-D2 Loans are no longer outstanding, the Class of Loans rated by S&P with respect to which there is no Priority Class.

“S&P Industry Classification” means each industry identified on Schedule B.

“S&P Rating” means, with respect to any Collateral Loan, as of any date of determination, the rating determined in accordance with the following methodology:

(i) (a) if there is an issuer credit rating of the Obligor of such Collateral Loan by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Loan pursuant to a form of guaranty that complies with then-current S&P criteria for use in connection with this transaction, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Loans of such Obligor held by the Borrower; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition if the related Obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the Obligor by S&P but (1) there is a senior secured rating on any obligation or security of the Obligor, then the S&P Rating of such Collateral Loan shall be one sub-category below such rating; (2) if clause (i) above does not apply, but there is a senior unsecured rating on any obligation or security of the Obligor, the S&P Rating of such Collateral Loan shall equal such rating; and (3) if neither clause (1) nor clause (2) above applies, but there is a subordinated rating on any obligation or security of the Obligor, then the S&P Rating of such Collateral Loan shall be one sub-category above such rating;

(ii) with respect to any Collateral Loan that is a DIP Loan, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P or, if such DIP Loan was assigned a point-in-time rating by S&P that was withdrawn, such withdrawn rating may be used for 12 months after the assignment of such rating; provided that such credit rating shall expire on the date S&P provides notice to the Collateral Manager that the credit quality of such DIP Loan has deteriorated since S&P assigned or renewed such credit rating;

(iii) if there is not a rating by S&P on the Obligor or on an obligation of the Obligor, then the S&P Rating may be determined pursuant to clauses (A) through (C) below:

(A) if an obligation of the Obligor is not a DIP Loan and is publicly rated by Moody’s, then the S&P Rating shall be the rating equivalent of the public rating by Moody’s of such Collateral Loan;

(B) the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Borrower, the Collateral Manager on behalf of the Borrower or the Obligor of such Collateral Loan shall, prior to or within 30 days after the acquisition of such Collateral Loan, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Loan shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Collateral Agent and the Collateral Administrator that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and that the credit estimate provided by S&P shall be at least equal to such S&P Rating determined by the Collateral Manager; provided, further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Loan shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Loan and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Loan shall be “CCC-”; provided, further, that if the Collateral Loan has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Loan, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months have elapsed after the withdrawal or suspension of the public rating; provided, further, that the S&P Rating may not be determined pursuant to this clause (b) if the Collateral Loan is a DIP Loan; provided, further, that such credit estimate shall expire 12 months after the assignment of such credit estimate, following which such Collateral Loan shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Borrower applies for renewal thereof in accordance with this Agreement, in which case such credit estimate shall continue to be the S&P Rating of such Collateral Loan until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Loan; provided, further, that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the assignment of such credit estimate and (when renewed annually in accordance with this Agreement) on each 12-month anniversary thereafter; or

(C) with respect to a Collateral Loan that is not a Defaulted Loan, the S&P Rating of such Collateral Loan shall, at the election of the Borrower (at the direction of the Collateral Manager), be “CCC-” provided (i) neither the Obligor of such Collateral Loan nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the Obligor has not defaulted on any payment obligation in respect of any debt security or other obligation of the Obligor at any time within the two-year period ending on such date of determination, all such debt securities and other obligations of the Obligor that are pari passu with or senior to the Collateral Loan are current and the Collateral Manager reasonably expects them to remain current; provided, further, that the Borrower, the Collateral Manager on behalf of the Borrower or the Obligor of such Collateral Loan shall submit all available Information in respect of such Collateral Loan to S&P prior to or within 30 days after the election of the Borrower (at the direction of the Collateral Manager);

(iv) with respect to a Current Pay Loan, the Obligor of which is rated “D” or “SD” by S&P, the S&P Rating of such Current Pay Loan shall be, at the election of the Borrower (at the direction of the Collateral Manager), the higher of “CCC” or the issue rating by S&P of such Current Pay Loan; or

(v) with respect to a DIP Loan that has no issue rating by S&P, the S&P Rating of such DIP Loan will be, at the election of the Borrower (at the direction of the Collateral Manager), “CCC-” or, for a period of up to 90 days following the issuance of such DIP Loan (or such earlier date if an S&P Rating is assigned prior to the expiration of such 90-day period), such higher rating as reasonably determined by the Collateral Manager (not to be called into question as a result of subsequent events) so long as the Collateral Manager reasonably expects that such DIP Loan will be assigned an S&P Rating equal to or higher than such S&P Rating determined by the Collateral Manager no later than 90 days after such determination; provided that (A) if such DIP Loan has no issue rating by S&P at the expiration of such 90-day period, the S&P Rating will be, at the election of the Borrower, “CCC-” and (B) the Collateral Manager will provide Information with respect to such DIP Loan to S&P, if available;

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch positive” by S&P, such rating shall be treated as being one sub-category above such assigned rating and (y) if the applicable rating assigned by S&P to an Obligor or its obligations is on “credit watch negative” by S&P, such rating shall be treated as being one sub-category below such assigned rating.

“S&P Rating Factor” means, with respect to each Collateral Loan, the rating factor determined in accordance with the table in Section 3 of Schedule C using such Collateral Loan’s S&P Rating.

“S&P Recovery Rate” means, with respect to a Collateral Loan, the recovery rate set forth in Section 1 of Schedule C using the Initial Rating of the most senior Class of Loans outstanding at the time of determination.

“S&P Recovery Rating” means, with respect to a Collateral Loan for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Loan.

“S&P Region Classification” means, with respect to a Collateral Loan, the applicable classification set forth in the table titled “S&P Region Classifications” in Schedule D.

“S&P Weighted Average Rating Factor” means, with respect to all Collateral Loans with an S&P Rating of “CCC-” or higher, (a) the sum of the product of (i) the principal balance of each such Collateral Loan and (ii) the S&P Rating Factor divided by (b) the aggregate outstanding principal balance for all such Collateral Loans.

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Collateral Manager, the Collateral Agent, the Collateral Administrator, the Custodian or the Securities Intermediary (other than amounts payable as Administrative Expenses) in connection with such sales and net of any amounts due and payable by the Borrower to the related Hedge Counterparty in connection with any such termination. Sale Proceeds shall include Principal Financed Accrued Interest received in respect of such sale.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive or country- or territory-wide Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means a Person that is (a) listed on, owned (directly or indirectly) or controlled by, or acting for or on behalf of, any Person listed on any Sanctions List, (b) resident, operating, located in, incorporated or organized under the laws of, or owned (directly or indirectly) or controlled by, or acting on behalf of, a Person resident, operating, located in, incorporated or organized under the laws of, a Sanctioned Country, (c) a government of, or an agency or instrumentality of, a Sanctioned Country, (d) otherwise a target of or subject to any Sanctions, or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in (a)-(d).

“Sanctions” means the economic, financial, or trade sanctions Laws, regulations, embargoes, or restrictive measures promulgated, administered, enacted or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means the United States, the United Nations, the United Nations Security Council, the European Union, the member states of the European Union, the United Kingdom, and the respective Governmental Authorities of any of the foregoing tasked with promulgating, administering, enacting or enforcing Sanctions, including, without limitation, OFAC, the United States Department of State, and His Majesty’s Treasury.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the ‘Foreign Sanctions Evaders List’ maintained by OFAC, the “Sectoral Sanctions Identifications List” maintained by OFAC or any similar list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authority.

“Sanctions Authority” means the United States, the United Nations, the United Nations Security Council, the European Union, the member states of the European Union, the United Kingdom, and the respective Governmental Authorities of any of the foregoing tasked with promulgating, administering, enacting or enforcing Sanctions, including, without limitation, OFAC, the United States Department of State, and His Majesty’s Treasury.

“Scenario Default Rate” means, with respect to the S&P Highest Ranking Class (for which purpose Classes that are pari passu in right of payment, if any, shall be treated as a single Class), as of any date of determination:

(a) during any S&P CDO Monitor Formula Election Period:

(i) 0.137223, plus

(ii) the quotient of (x) the S&P Weighted Average Rating Factor divided by (y) 8829.01, minus

(iii) the quotient of (x) the Default Rate Dispersion divided by (y) 20413.6, minus

(iv) the quotient of (x) the Obligor Diversity Measure divided by (y) 9556.72, minus

(v) the quotient of (x) the Industry Diversity Measure divided by (y) 2256.55, minus

(vi) the quotient of (x) the Regional Diversity Measure divided by (y) 40.2751, plus

(vii) the quotient of (x) the Weighted Average Life divided by (y) 26.7396; or

(b) during any S&P CDO Monitor Model Election Period, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s initial rating of the S&P Highest Ranking Class, determined by the Collateral Manager and the Collateral Administrator (which determination shall be made solely by application of the S&P CDO Monitor at such time).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means an assignment of or other interest in a Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the loan other than a Senior Secured Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan with respect to the liquidation of such Obligor or the collateral for such loan (subject to customary permitted liens) and (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan, the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan, a Qualified First Lien Loan or a First Lien/Last Out Loan on such specified collateral (subject to customary permitted liens).

“Secured Parties” means, collectively, the Agents, any Hedge Counterparty and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means U.S. Bank National Association in its capacity as securities intermediary under the Account Control Agreement.

“Seller” means the BDC, as the “Seller” under the Master Transfer Agreement.

“Selling Institution” means the entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Advance Rate” means, as of any Measurement Date or other date of determination, the percentage derived by dividing:

(a) without duplication, the sum of (i) the aggregate outstanding principal amount of the Loans on such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date; by

(b) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date.

“Senior Advance Rate Test” means a test that will be satisfied on any Measurement Date or other date of determination if the Senior Advance Rate is less than or equal to the Maximum Senior Advance Rate.

“Senior Authorized Officer” means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager and, in the case of any limited partnership, the general partner thereof) or any other officer responsible for the management or administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Collateral Management Fee” has the meaning assigned to such term in the Collateral Management Agreement. The parties acknowledge and agree that the Senior Collateral Management Fee has been waived in accordance with Section 8 of the Collateral Management Agreement for so long as AB Private Credit Investors LLC is the Collateral Manager.

“Senior Revolver Facility” with respect to any loan or any other debt obligation, a senior secured revolving facility incurred by the Obligor of such loan that is prior in right of payment to such loan so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 20% of the sum of (x) the outstanding principal balance of the loan, plus (y) the outstanding principal balance and unfunded commitments of such revolving facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such loan.

“Senior Secured Loan” means any loan that is a senior secured loan obligation as determined by the Collateral Manager in its reasonable business judgment; provided that (a) it is secured (i) by assets of the Obligor thereof if and to the extent that the provisions of security over assets is permissible under applicable law (save in the case of assets where the failure to take such security is consistent with reasonable secured lending practices), and otherwise (ii) by 100% of the equity interests in the shares of any entity owning, either directly or indirectly, such assets; and (b) no other obligations of the Obligor have any higher priority security interest in such assets or shares referred to in paragraph (a) above other than Senior Revolver Facilities.

“Senior Secured Note” means any debt obligation issued by a corporation, partnership, limited liability company or trust that constitutes borrowed money and is in the form of, or represented by, a note (other than any note evidencing a loan), certificated debt security or other debt security (that is not a Senior Secured Loan) as determined by the Collateral Manager in its reasonable business judgment; provided that (a) it is secured (i) by assets of the Obligor thereof if and to the extent that the provisions of security over assets is permissible under applicable law (save in the case of assets where the failure to take such security is consistent with reasonable secured lending practices), and otherwise (ii) by 100% of the equity interests in the shares of any entity owning, either directly or indirectly, such assets; and (b) no other obligations of the Obligor have any higher priority security interest in such assets or shares referred to in paragraph (a) above other than Senior Revolver Facilities.

“Servicing Standard” means the “Servicing Standard” as such term is defined in the Collateral Management Agreement.

“SIFMA Website” means the internet website of the Securities Industry and Financial Markets Association, currently located at https://www.sifma.org/resources/general/holidayschedule, or such successor website as identified by the Collateral Manager to the Administrative Agent and the Collateral Agent.

“Similar Law” means any federal, state or local law or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Change” means, with respect to any Collateral Loan, any amendment, waiver or modification of the Related Contract which would: (a) modify the amortization schedule with respect to such Collateral Loan in a manner that (i) reduces the dollar amount of any Scheduled Distribution by more than the greater of (x) 25% and (y) U.S.$250,000, (ii) postpones any Scheduled Distribution by more than two payment periods or (iii) causes the Weighted Average Life of the applicable Collateral Loan to increase by more than 25%; (b) reduce or increase the cash interest rate payable by the Obligor thereunder by more than 100 basis points (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Loan or as a result of an increase in the interest rate index for any reason other than such amendment, waiver or modification); (c) extend the stated maturity date of such Collateral Loan by (i) more than 24 months or (ii) beyond the Stated Maturity; (d) contractually or structurally subordinate such Collateral Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of liens (other than customary permitted liens) on any of the underlying collateral securing such Collateral Loan; (e) release any party from its obligations under such Collateral Loan, if such release would have a material adverse effect on the Collateral Loan; or (f) reduce the principal amount of the applicable Collateral Loan.

“Standby Directed Investment” means initially, a non-interest bearing cash account (which investment is, for the avoidance of doubt, an Eligible Investment); provided that the Borrower, or the Collateral Manager on behalf of the Borrower, may by written notice to the Collateral Agent change the Standby Directed Investment to any other Eligible Investment of the type described in clause (ii) of the definition of “Eligible Investments”, as certified to the Collateral Agent in such notice, maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Quarterly Payment Date (or such shorter maturities expressly provided herein).

“Stated Maturity” means December 18, 2036.

“Step-Down Loan” means an obligation which by the terms of the Related Contracts provides for a decrease in the per annum interest rate on such obligation (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation which by the terms of the Related Contracts provides for an increase in the per annum interest rate on such obligation, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time (and does not provide for any subsequent decrease); provided that an obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables, loans, securities or other financial assets, including collateralized debt obligations.

“Subordinated Collateral Management Fee” has the meaning assigned to such term in the Collateral Management Agreement. The parties acknowledge and agree that the Subordinated Collateral Management Fee has been waived in accordance with Section 8 of the Collateral Management Agreement for so long as AB Private Credit Investors LLC is the Collateral Manager.

“Subsidiary” means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Substitute Collateral Loans” means Collateral Loans conveyed by the BDC to the Borrower in accordance with the Master Transfer Agreement as substitute Collateral Loans pursuant to Section 10.1(b)(i).

“Synthetic Security” means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount” means U.S.$500,000,000.

“Taxes” has the meaning set forth in Section 11.4(a).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Manager with notice to the Administrative Agent, the Collateral Agent and the Collateral Administrator).

“Term SOFR Loans” means Loans accruing interest at an Applicable Rate based upon “Term SOFR.”

“Term SOFR Rate” means the Term SOFR Reference Rate for the Designated Maturity, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the Designated Maturity has not been published by the Term SOFR Administrator, then the Term SOFR Reference Rate will be (x) the Term SOFR Reference Rate for the Designated Maturity as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Designated Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Interest Determination Date or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Reference Rate as determined on the previous Interest Determination Date or the Fallback Rate, as determined by the Collateral Manager in its sole discretion.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at any time, the sum of, without duplication, (a) the Aggregate Principal Balance of the Collateral Loans (other than Defaulted Loans), plus (b) the aggregate amount of Principal Proceeds on deposit in the Collection Account and the Future Funding Reserve Account, in each case including Eligible Investments, plus (c) other than for purposes of calculating the Concentration Limitations, the Principal Collateralization Amount for all Defaulted Loans, plus (d) without duplication, the aggregate amount of the Undrawn Commitments in respect of the Class A-R Loans in excess of the Net Aggregate Exposure Amount, minus (e) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)).

“Total Class A-D1 Commitment” as of any date of determination means the aggregate amount of the Class A-D1 Commitments (funded or unfunded) on such date, which as of the Closing Date is $216,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.15 or Section 12.5).

“Total Class A-D2 Commitment” as of any date of determination means the aggregate amount of the Class A-D2 Commitments (funded or unfunded) on such date, which as of the Closing Date is $44,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.15 or Section 12.5).

“Total Class A-R Commitment” as of any date of determination means the aggregate amount of the Class A-R Commitments (funded or unfunded) on such date, which as of the Closing Date is $65,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.15 or Section 12.5).

“Transparency Reports” has the meaning assigned to such term in Section 8.10.

“U.S. Bank” means U.S. Bank Trust Company, National Association.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA Website.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.21(b).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK” means the United Kingdom.

“UK Affected Lender” means a Lender which is an “institutional investor” as such term is defined in the UK Securitisation Framework.

“UK Securitisation Framework” means (i) the Securitisation Regulations 2024 (SI 2024/102) (the “SR 2024”), (ii) the Securitisation Sourcebook (“SECN”) of the Financial Conduct Authority (“FCA”) Handbook, published by the FCA, (iii) Securitisation Part of the Prudential Regulation Authority (the “PRA”) Rulebook, published by the PRA (the “PRASR”) and (iv) the relevant provisions of the Financial Services and Markets Act 2000 (the “FSMA”), in each case, as amended or supplemented or replaced from time to time.

“UK Transparency Requirements” means the transparency requirements set out in SECN 6, 11 and 12 and any applicable supplementary or replacement provisions included in the UK Securitisation Framework from time to time.

“Undrawn Commitment” means, with respect to any Class A-R Lender at any time, an amount (which may not be less than zero) equal to (i) the amount of such Class A-R Lender’s Class A-R Commitment at such time minus (ii) the aggregate outstanding principal amount of Class A-R Loans held by such Class A-R Lender at such time.

“Undrawn Commitment Reduction Amount” has the meaning assigned to such term in Section 2.7(a)(ii).

“Unfunded Amount” means, at any time, the sum of (i) the aggregate Exposure Amount at such time plus (ii) the aggregate Unsettled Amount at such time.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unsaleable Asset” means (a)(i) a Defaulted Loan, (ii) an Equity Security or (iii) an obligation received in connection with an Offer or a Permitted Offer, in a restructuring or plan of reorganization with respect to the Obligor, in each case, in respect of which the Borrower has not received a payment in cash during the preceding 12 months or (b) any Collateral Loan identified in an officer’s certificate of the Collateral Manager as having a current Market Value (and such Market Value shall not be determined pursuant to clause (iv) of the definition thereof) of less than $1,000, in the case of each of (a) and (b) with respect to which the Collateral Manager certifies to the Collateral Agent that (x) it has made commercially reasonable efforts to dispose of such obligation for at least 90 days and (y) in its commercially reasonable judgment such obligation is not expected to be saleable in the foreseeable future.

“Unsettled Amount” as of any date means all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to originate or purchase but has not yet settled.

“Upfront Fee” means the upfront fee payable to the Natixis Securities Americas LLC, as defined in the Administrative Agent Fee Agreement.

“Weighted Average Fixed Rate Coupon” means, as of any date, the number, expressed as a percentage, obtained by dividing:

(a) an amount equal to the sum of the products of (x) for each Fixed Rate Obligation, the stated interest coupon on such Collateral Loan and (y) the Principal Balance of such Collateral Loan (excluding any PIK Loan solely to the extent of any non-cash interest and excluding the unfunded portion of any Delayed Funding Loans or Revolving Collateral Loans); by

(b) an amount equal to the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Funding Loans or Revolving Collateral Loans that are Fixed Rate Obligations);

provided that if the foregoing amount is less than the Minimum Weighted Average Fixed Rate Coupon, then all or a portion of the Weighted Average Fixed Rate Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Fixed Rate Coupon Adjustment” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Weighted Average Spread selected by the Collateral Manager at such time in connection with the S&P CDO Monitor Test, and (ii) the Aggregate Principal Balance of all Collateral Loans that are not Fixed Rate Obligations as of such date, and the denominator of which is the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Funding Loans or Revolving Collateral Loans that are Fixed Rate Obligations). In computing the Weighted Average Fixed Rate Coupon Adjustment on any date, the Weighted Average Spread for such date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average Life” means, as of any date of determination with respect to all Collateral Loans other than Defaulted Loans, the number of years following such date obtained by summing the products obtained by (a) multiplying (i) the Average Life at such time of each such Collateral Loan by (ii) the Principal Balance of such Collateral Loan, and dividing such sum by (b) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans). For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan.

“Weighted Average S&P Recovery Rate” means, with respect to the S&P Highest Ranking Class, as of any date of determination, the number, expressed as a percentage, determined by summing the products obtained by multiplying the outstanding Principal Balance of each Collateral Loan by its corresponding recovery rate as determined in accordance with Section 1 of Schedule C, dividing such sum by the Aggregate Principal Balance of all Collateral Loans, and rounding to the nearest tenth of a percent.

“Weighted Average Spread” means, as of ay date, he number determined by dividing:

(a) the amount equal to (A) the Aggregate Funded Spread (with respect to all Collateral Loans that are not Fixed Rate Obligations) plus (B) the Aggregate Unfunded Spread; by

(b) an amount equal to the Aggregate Principal Balance of all Floating Rate Obligations as of such date;

provided that if the foregoing amount is less than Weighted Average Spread selected by the Collateral Manager in connection with the S&P CDO Monitor Test, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Spread Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Fixed Rate Coupon for such date over the Minimum Weighted Average Fixed Rate Coupon and (ii) the Aggregate Principal Balance of all Fixed Rate Obligations as of such date (in each case, excluding the unfunded portion of any Delayed Funding Loans or Revolving Collateral Loans that are Fixed Rate Obligations), and the denominator of which is the Aggregate Principal Balance of all Collateral Loans that are not Fixed Rate Obligations as of such date. In computing the Weighted Average Spread Adjustment on any date, the Weighted Average Fixed Rate Coupon for such date shall be computed as if the Weighted Average Fixed Rate Coupon Adjustment was equal to zero.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Coupon Loan” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2 Accounting Terms and Determinations and UCC Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Loans.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Loans on which payments are subject to withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Related Contracts.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the Aggregate Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Loan shall correspond to each clause of the definition of “Concentration Limitations” and clause (i) of the definition of “Eligibility Criteria”.

(d) Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third-party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations shall not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any asset (excluding Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections anticipated to be received during such Due Period in respect of such asset (including the proceeds of the sale of such asset received and, in the case of sales which have not yet settled, to be received during the Due Period and not reinvested in additional Collateral Loans or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2) that, if paid as scheduled, will be available in the Collection Account at the end of the Due Period and (ii) any such amounts received by the Borrower in prior Due Periods that were not disbursed on a previous Quarterly Payment Date.

(g) Each Scheduled Distribution receivable with respect to an asset shall be assumed to be received on the applicable Due Date.

(h) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Loans shall be treated as having a Principal Balance equal to the portion of the Principal Collateralization Amount relating to such Defaulted Loans. .

(j) Except where expressly referenced herein for inclusion in such calculations, Defaulted Loans shall not be included in the calculation of the Collateral Quality Test.

(k) For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) shall be excluded.

(l) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan). Each Collateral Loan that is originated by the Borrower (other than Collateral Loans that would otherwise be considered Discount Loans) shall be deemed to have a “purchase price” of par.

(m) For purposes of calculating the Weighted Average Spread or Weighted Average Fixed Rate Coupon, (i) a Collateral Loan that is a Step-Down Loan shall be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan shall be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(n) For purposes of calculating compliance with any tests under this Agreement, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(o) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.12 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(p) For purposes of calculating compliance with each of the Concentration Limitations all calculations shall be rounded to the nearest 0.1%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(q) For purposes of calculating the EU/UK Retained Amount and determining whether an EU/UK Retention Deficiency has occurred, the Principal Balance of any asset shall be its Principal Balance in each case without any adjustments for acquisition price or the application of haircuts or other adjustments.

Section 1.4 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5 Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments, distributions and notices in respect of the Lenders shall be made to the Administrative Agent.

ARTICLE II

THE LOANS

Section 2.1 The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a) Each Class A-R Lender severally agrees to make loans to the Borrower (each, a “Class A-R Loan”) from time to time on any Business Day during the period beginning on and including the Closing Date through the end of the Class A-R Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Class A-R Lender’s Class A-R Commitment and (ii) as to all Class A-R Lenders, the Total Class A-R Commitment at such time; provided that, after giving effect to the making of such Class A-R Loans, the Senior Advance Rate Test is satisfied.

(i) Each Class A-D1 Lender as of the Closing Date severally agrees (A) to make loans to the Borrower (each, a “Class A-D1 Loan”) on the Closing Date, at the request of the Borrower, in an aggregate principal amount of $195,000,000, (B) to make Class A-D1 Loans to the Borrower on any one Business Day after the Closing Date and during the Class A-D1 Commitment Period, at the request of the Borrower in its sole discretion, in an aggregate principal amount of $10,500,000 and (C) to make Class A-D1 Loans to the Borrower on any one Business Day after the first Class A-D1 Borrowing Date following the Closing Date and during the Class A-D1 Commitment Period, at the request of the Borrower in its sole discretion, in an aggregate principal amount of $10,500,000 and (ii) each Class A-D2 Lender as of the Closing Date severally agrees (A) to make loans to the Borrower (each, a “Class A-D2 Loan”) on the Closing Date, at the request of the Borrower in its sole discretion, in an aggregate principal amount of $40,000,000, (B) to make Class A-D2 Loans to the Borrower on any one Business Day after the Closing Date and during the Class A-D2 Commitment Period, at the request of the Borrower in its sole discretion, in an aggregate principal amount of $2,000,000 and (C) to make Class A-D2 Loans to the Borrower on any one Business Day after the first Class A-D2 Borrowing Date following the Closing Date and during the Class A-D2 Commitment Period, at the request of the Borrower in its sole discretion, in an aggregate principal amount of $2,000,000; provided, that no more than two such Class A-D1 Borrowings shall be requested after the Closing Date and no more than two such Class A-D2 Borrowings shall be requested after the Closing Date; provided further that, after giving effect to the making of each such Class A-D Loan, the Senior Advance Rate Test is satisfied at such time. For avoidance of doubt, Class A-D1 Borrowings and the Class A-D2 Borrowings shall occur concurrently.

(b) Each such borrowing of a Class A-R Loan on any single day is referred to herein as a “Class A-R Borrowing”; the borrowing of a Class A-D1 Loan on any single day is referred to herein as a “Class A-D1 Borrowing”; and the borrowing of a Class A-D2 Loan on any single day is referred to herein as a “Class A-D2 Borrowing”. Class A-R Borrowings, Class A-D1 Borrowings and the Class A-D2 Borrowings are referred to herein collectively as “Borrowings”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Class A-R Loans under this Section 2.1 and prepay Class A-R Loans under Section 2.7. Class A-D1 Loans and Class A-D2 Loans once repaid may not be reborrowed.

Each Class A-R Lender severally agrees, on the last day of the Reinvestment Period, to make a Class A-R Loan (and the Borrower hereby directs that such Class A-R Loan be made) in an amount equal to its Percentage Share of the Unfunded Amount (less the amount on deposit in the Future Funding Reserve Account) as of the date such Loan is made (such Loan, the “Future Funding Reserve Loan”), but only to the extent that its Percentage Share of the Unfunded Amount does not exceed its unfunded Class A-R Commitment. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Section 2.2 Making of the Loans.

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Notice of Borrowing”), which Notice of Borrowing shall promptly be sent by the Administrative Agent to each applicable Lender, for such Borrowing not later than:

(i) in the case of a Class A-R Borrowing, 11:00 a.m. (New York City time) at least one Business Day prior to the day of the requested Borrowing, unless such Borrowing is on the Closing Date, in which case such Notice of Borrowing shall be sent by the Administrative Agent to each applicable Lender on the Closing Date; and

(ii) in the case of a Class A-D1 Borrowing or a Class A-D2 Borrowing, 3:00 p.m. (New York City time) at least five Business Days prior to the day of the requested Class A-D1 Borrowing or Class A-D2 Borrowing (each such date, a “Class A-D1 Borrowing Date” or a “Class A-D2 Borrowing Date”, as applicable), unless such Borrowing is on the Closing Date, in which case such Notice of Borrowing shall be sent by the Administrative Agent to each applicable Lender on the Closing Date.

No more than two Class A-D1 Borrowing Dates and no more than two Class A-D2 Borrowing Date may occur after the Closing Date.

(b) Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by an Authorized Officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and otherwise be appropriately completed (including an indication by the Borrower of the Class or Classes of Loans proposed to be borrowed). The proposed Borrowing Date specified in each Notice of Borrowing shall be:

(i) in the case of a Borrowing of Class A-R Loans, a Business Day falling during the Class A-R Commitment Period; and

(ii) in the case of a Borrowing of Class A-D1 Loans and Class A-D2 Loans, a Business Day falling during the Class A-D1 Commitment Period or the Class A-D2 Commitment Period, as applicable; and

(c) The amount of the Borrowing requested in each Notice of Borrowing (the “Requested Amount”) shall be equal to (i) in the case of a Borrowing of Class A-R Loans, at least $250,000 and integral multiples of $1.00 in excess thereof (or, if less, the remaining unfunded Class A-R Commitments hereunder) and (ii) in the case of (A) the Borrowing of Class A-D1 Loans (1) on the Closing Date, $195,000,000, on the first Class A-D1 Borrowing Date following the Closing Date, if requested by the Borrower in its sole discretion, $10,500,000 and on the second Class A-D1 Borrowing Date following the Closing Date, if requested by the Borrower in its sole discretion, $10,500,000 and (B) the Borrowing of Class A-D2 Loans (1) on the Closing Date, $40,000,000, on the first Class A-D2 Borrowing Date following the Closing Date, if requested by the Borrower in its sole discretion, $2,000,000 and on the second Class A-D2 Borrowing Date following the Closing Date, if requested by the Borrower in its sole discretion, $2,000,000.

(d) Each Notice of Borrowing shall be irrevocable.

(e) Each Lender shall, with respect to each Loan, not later than 1:00 p.m. (New York City time) on each Borrowing Date, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Covered Account specified by the Borrower in the Notice of Borrowing.

(f) The failure of any Lender to make any Loan on a date of Borrowing hereunder shall not relieve any other Lender of any obligation hereunder to make a Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Class on the applicable date of Borrowing and the Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, in each such case, if necessary to make such Borrowing, the Borrower shall be permitted a single additional Loan of such Class without regard to the minimum borrowing limit set forth herein.

Section 2.3 Evidence of Indebtedness; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b) The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount and Class of each Loan made hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries maintained in such accounts and the Register, the Register shall control. In the event of a conflict between the entries maintained by a Lender and those maintained by the Administrative Agent, the records of the Administrative Agent shall control.

(d) Any Lender may request that its Loans of any Class to the Borrower be evidenced by a Note of such Class. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, to the extent so reflected in the Register, the Loans of such Class of such Lender evidenced by such Note (with a copy delivered to the Administrative Agent) and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Notes of such Class payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Note, such Note shall be surrendered to the Administrative Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. If requested by any Lender in writing, the Borrower shall obtain a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(e) With respect to any Class A-R Conversion Date (i) if the applicable Class A-R Lender holds a Note evidencing its Class A-R Loans, such Lender shall cooperate with the Administrative Agent to either (x) deliver such Note for cancellation to the extent that the Class A-R Commitment of such Class A-R Lender is terminated in full or (y) make a notation on Schedule I of such Note to reduce the principal amount of the Class A-R Loan outstanding thereunder, in either case, in respect of any Converted Class A-R Loans, and simultaneously with any such delivery for cancellation or notation described in subclauses (x) and (y) above, the Administrative Agent shall cooperate with the applicable Lender to execute and deliver a Note evidencing the Class A-T Loans in respect of the Converted Class A-R Loan that is payable to such Lender, and (ii) if the applicable Class A-R Lender does not hold a Note evidencing its Class A-R Loans, the Administrative Agent shall make appropriate entries into the accounts to reflect the conversion of such Class A-R Loan (or portion thereof) into a Class A-T Loan.

(f) Each Note, if any, in effect under the Original Credit Agreement is hereby terminated and of no further force and effect as of the Closing Date, and each Lender with a Note under the Original Credit Agreement agrees to return such Note to the Borrower (or its designee) promptly after the Closing Date.

Section 2.4 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates.

(a) The Loans shall be Term SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in clause (i) of the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) Each Loan shall bear interest on the unpaid principal amount thereof, for each day such Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity. In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by Applicable Law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loans for such day plus (ii) two percent (the “Post-Default Rate” for such Loans).

(c) The Administrative Agent shall determine each interest rate applicable to each Class of Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its funding agent, as applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower, the Collateral Agent, the Collateral Administrator and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent or any Lender, deliver to the Borrower, the Collateral Agent or such Lender, as the case may be, a statement showing the quotations (only with respect to any Cost of Funds Rate) and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(d) The Administrative Agent agrees to use its best efforts to obtain quotations of Term SOFR as contemplated by this Agreement. If, as determined by the Administrative Agent, no such quotation is capable of being obtained, the provisions of Section 11.1 shall apply.

(e) The Administrative Agent shall provide notice to the Borrower, the Collateral Agent and the Lenders of any and all Term SOFR rate sets on the date that any such rate set is determined. Each CP Lender, its Program Manager or its funding agent, as applicable, shall notify the Administrative Agent of the Cost of Funds Rate for each Loan that is made by such CP Lender and to which the Cost of Funds Rate applies on or prior to the related Calculation Date in connection with the provision of its invoice or otherwise upon written request. The Cost of Funds Rate for each CP Lender shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Period (the “Estimate Period”), on the basis of such CP Lender’s good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Lender in respect of the following Interest Period shall be increased by the amount, if any, by which interest at the actual Cost of Funds Rate for such CP Lender for such Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated Cost of Funds Rate for such Estimate Period exceeds the amount of interest accrued at the actual Cost of Funds Rate. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Lender, its Program Manager or its funding agent, as applicable, shall supply a reconciliation of such amounts as provided in this Section 2.5(e) for each such period to the Administrative Agent and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Lender shall reflect proportionately the different sources of funding used during each Interest Period by such CP Lender to finance its outstanding Loans.

Section 2.6 Commitment Fees.

(a) Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Class A-R Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares (provided that if the Commitment of any Class A-R Lender is reduced as the result of a Bail-In Action, such Lender’s Percentage Share shall be calculated based on its Commitment as so reduced), a commitment fee (a “Commitment Fee”) accruing for each day during each Interest Period (x) from the Closing Date to but excluding the three-month anniversary of the Closing Date, at a per annum rate equal to 0.50% of the undrawn amount of the Total Class A-R Commitment as of the end of such day, and (y) from and after the three-month anniversary of the Closing Date, at a per annum rate equal to 0.50% of the undrawn amount of the Total Class A-R Commitment as of the end of such day; provided that the amount of Commitment Fees payable on any Quarterly Payment Date shall be reduced to the extent already paid during the related Interest Period in connection with an optional prepayment under Section 2.7(c).

The Commitment Fees shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Administrative Agent pursuant to Section 2.10.

(b) Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Class A-R Lenders regardless of whether any Class A-R Loans are actually made.

Section 2.7 Reduction of Commitments; Prepayments; Conversions.

(a) Reduction and Termination.

(i) The Commitment of each Class A-R Lender shall be automatically terminated at 5:00 p.m. (New York City time) on the last day of the Class A-R Commitment Period or upon the conversion of its Class A-R Loans to Class A-T Loans on a Class A-R Conversion Date.

The Total Class A-D1 Commitment (and the Class A-D1 Commitment of each Class A-D1 Lender) shall be (A) reduced upon the funding of any Class A-D1 Loan by the aggregate amount of such Class A-D1 Loan (and the Class A-D1 Commitment of each Class A-D1 Lender shall be reduced by the amount of Class A-D1 Loan made by it) and (B) automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Class A-D1 Commitment Period.

The Total Class A-D2 Commitment (and the Class A-D2 Commitment of each Class A-D2 Lender) shall be (A) reduced upon the funding of any Class A-D2 Loan by the aggregate amount of such Class A-D2 Loan (and the Class A-D2 Commitment of each Class A-D2 Lender shall be reduced by the amount of Class A-D2 Loan made by it) and (B) automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Class A-D2 Commitment Period.

(ii) The Borrower shall have the right at any time to permanently reduce the Undrawn Commitment under the Class A-R Loans by an amount specified by the Borrower (such amount, the “Undrawn Commitment Reduction Amount”) upon not less than one Business Day’s (or such shorter period agreed to by the Administrative Agent) prior written notice in the form of Exhibit H to the Lenders, S&P and the Administrative Agent of any such reduction, which notice shall only be effective upon receipt and shall specify the effective date of such reduction, whereupon the Undrawn Commitment under the Class A-R Loans shall be reduced by the Undrawn Commitment Reduction Amount on the effective date set forth in such notice of reduction; provided that in the case of a reduction in full, all amounts in respect of the Loans due and payable under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of reduction shall be effective only upon receipt and shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Class A-R Commitments of each Class A-R Lender on the date specified in such notice and shall specify the amount of any such reduction; provided that no such reduction will reduce the Total Class A-R Commitment below the aggregate principal amount of the Class A-R Loans at such time.

(iii) The Total Class A-R Commitment (and the Commitment of each Class A-R Lender), the Total Class A-D1 Commitment (and the Commitment of each Class A-D1 Lender) and the Total Class A-D2 Commitment (and the Commitment of each Class A-D2 Lender), once terminated or reduced, may not be reinstated, other than pursuant to Section 2.15 or Section 12.5.

(iv) The Borrower will not reduce the Undrawn Commitment of the Class A-R Loans if, after giving effect to such reduction, it would result in a Commitment Shortfall.

(b) Mandatory Prepayments on Quarterly Payment Dates. If any of the Coverage Tests are not satisfied as of the related Calculation Date, the Loans will be prepaid in whole or in part on the applicable Quarterly Payment Date in accordance with Sections 9.1(a)(i)(F) or 9.1(a)(ii)(A). Each such prepayment of the Loans shall result in a permanent reduction (or termination, as applicable) of the Class A-R Commitments, the Class A-D1 Commitments and the Class A-D2 Commitments.

(c) Optional Prepayments. Subject to the requirement that after giving effect to the proposed prepayment (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (J) of Section 9.1(a)(i) on the next Quarterly Payment Date (or if such prepayment is made on a Quarterly Payment Date, on such Quarterly Payment Date) and (y) there is no Commitment Shortfall, the Borrower may (i) at any time after the Reinvestment Period, at any time, upon at least four Business Days’ notice (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(c) with respect to such proposed prepayment) to the Agents, the Lenders and S&P, prepay all or any portion of the Loans then outstanding, without premium or penalty (other than as set forth in Section 2.9), on any Business Day by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid together with accrued and unpaid interest and Commitment Fees on the Class A-R Loans, if applicable, thereon to and including the date of prepayment and, if such prepayment occurs on a day that is not a Quarterly Payment Date, any amount due pursuant to Section 2.9; provided that (x) any prepayments of Loans made pursuant to this clause (i) shall result in the permanent reduction of the Class A-R Commitments, the Class A-D1 Commitments and the Class A-D2 Commitments on

a dollar-for-dollar basis, and (y) such prepayment shall be allocated between the Class A-R Loans, the Class A-T Loans, the Class A-D1 Loans and the Class A-D2 Loans based on, with respect to principal, the Loan Payment Sequence; and (ii) at any time during the Reinvestment Period, if each Coverage Test is in compliance after giving effect thereto, upon at least four Business Days’ notice to the Agents, prepay all or any portion of the Class A-R Loans then outstanding on any Business Day that is not a Quarterly Payment Date by paying the principal amount to be prepaid together with accrued interest and Commitment Fees on the Class A-R Loans, if applicable, thereon to the date of prepayment and any amounts due pursuant to Section 2.9; provided that any prepayments of the Class A-R Loans made pursuant to this clause (ii) shall not result in any reduction in the Class A-R Commitments at such time and such prepaid amounts under the Class A-R Loans may be re-borrowed in accordance with the terms of this Agreement; provided, further, that any Commitment Fees to be paid to the Class A-R Lenders pursuant to this clause (c) shall be paid on the next Quarterly Payment Date.

All prepayments of Loans pursuant to this Section 2.7(c) shall be applied in accordance with the procedures set forth in Section 2.7(f) and shall not be subject to the Priority of Payments.

Notwithstanding anything to the contrary in this Section 2.7(c), if such prepayment and/or redemption is made in connection with a Permitted Securitization, the above-required notices shall be deemed given by the Borrower on the pricing date of the Permitted Securitization. On the date of the Permitted Securitization the Borrower shall prepay or redeem all of the Loans then outstanding, together with accrued interest (including any accrued and unpaid interest amounts and any Capped Amounts), Administrative Expenses, if applicable, Upfront Fees, and Commitment Fees, if applicable, thereon to the date of prepayment or redemption, any amounts due pursuant to Section 2.9, if applicable, and all other Obligations in full.

(d) Upon receipt of a notice of reduction or prepayment in the form of Exhibit H from the Borrower pursuant to Section 2.7(a) or (c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such reduction or prepayment and such notice shall thereafter be revocable by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing and/or the sale of one or more assets.

(e) All reductions of the Commitments pursuant to this Agreement shall be permanent, and the Commitments, once reduced, shall not be reinstated, other than pursuant to Section 2.15 or Section 12.5. Class A-T Loans, Class A-D1 Loans and Class A-D2 Loans, once prepaid, cannot be reborrowed, other than pursuant to Section 2.15 or Section 12.5.

(f) All prepayments of the Class A-T Loans or Class A-R Loans shall be applied, as between Lenders holding Loans of the same Class, to the outstanding principal amount of the Loans of each applicable Lender on a pro rata basis based on the outstanding principal amount (excluding any Undrawn Commitment) of each Loan.

(g) [Reserved].

(h) Conversion of Class A-R Loans to Class A-T Loans.

(i) At any time during the Class A-R Commitment Period, any Class A-R Lender may make a written request to the Administrative Agent (with notice to the Borrower and the Collateral Manager) that any portion (such portion, the “Requested Conversion Portion”) of its Class A-R Loans outstanding be converted to a Class A-T Loan equal to such Requested Conversion Portion.

(ii) To the extent that (x) the Administrative Agent and the Borrower provide prior written consent (such Borrower consent not to be unreasonably withheld, conditioned or delayed) to conversion of the Requested Conversion Portion into a Class A-T Loan and (y) no Commitment Shortfall would result therefrom, then, on the applicable Class A-R Conversion Date, (A) the outstanding principal amount of the applicable Class A-R Lender’s Class A-R Loans shall be reduced by the Requested Conversion Portion and shall be converted into a Class A-T Loan equal to such Requested Conversion Portion and (B) the Class A-R Commitments of such Class A-R Lender shall be permanently reduced by such Requested Conversion Portion.

(iii) For all purposes hereunder, the Class A-R Loans converted on each Class A-R Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Class A-T Loans hereunder (each such converted Class A-R Loan referred to herein at times as a “Converted Class A-R Loan”). Any converting Class A-R Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Note evidencing such Class A-R Lender’s Class A-R Loans (or portion thereof) being converted into a Class A-T Loan, as well as the issuance of any related Note evidencing the Class A-T Loans pursuant to Section 2.3(e).

Section 2.8 General Provisions as to Payments.

(a) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b) Except as otherwise provided in Section 2.7(c), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Lenders, the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders, the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available in New York City, to each Lender, the Administrative Agent or the Collateral Agent pursuant to instructions provided to the Collateral Agent at its address referred to in Section 12.1. All payments hereunder or under the other Loan Documents to the Lenders, the Administrative Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent will promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, even if such Business Day falls in another calendar month. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Lender) or (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon demand therefor from a Lender, any resulting loss or expense reasonably and actually incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Lender’s inability to retire the source of the Borrowing being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits or margin), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Borrowing requested in such Notice of Borrowing when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender’s investment of funds acquired by such Lender to fund the Loan to be made as part of such Borrowing), shall constitute “Increased Costs” payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10 Fees; Computation of Interest and Fees.

(a) The Borrower hereby agrees to pay or cause payment of the Upfront Fee on the Closing Date in accordance with the terms of the Administrative Agent Fee Agreement.

(b) Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day except in the case of interest or fees calculated on the basis of an Interest Period). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 Term SOFR Transition.

(a) If the Collateral Manager determines that the conditions for the designation of a Fallback Rate as set forth in the definition of the term “Reference Rate” have occurred on or prior to any Interest Determination Date, the Fallback Rate designated by the Collateral Manager will replace the then-current Reference Rate for all purposes relating to this transaction in respect of such determination on such date and all determinations on all subsequent dates. No amendment to this Agreement shall be required in order to adopt a Fallback Rate (but the Collateral Manager may direct that an amendments to this Agreement be entered into to reflect Reference Rate Replacement Conforming Changes and related changes). Any determination, decision or election that may be made by the Collateral Manager pursuant to this clause (a), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Collateral Manager’s sole discretion, and, notwithstanding anything to the contrary in any Loan Document, shall become effective without consent from any other party.

(b) Upon a change of the Reference Rate to the Fallback Rate pursuant to the requirements set forth herein, the Administrative Agent and the Collateral Manager shall confer and consult in good faith to determine and adopt any technical, administrative or operational changes necessary or advisable to provide for the calculation of such Fallback Rate in a manner substantially consistent with market practice and that is administratively feasible (in the judgment of the Collateral Manager).

(c) Upon a change of the Reference Rate to a Fallback Rate, if the Borrower (in consultation with nationally recognized U.S. tax counsel) reasonably determines that such change constitutes a “significant modification” within the meaning of Treasury Regulations Section 1.1001-3, the Borrower will cause its independent certified public accountants to comply with any requirements under Treasury Regulation section 1.1273-2(f)(9) (or any successor provision) including (as applicable) (i) by determining whether the Loans subject to the Fallback Rate are traded on an established market, and (ii) if so traded, by determining the fair market value of such Loans and making available such fair market value determination to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date that the change to the Fallback Rate occurs.

Section 2.12 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loan may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.13 Loans Held by Borrower Affiliated Lenders. Notwithstanding anything to the contrary herein, in determining whether Lenders of any Class or Classes constituting the relevant requisite outstanding amount of Loans and Commitments have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans or Commitments held by Borrower Affiliated Lenders shall be disregarded and deemed not to be outstanding.

Section 2.14 Subordination.

(a) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Lenders of each Junior Class agree for the benefit of the Lenders of each Priority Class with respect to such Junior Class, that the Loans of such Junior Class shall be subordinated and junior to the Loans of each Priority Class with respect to such Junior Class to the extent and in the manner set forth in this Agreement, including as set forth in Sections 2.7, 6.4 and 9.1. The Lenders of each Junior Class agree, for the benefit of the Lenders of each Priority Class with respect to such Junior Class, not to cause the filing of a petition in bankruptcy against the Borrower for failure to pay to them amounts due hereunder or otherwise in respect of the Loans of such Junior Class until the payment in full of the Loans of each Priority Class with respect to such Junior Class and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period then in effect in accordance with the Bankruptcy Code plus one day.

(b) If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article VI, including as a result of an Event of Default specified in Section 6.1(e) or (f), and on the Stated Maturity, the interest, Commitment Fees (if any) and principal and all other amounts owing in respect of the Loans of each Priority Class shall be paid in full in Cash (or, to the extent the Majority Lenders in respect of such Priority Class consent, other than in Cash) before any further payment or distribution is made on account of the Loans of each Junior Class with respect to such Priority Class.

(c) If, notwithstanding the provisions of this Agreement, any Lender of a Junior Class shall have received any payment or distribution in respect of the Loans of such Junior Class contrary to the provisions of this Agreement, then, unless and until all amounts payable to the Lenders of each Priority Class with respect to such Junior Class shall have been paid in full in Cash (or to the extent the Majority Lenders in respect of the Loans of each Priority Class with respect to such Junior Class consent, other than in Cash), such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Lenders of each Priority Class with respect to such Junior Class in accordance with this Agreement; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section 2.14.

(d) Each Lender of a Junior Class agrees with the Lenders of each Priority Class with respect to such Junior Class that each Lender of such Junior Class shall not demand, accept or receive any payment or distribution in respect of such Loans of such Junior Class in violation of the provisions of this Agreement, including this Section 2.14; provided that after all amounts payable to the Lenders of each Priority Class with respect to such Junior Class have been paid in full, the Lenders of such Junior Class shall, subject to this Section 2.14, be fully subrogated to the rights of the Lenders of each Priority Class with respect to such Junior Class.

(e) Nothing in this Section 2.14 shall affect the obligation of the Borrower to pay the Lenders in accordance with the terms set forth in this Agreement.

Section 2.15 Increased Commitments; Additional Loans.

(a) At any time during the Reinvestment Period, the Borrower (or the Collateral Manager on its behalf) may propose to increase the Commitments of one or more existing Classes of Loans or add Commitments in respect of new Classes of Loans that are subordinate to any of the existing Classes of Loans (each such increase being “Increased Commitments”) or to incur additional Loans of each such Class by the making of additional Loans (“Additional Loans”), by written notice to the Agents, any Rating Agency then rating any Class of Loans and the Lenders; provided that (i) unless the Administrative Agent shall otherwise consent in writing, the Senior Advance Rate Test is satisfied, (ii) the Borrower shall comply with the requirements of Section 3.3 (including satisfaction of the Eligibility Criteria), (iii) the net proceeds of any Additional Loans are used (A) to purchase additional Collateral Loans, (B) to pay fees and expenses of the Agents in connection therewith and/or (C) as Principal Proceeds for purposes permitted hereunder, (iv) the Rating Condition for each Class of the existing Loans is satisfied, (v) the Overcollateralization Ratio Test is satisfied, or if not satisfied, maintained or improved after giving effect to such incurrence, (vi) each of the Administrative Agent, the Retention Provider and each Lender so increasing its Commitment or the aggregate principal amount of its Loans has consented thereto (which may in the form of an email) and (vii) the Retention Provider commits to acquire such additional equity or Loans as may be required to satisfy the Retention Requirement following the additional incurrence of the Loans.

(b) The terms and conditions (other than the Applicable Margin) of the Increased Commitment and Additional Loans of each Class pursuant to this Section 2.15 shall otherwise be identical to those of the initial Loans of that Class (except that the interest due on the Additional Loans will accrue from the issue date of such Additional Loans). Interest on the Additional Loans will be payable commencing on the first applicable Quarterly Payment Date following the issue date of such Additional Loans. The Additional Loans of a Class will rank pari passu in all respects with the initial Loans of such Class.

(c) Any Additional Loans and Increased Commitment pursuant to this Section 2.15 will be offered first to the existing Lenders in such amounts as are necessary to preserve their pro rata holdings of the Loans. To the extent that such existing Lenders do not respond affirmatively within five Business Days after the date of the offer for such Additional Loans and Increased Commitment, the Borrower may offer the Additional Loans and Increased Commitments that were previously offered to such existing Lenders to any other financial institution that is eligible at such time to be a Lender pursuant to the terms of this Agreement. For the avoidance of doubt, no consent will be required from any Lender that has not accepted the offer to increase its Commitment or the aggregate principal amount of its Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to this Section 2.15, the Borrower and the Administrative Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans without the consent of any other parties. The Borrower shall provide notice of any such amendments to the Collateral Agent, the Custodian, the Collateral Administrator, the Lenders and any Rating Agency rating the Loans.

(d) Each additional Lender that is a Class A-R Lender shall be an Approved Lender and, upon the making or incurrence of Additional Loans or the extension of an Increased Commitment, shall be deemed to be a Lender of the relevant Class for all purposes hereunder.

ARTICLE III

CONDITIONS TO BORROWINGS

Section 3.1 Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender with notice to S&P of any such waiver), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents and Lenders shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents and Lenders shall have received legal opinions (addressed to each of the Secured Parties and S&P) from (i) Dechert LLP, New York counsel to the Borrower, the Retention Provider and the Collateral Manager (including, without limitation, a true sale opinion) and (ii) Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator and the Custodian, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established, (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect and (iii) all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited.

(e) The Agents and Lenders shall have received a letter from S&P addressed to the Borrower confirming that the Class A-D1 Loans have been assigned a rating of “AAA (sf)” and the Class A-R Loans, the Class A-T Loans and the Class A-D2 Loans have each been assigned a rating of at least “AA (sf)”.

(f) The Borrower shall have paid (i) the fees to be received by Natixis, New York Branch (or any designated Affiliate) on the Closing Date pursuant to the Administrative Agent Fee Agreement and (ii) all reasonable and documented fees and out-of-pocket costs and expenses of the Agents, the Lenders, S&P, respective legal counsel and each other Person payable under and in accordance with the Administrative Agent Fee Agreement and as otherwise agreed by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(g) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(h) The Agents shall have received a certificate of an Authorized Officer of each of the Collateral Manager and the Retention Provider:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Collateral Manager and the Retention Provider, as applicable, set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its managing member or its designated manager, as applicable, approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(i) The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding debt prior to the Closing Date other than pursuant to the Original Credit Agreement, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(j) If requested by any Lender in writing, the Administrative Agent shall have received evidence that the Borrower obtained a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(k) The Administrative Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party and any KYC documentation.

(l) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(m) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Administrative Agent, the Lenders and their respective counsel.

(n) The Agents shall have received evidence satisfactory to the Administrative Agent, the Collateral Agent and the Lenders that (i) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Closing Date shall be effective in all relevant jurisdictions, (ii) delivery of such Collateral in accordance with Section 8.7 (including any promissory notes, executed assignment agreements and Microsoft Word or portable document format (.pdf) copies of the principal credit agreement for each initial Collateral Loan, to the extent in the possession of the Borrower) to the Custodian shall have been effected and (iii) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral.

(o) The Agents shall have received a certificate of an Authorized Officer of the Collateral Manager (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Closing Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on or prior to the Closing Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement.

(p) The Administrative Agent shall have received the diagrammatic overview of the transaction set out as Exhibit J hereto, the transaction summary set out as Exhibit K hereto, and any draft transaction documents, in each case, in order to fulfill any applicable reporting obligations under Article 7 of the Securitisation Regulations.

(q) [Reserved].

(r) The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

Section 3.2 Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) in the case of the initial Borrowing hereunder, which shall occur on the Closing Date, the conditions precedent set forth in Section 3.1 shall have been fully satisfied on or prior to such date;

(b) the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Borrowing (as evidenced by the Notice of Borrowing);

(c) immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted):

(i) in the case of a Class A-R Borrowing, (a) the aggregate outstanding principal amount of the Class A-R Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date and (b) the Senior Advance Rate Test is satisfied;

(ii) in the case of a Class A-D1 Borrowing on each Class A-D1 Borrowing Date, (a) the aggregate outstanding principal amount of the Class A-D1 Loans shall not exceed the Total Class A-D1 Commitment and (b) the Senior Advance Rate Test is satisfied;

(iii) in the case of a Class A-D2 Borrowing on each Class A-D2 Borrowing Date, (a) the aggregate outstanding principal amount of the Class A-D2 Loans shall not exceed the Total Class A-D2 Commitment and (b) the Senior Advance Rate Test is satisfied; and

(iv) no Commitment Shortfall shall exist after giving effect to such Borrowing;

(d) in the case of the initial Borrowing, immediately after giving effect to such Borrowing, (A) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans) plus the aggregate amount of funds on deposit in the Future Funding Reserve Account, plus the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds is equal to or greater than $362,500,000, (B) the Diversity Score is greater than 15 and (C) the Borrower owns Collateral Loans with a total of at least 20 different Obligors;

(e) immediately before and after such Borrowing, no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(f) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(g) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by this Agreement;

(h) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(i) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Borrowing, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached to such Notice of Borrowing).

Section 3.3 Effectiveness of Increased Commitments; Additional Loans. The effectiveness of the Increased Commitments and the conditions to incurrence of Additional Loans shall be satisfied when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender, with notice to any Rating Agency then rating any Class of Loans), each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Increased Commitment Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in Sections 2.15 and 3.3 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing;

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby, the Increased Commitments, the Additional Loans and any other matters related thereto; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and

(iii) certifying that, immediately before and after giving effect to such Increased Commitments, clauses (iii) and (iv) of the definition of “Eligibility Criteria” shall be satisfied.

(b) The Agents shall have received legal opinions (addressed to each of the Secured Parties and S&P) from counsel to the Borrower, dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Closing Date, each with additions or deletions reflecting the Increased Commitments and Additional Loans.

(c) The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Increased Commitment Date, (i) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (ii) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above; (iii) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens; (iv) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (v) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(d) The Agents shall have received a letter from S&P addressed to the Borrower (or other confirmation from S&P) confirming that S&P’s rating of each Class of Loans is not lower than any of the Initial Ratings and will not be lowered as a result of such increase of the Commitments and the making of the Additional Loans.

(e) The Agents shall have received from the Borrower either (i) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans (as applicable) contemplated hereby, or (ii) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans (as applicable) contemplated hereby except as have been given.

(f) The Agents and the Affected Lenders shall have received either (i) a refreshed EU/UK Retention Letter or (ii) a certificate from the Retention Provider certifying that the representations, warranties and agreements set out in the EU/UK Retention Letter are true and correct as of the date of the certificate.

(g) The Borrower shall have paid all fees and expenses (including reasonable fees and expenses of respective counsel to the Agents and the Lenders) in connection with such increase of the Commitments.

(h) The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Commitments; provided, that nothing in this clause shall imply or impose a duty on any Agent to require such other documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent and each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Borrowing and each Class A-R Conversion Date.

Section 4.1 Existence and Power. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. Each of the Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located in the address set forth on the signature pages hereof. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens) or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding pending against or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened against or adversely affecting, (i) the Borrower or the Collateral Manager or (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA.

(a) Neither the Borrower nor, except as would not reasonably be expected to result in a Material Adverse Effect, any member of its ERISA Group sponsors, maintains or contributes to (or has an obligation to contribute to), or in the past five years has sponsored, maintained or contributed to (or had an obligation to contribute to), or has any liability or obligation with respect to any Plan or any Multiemployer Plan.

(b) The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law and the Collateral is not and will not be deemed to be “plan assets” for purposes of Section 3(42) of ERISA or the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law. The Borrower has not taken, or omitted to take, any action which would result in any Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.6 [Reserved].

Section 4.7 Taxes. The Borrower has filed or caused to be filed all U.S. federal income and other material Tax returns and reports required to be filed by it and has paid all U.S. federal income and other material Taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8 Full Disclosure. All written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of each date when this representation and warranty is made) furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third-parties), and, taken as a whole, contained as of the date of delivery thereof no untrue statement of a material fact (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third-parties) and did not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such information was furnished (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third-parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

Section 4.9 Solvency. On the Closing Date and on the date of each Borrowing, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10 Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.11 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12 Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14 [Reserved].

Section 4.15 Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.16 No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.17 [Reserved].

Section 4.18 Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no equity interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv).

Section 4.19 Ranking. All Obligations, including the Obligations to pay principal of, interest on and any other amounts in respect of the Loans, constitute senior indebtedness of the Borrower (subject to the Priority of Payments and, in the case of each Junior Class, the subordination provisions herein (including without limitation Sections 2.14, 6.4 and 9.1)).

Section 4.20 Representations Concerning Collateral.

(a) Upon each transfer of Collateral in the manner specified in Section 8.7 and after the other actions described in Section 8.7 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.7, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law. No filings other than those described or referred to in Section 8.7 or any other action other than those described in Section 8.7 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.7, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.21 [Reserved].

Section 4.22 Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.23 Anti-Money Laundering/Anti-Corruption Laws.

(a) The Borrower is in compliance, in all material respects, with all Anti-Money Laundering Laws. No claims, actions, litigations or suits against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened. No investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened that would reasonably be expected to have a Material Adverse Effect.

(b) No part of the proceeds of the Loans shall be used, directly or knowingly indirectly: (1) to make, offer, pay, promise, use, authorize, or give any payment, bribe, rebate, promise, payoff, influence payment, kickback, or other transfer, either directly or indirectly, of any funds, money, assets, or anything of value (including gifts, meals, entertainment, charitable or political contributions, and similar items) to any Governmental Authority or other Person for the purpose of (i) influencing any act or decision of such Governmental Authority in their official capacity, (ii) inducing such Governmental Authority to do or omit to do any act in violation of the lawful duty of such Governmental Authority, (iii) securing any improper advantage, (iv) assisting the Borrower in obtaining or retaining business, (v) inducing such Governmental Authority to use their influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (2) for any other unlawful or improper purpose; or (3) in any manner that could cause any other Person to violate Anti-Corruption Laws.

(c) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf are and have been in compliance with Anti-Corruption Laws, and no claims, actions, litigations, suits, investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Corruption Laws are pending or, to the knowledge of the Borrower, threatened in any capacity.

Section 4.24 Sanctions Laws.

(a) The Borrower is in compliance, in all material respects, with all Anti-Money Laundering Laws. No claims, actions, litigations or suits against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened. No investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened that would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor its directors, officers, or employees, nor to the knowledge of the Borrower, any of its other Affiliates, subsidiaries, or brokers or other agents or representatives of any loan party acting or benefiting in any capacity in connection with the Loans is, or is directly or indirectly owned or controlled by, a Sanctioned Person. Neither the Borrower nor its directors, officers, or employees, nor to the knowledge of the Borrower, any of its other Affiliates, subsidiaries, or brokers or other agents or representatives of any loan party acting or benefiting in any capacity in connection with the Loans has, directly or indirectly, conducted or is conducting any business dealings, transactions, or activities with or for the benefit of any Sanctioned Person or has engaged or is engaging in any conduct that could result in any Person or party to this Agreement becoming a Sanctioned Person.

(c) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf are and have been in compliance with Sanctions. None of the Borrower, its directors, officers, employees, or, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf has received notice of or is otherwise aware of any claim, action, litigation, suit, investigation, inquiry, or other proceeding against the Borrower concerning or relating to Sanctions in any capacity.

(d) None of the proceeds from the Loans shall be used, lent, contributed, or otherwise made available to any Person (i) to fund, finance, or facilitate, directly or knowingly indirectly, any transaction or business with, investment in, or any activities dealing with, involving, or for the benefit of any Sanctioned Person or Sanctioned Country, or (ii) in any manner, in each case, that could result in a violation of Sanctions by any Person or party to this Agreement or that could reasonably be expected to result in any Person or party to this Agreement becoming a Sanctioned Person.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligations remain unpaid, and unless the Majority Lenders shall otherwise consent in writing:

Section 5.1 Information. The Borrower will deliver the following to the Agents and S&P (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clause (e) below will not be required to be delivered to S&P, (2) the information described in clause (k) below will be required to be furnished to S&P (but only the information referred to in paragraph 1 of Exhibit F and, if applicable, paragraph 2(i) of Exhibit F) and to the Administrative Agent for distribution to each of the Lenders, (3) (x) the Borrower will procure the delivery by the Retention Provider of the information described in clause (l) and (y) the information described in clause (l) below will be required to be furnished solely to the Administrative Agent for distribution to each Affected Lender and (4) the information described in clauses (m) and (o) below will be required to be delivered only to the Collateral Agent:

(a) as soon as reasonably available and in any event within 120 days after the end of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, of the BDC, as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a balance sheet of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, of the BDC, as of the end of such quarter and the related statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower or, if the Borrower is consolidated with the balance sheet of the BDC, the BDC, on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of notes, and (y) that an Authorized Officer of the Borrower has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten Business Days prior to the date of such delivery and that on the basis of such financial statements and such review of the Loan Documents, no Default has occurred and is continuing or, if any such Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof;

(d) (i) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, notice of such Default or Event of Default; (ii) promptly and in any event within ten days after such Senior Authorized Officer obtains actual knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (y) any other event, act or condition which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains actual knowledge that any loan included in the Collateral does not qualify as a “Collateral Loan,” notice setting forth the details with respect to such disqualification;

(e) promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f) [reserved];

(g) [reserved];

(h) not later than the 27th calendar day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report concerning the Collateral Loans and Eligible Investments (the “Collateral Report”); the first Collateral Report shall be delivered in February 2026 and shall be determined with respect to the Collateral Report Determination Date occurring in February 2026; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month; provided that any calculations in connection with such Collateral Report shall be made on a trade date basis;

(i) on each Quarterly Payment Date, a Payment Date Report in accordance with Section 9.1(c);

(j) from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of the Majority Lenders or S&P, may reasonably request in writing;

(k) the information described in Exhibit F, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Majority Lenders;

(l) (i) promptly following a request by any Affected Lender which is (x) received in connection with a material amendment of any Loan Document, either (i) a refreshed EU/UK Retention Letter from the Retention Provider or (ii) a certificate from the Retention Provider (which may be in the form of an email) certifying that the representations, warranties and agreements set out in the EU/UK Retention Letter are true and correct as of the date of the certificate or (y) for additional information which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider, such additional information as such Affected Lender may reasonably request in order for such Affected Lender to comply with the applicable EU/UK Securitisation Regulation; provided that nothing in this Section 5.1(l)(i) shall be construed as requiring the Borrower or the Retention Provider to assume any responsibility for the fulfilment of the requirements of Article 7 of the Securitisation Regulations;

(ii) promptly on becoming aware of the occurrence thereof, written notice of (A) any failure to satisfy the Retention Requirement at any time; (B) any breach of the covenants set out in the EU/UK Retention Letter at any time in any material way or (C) any breach of any representation given by the Retention Provider in the EU/UK Retention Letter at any time in any material way;

(iii) on a monthly basis (concurrent with the delivery of each Collateral Report), a certificate (which may be in the form of an email) from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the EU/UK Retention Letter;

(iv) upon any written request therefor by or on behalf of the Borrower or any Affected Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction or (z) the Collateral Loans and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the EU/UK Retention Letter; and

(v) promptly upon the Borrower or the Retention Provider becoming aware of any material breach of the obligations included in any Loan Document, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the EU/UK Retention Letter;

(m) within five Business Days of the receipt thereof, copies of any letters received from S&P in respect of credit estimates;

(n) with respect to DIP Loans, Collateral Loans with a credit estimate, Collateral Loans with an S&P Rating of “CCC” or lower and Collateral Loans that have a deemed S&P Rating of “CCC-” pursuant to clause (iii)(C) of the definition of “S&P Rating”, promptly upon becoming aware thereof, any Information that may have a material adverse impact on the quality of such asset (as determined by the Collateral Manager using its reasonable business judgment);

(o) not later than the first day after the Quarterly Payment Date, a quarterly loan date file (the “Quarterly Loan Tape”) for the previous quarterly period ending on the Calculation Date (containing such information agreed upon by the Collateral Manager, the Collateral Agent and the Administrative Agent);

(p) promptly and in any event within five Business Days of any change to the information contained on Schedule I of the Master Transfer Agreement, the Collateral Manager shall deliver to the Administrative Agent a certificate from an Authorized Officer thereof identifying such change; and

(q) promptly on becoming aware of the occurrence thereof, written notice of the occurrence of an event that would permit the termination of the Collateral Management Agreement, or the replacement of the Collateral Manager under the Collateral Management Agreement.

Section 5.2 Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material Tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 Credit Estimates. For any Collateral Loan which has an S&P Rating determined pursuant to clause (iii)(B) of the definition of “S&P Rating”, the Borrower (or the Collateral Manager on behalf of the Borrower) shall prior to or within 30 days after the acquisition of such Collateral Loan apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate in accordance with the timing requirements set forth in clause (iii)(B) of the definition of “S&P Rating”.

Section 5.4 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Borrower will comply in all respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.6 Inspection of Property, Books and Records; Audits; Etc.

(a) The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities, and will permit representatives of the Administrative Agent and the Collateral Agent (in each case at the Borrower’s expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records, to examine and make copies of the Related Contracts and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower and as often as may reasonably be desired; provided that any expenses incurred by the Borrower hereunder shall be reasonable and documented.

(b) If requested by the Majority Lenders, the Borrower agrees that representatives of the Majority Lenders (or an independent third-party auditing firm selected by the Majority Lenders) may (at the Borrower’s expense) conduct an audit and/or field examination of the Borrower and the Collateral Manager, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Collateral Manager, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders; provided that no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower, any expenses incurred by the Borrower hereunder shall be reasonable and documented and such audit and/or field examination shall be coordinated with the audit and/or field examination conducted pursuant to clause (a) of this Section 5.6.

(c) If requested by the Administrative Agent or any Lender, the Borrower and the Collateral Manager shall participate in a meeting with the Administrative Agent and the Lenders once during each fiscal year of the Borrower, to be held at a location in New York City (and in which any Lender may participate electronically by phone or video) and at a time reasonably determined by the Borrower and the Collateral Manager.

(d) The Borrower agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, it shall, upon the written request of a Lender (which may be via e-mail), deliver via email or otherwise grant electronic access to copies of such Related Contracts, subject to applicable confidentiality requirements.

Section 5.7 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights, and its privileges, obligations, licenses and franchises, except, other than with respect to its existence, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall do or cause to be done all things necessary to maintain its registration and good standing under the laws of Delaware.

Section 5.8 Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any equity interest in any entity other than as otherwise permitted pursuant to Section 4.18.

Section 5.9 Investments.

(a) The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral as permitted by the terms of this Agreement. The Borrower shall not acquire or originate any debt obligation unless, at the time of the commitment to acquire or originate such debt obligation, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired or originated. The Borrower shall not acquire, originate or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were originated or acquired prior to the end of the Reinvestment Period and (ii) the origination or acquisition of a Collateral Loan where the commitment to make such acquisition or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment.

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Loan or the exercise of remedies with respect thereto so long as the Borrower uses contribution proceeds to make any payment required in connection with such Equity Security and directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c) The Borrower shall not commit to acquire or originate any Collateral Loan if such acquisition or origination would be in contravention of the terms of this Agreement or the Master Transfer Agreement.

Section 5.10 Restriction on Fundamental Changes.

(a) The Borrower shall not enter into any merger, consolidation, division or reorganization; provided that the Borrower may enter into a closing merger with an issuer of a collateralized loan obligation vehicle arranged by Natixis, New York Branch or an Affiliate of Natixis, New York Branch so long as all Obligations (other than any unasserted contingent Obligations) outstanding hereunder as of such date are repaid in full and all Commitments have terminated. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b) The Borrower shall not amend its Constituent Documents (other than purely administrative amendments) without the Administrative Agent’s prior written consent; provided that the Borrower shall provide S&P and the Administrative Agent with notice of any such amendment of its Constituent Documents.

Section 5.11 ERISA. Neither the Borrower nor any member of the ERISA Group shall establish, maintain or contribute to, or be required to contribute to, any Plan or Multiemployer Plan or become a guarantor with respect to any such plan, in each case that would be reasonably likely to result in a Material Adverse Effect. The Borrower shall ensure that no transfer of any interest in the Borrower will cause the assets of the Borrower to be treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law.

Section 5.12 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.13 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, origination, selling and maintenance of Collateral Loans and the ownership of equity interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from its equityholders and (iii) any other activities expressly permitted by this Agreement and the other Loan Documents.

Section 5.14 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.15 Margin Stock. None of the proceeds of any Loan will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.16 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations.

Section 5.17 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the acquisition and origination of Collateral Loans during the Reinvestment Period (and after the Reinvestment Period only for the acquisition and origination of Collateral Loans committed to during the Reinvestment Period, subject to Section 5.9), (b) in the case of the Class A-R Loans, to fund Exposure Amounts or the Future Funding Reserve Account, (c) to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents, (d) to make a Permitted Distribution and/or (e) with respect to the Class A-D1 Loans and the Class A-D2 Loans, to repay any outstanding Class A-R Loans.

Section 5.18 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity.

(i) The Borrower at all times since its formation has been, and will continue to be, a duly organized and existing limited liability company formed under the laws of the State of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its formation has complied, and will continue to comply, with its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (x) pursuant to the Loan Documents, (y) the obligations of any agent under any Related Contracts and (z) any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence.

(i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Collateral Manager and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Collateral Manager or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity (other than for U.S. tax purposes).

(iv) The Borrower will comply at all times with the provisions of the Limited Liability Company Agreement relating to separateness, bankruptcy remoteness and any similar provisions.

Section 5.19 Amendments, Modifications and Waivers to Collateral Loans.

(a) Subject to the restrictions contained in this Section 5.19, the Borrower may enter into any exchange, amendment or waiver of or supplement to any Related Contract.

(b) Maturity Amendments. The Borrower (or the Collateral Manager on the Borrower’s behalf) may not vote in favor of a Maturity Amendment unless, as determined by the Collateral Manager: (i) (A) the Maximum Weighted Average Life Test will be satisfied after giving effect to such Maturity Amendment or (B) if the Maximum Weighted Average Life Test was not satisfied immediately prior to giving effect to such Maturity Amendment, the level of compliance with the Maximum Weighted Average Life Test will be improved or maintained after giving effect to such Maturity Amendment, in each case after giving effect to any Trading Plan in effect during the applicable Trading Plan Period; and (ii) the following conditions are met: (A) the extended maturity date of such Collateral Loan would not be later than the Stated Maturity and (B) after giving effect to such Maturity Amendment, not more than 5.0% of the Total Capitalization may consist of Collateral Loans that have been subject to a Maturity Amendment with respect to which the Maximum Weighted Average Life Test was not satisfied after giving effect to such Maturity Amendment. For the avoidance of doubt, after giving effect to such Maturity Amendment, the Collateral Loan that is the subject of such Maturity Amendment must satisfy the definition of “Collateral Loan”.

Section 5.20 Hedging.

(a) With the consent of the Majority Lenders, the Borrower may, at any time and from time to time, enter into any Hedge Agreements (subject in each case to satisfaction of the Rating Condition). The Borrower will not amend or replace any Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement. The Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Hedge Agreement to the Agents and the Lenders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Collateral Manager on behalf of the Borrower) shall not enter into any Hedge Agreement unless it obtains written advice of counsel that (1) the written terms of the Hedge Agreement directly relate to the Collateral Loans, (2) such Hedge Agreement is an interest rate or foreign exchange swap and (3) the Borrower would not be considered a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Collateral Manager, and no other party including but not limited to the Collateral Agent, the Custodian and the Administrative Agent, is registered as a “commodity pool operator” as defined in Section 1(a)(11) of the

Commodity Exchange Act and “commodity trading advisor” as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Collateral Manager would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied. The Collateral Manager agrees in writing that for so long as the Borrower is a commodity pool, the Collateral Manager will take all actions necessary to ensure ongoing compliance with, as the case may be, either (x) the applicable exemption from registration as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower or (y) the applicable registration requirements as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower, and will in each case take any other actions required as a commodity pool operator and/or a commodity trading advisor with respect to the Borrower.

(b) Each Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Hedge Counterparty shall be required to satisfy, at the time that any Hedge Agreement to which it is a party is entered into, the Required Hedge Counterparty Rating. Payments with respect to any Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Hedge Agreement shall contain an acknowledgement by the Hedge Counterparty that the obligations of the Borrower to the Hedge Counterparty under the relevant Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.21 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest of the Collateral Agent in the Collateral.

Section 5.22 Further Assurances.

(a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.24.

(b) On or before each five-year anniversary of the Closing Date, the Borrower shall furnish to the Collateral Agent and the Rating Agency an opinion of counsel relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent, stating that, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remain perfected and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued perfection of such lien over the next five years.

Section 5.23 Costs of Transfer Taxes and Expenses.

(a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.23(a) shall not be indemnifiable pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.24 Collateral Agent May Perform.

(a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or the Majority Lenders and after notice to the Borrower, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Majority Lenders may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Majority Lenders shall determine is necessary or desirable, and the reasonable fees and out-of-pocket expenses of the Collateral Agent and Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.25 Notice of Name Change. The Borrower shall give the Agents and S&P not less than 30 days’ notice of any change of its name and not less than 30 days’ notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization without the prior written consent of the Administrative Agent.

Section 5.26 [Reserved].

Section 5.27 [Reserved].

Section 5.28 Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect or be subject to policies and procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with Sanctions and Anti-Corruption Laws. The Borrower shall not, and shall not permit or authorize its Affiliates, subsidiaries, brokers, agents or representatives, officers, directors or employees to, use any part of the proceeds of the Loans, directly or knowingly indirectly, for any conduct that would cause the representations and warranties in Sections 4.23 and 4.24 to be untrue as if made on the date any such conduct occurs.

Section 5.29 Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower’s receipt thereof.

Section 5.30 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Collateral Loans and other Collateral in accordance with the terms thereof except to the extent that failure to do so could not reasonably be expected to impair the value or collectability of such Collateral Loans and other Collateral.

Section 5.31 Limitation on Dividends. The Borrower will not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any limited liability company or other equity interest in, or ownership of any similar interests or securities of the Borrower, except for a Permitted Distribution and distributions made pursuant to Sections 6.4 and 9.1.

Section 5.32 [Reserved].

Section 5.33 Annual Rating Review. On or before the anniversary date of the Closing Date in each calendar year, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2026, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by S&P. The Borrower shall promptly notify the Agents, the Collateral Manager and the Lenders in writing if at any time the rating of the Loans has been, or is known by a Senior Authorized Officer will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.34 Collateral Management Agreement; Master Transfer Agreement. The Borrower shall not amend the Collateral Management Agreement or the Master Transfer Agreement except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.35 Transactions With Affiliates.

(a) Unless such transaction is upon terms no less favorable to the Borrower than it could obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, the Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than (i) the payment of any amounts owing to the Collateral Manager under the Loan Documents, (ii) the receipt of funds from its equityholders pursuant to Section 6.5 and (iii) the acquisition of Collateral Loans pursuant to the Master Transfer Agreement for consideration consisting of an increase in the value of its equity ownership of the Borrower.

(b) The Borrower shall ensure that all purchases of Collateral Loans from any Affiliate of the Borrower will be pursuant to and in accordance with the Master Transfer Agreement. All sales of Collateral Loans and other assets from the Borrower to any Affiliate of the Borrower shall be conducted in an arm’s length transaction in the ordinary course of business.

Section 5.36 Reports by Independent Accountants.

(a) On or after the Closing Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall select one or more nationally recognized firms of independent certified public accountants for purposes of performing agreed-upon procedures required by this Agreement, which may be the firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of independent certified public accountants at any time. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint a successor thereto that shall also be a nationally recognized firm of independent certified public accountants, which may be a firm of independent certified public accountants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint a successor to a firm of independent certified public accountants which has resigned or has been removed within 30 days after such resignation or removal (as applicable), the Borrower shall promptly notify the Agents and the Collateral Manager of such failure in writing. If the Borrower shall not have appointed a successor within ten days thereafter, the Collateral Manager shall appoint a successor firm of independent certified public accountants of nationally recognized reputation. The fees of such firm of independent certified public accountants and its successor shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement. In the event such firm requires the Collateral Agent and/or the Collateral Administrator to agree (whether in writing or otherwise) to the procedures performed by such firm, the Borrower hereby directs the Collateral Agent and/or the Collateral Administrator, as applicable, to so agree and directs the Collateral Agent or the Collateral Administrator to execute a specified user agreement, access letter or agreement of similar import requested by such accountants, which may include among other things, (i) acknowledgement that the Borrower has agreed that the procedures to be performed by such accountants are sufficient for the Borrower’s purposes, (ii) releases by the Collateral Agent or the Collateral Administrator, as applicable (on behalf of itself and the Lenders and Administrative Agent) of claims against the firm and acknowledgement of other limitations of liability in favor of the firm and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm (including to the Lenders and Administrative Agent). It is understood and agreed that the Collateral Agent and the Collateral Administrator will deliver such letters of agreement and similar documents in conclusive reliance on the foregoing direction of the Borrower. Neither the Collateral Agent nor the Collateral Administrator shall have any responsibility to the Borrower or any Secured Party hereunder to make any inquiry or investigation as to, and shall have no obligation, liability or responsibility in respect of, the terms of any engagement of any such firm, or the validity or correctness of such procedures or content of such letter (including without limitation with respect to the sufficiency thereof for any purpose), any report or instruction (or other information or documents) prepared or delivered by any such accountants pursuant to any such engagement. In no event shall the Collateral Agent or the Collateral Administrator be required to execute any agreement in respect of the accountants that it reasonably determines adversely affects it. For the avoidance of doubt, any costs, fees or expenses incurred by the Collateral Agent and/or the Collateral Administrator in connection with this Section 5.36(a) shall be payable by the Borrower as Administrative Expenses in accordance with the Priority of Payments and the terms of this Agreement.

(b) On or before the date that is 120 days following March 31 of each year, or the last Business Day immediately preceding such date if such date is not a Business Day, commencing in 2026, the Borrower shall cause to be delivered to the Collateral Agent an agreed-upon procedures report from a firm of independent certified public accountants appointed pursuant to clause (a) above for each Payment Date Report received since the last statement (i) indicating that the calculations within those Payment Date Reports have been recalculated and compared to the information provided by the Borrower in accordance with the applicable provisions of this Agreement and (ii) listing the Aggregate Principal Balance of the Collateral Loans securing the Loans as of the immediately preceding Measurement Dates; provided that in the event of a conflict between such firm of independent certified public accountants and the Borrower with respect to any matter in this Section 5.36, the determination by such firm of independent public accountants shall be conclusive; provided further that, if there is any inconsistency between the calculations of the Borrower and the calculations of the firm of independent certified public accountants, the Borrower shall promptly notify the Administrative Agent and the Lenders and describe such inconsistency in reasonable detail. In the event such independent certified public accountants require the Custodian, the Administrative Agent, the Collateral Administrator or the Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 5.36(b), the Borrower shall direct the Custodian, the Administrative Agent, the Collateral Administrator or the Collateral Agent in writing to so agree. Notwithstanding anything to the contrary herein, if the Custodian, Administrative Agent, the Collateral Administrator or Collateral Agent fail within 75 days following the end of each fiscal year of the Borrower to execute any documentation required by the independent certified public accountants selected by the Borrower prior to the delivery of any report contemplated by this Section 5.36(b), then the Borrower shall have no obligation to furnish any report covering such fiscal year pursuant to this Section 5.36(b). In no event shall the Custodian, the Collateral Administrator or the Collateral Agent be required to execute any agreement in respect of the accounts that it reasonably determines adversely affects it.

Section 5.37 Tax Matters as to the Borrower.

(a) The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. federal income tax purposes and will take no contrary position; provided that for so long as the Borrower is treated for U.S. federal income tax purposes as an entity that is disregarded as separate from its sole member, any Loans held by such sole member will be disregarded for such purposes. The Borrower shall take no action and the LLC Agreement provides that the Borrower shall neither permit nor recognize any action that would cause the Borrower to be treated as other than an entity that is disregarded as separate from its sole beneficial owner or a partnership (other than a publicly traded partnership taxable as a corporation) for U.S. federal, and to the extent applicable, state and local, income tax purposes.

(b) Each beneficial owner of equity in the Borrower (as determined for U.S. federal income tax purposes) shall at all times be a U.S. Person and shall timely provide the Borrower and any Agent with two executed copies of IRS Forms W-9 (or any applicable successor form) certifying that such beneficial owner is exempt from U.S. federal backup withholding tax.

(c) The Borrower shall, whenever relevant, use commercially reasonable efforts (taking into account whether the Borrower has received any needed information on a timely basis from its beneficial owners) to elect the application of Section 6226 of the Code.

Section 5.38 Originator Requirement. The Borrower shall ensure that the EU/UK Origination Requirement is satisfied in connection with the acquisition of any Collateral Loan to the extent required pursuant to the Eligibility Criteria in accordance with the terms of this Agreement and the EU/UK Retention Letter. The Borrower may not acquire any Collateral Loan or, during the Reinvestment Period, dispose of any Collateral Loan, unless either (a) the EU/UK Origination Requirement is satisfied immediately after giving effect to such acquisition or disposal, as applicable, (b) in connection with an acquisition following which the EU/UK Origination Requirement would not be met, such Collateral Loan is acquired from the Retention Provider or (c) in connection with a disposition following which the EU/UK Origination Requirement would not be met, the level of noncompliance with the EU/UK Origination Requirement is maintained or improved following such disposition.

Section 5.39 EU/UK Retention Letter. To the extent the same is within its control, the Borrower shall (i) procure the Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any EU/UK Retention Letter without the prior written consent of the Administrative Agent and each Affected Lender and notice to S&P and (ii) procure that the Retention Provider has not changed and will not change the manner in which it retains the EU/UK Retained Amount, except to the extent permitted by the EU/UK Securitisation Regulations and with the prior written consent of the Administrative Agent and each Affected Lender and notice to S&P.

Section 5.40 Pool Concentration. The Borrower shall use commercially reasonable efforts to ensure that at all times the pool of Collateral contains Collateral Loans of no less than 15 different Obligors.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1 (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Loan or any related obligations in respect of the Loans pursuant to this Agreement and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Majority Lenders, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Manager, the Collateral Agent or the Collateral Administrator, such failure continues for five Business Days after the Collateral Manager, the Collateral Agent or the Collateral Administrator receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Manager, the Collateral Agent or the Collateral Administrator, such failure continues for five Business Days after the Collateral Manager, the Collateral Agent or the Collateral Administrator receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c) the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or the Collection Account, in each case in excess of $25,000 in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Administrative Agent, the Collateral Administrator or the Collateral Agent, such failure continues for seven Business Days after the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act and such status continues for 45 consecutive calendar days;

(e) (x) a default in the performance, or breach, of any covenant, warranty or other agreement of the Borrower or the Collateral Manager under this Agreement or any other Loan Document and such default would reasonably be expected to have a Material Adverse Effect, or (y) the failure of any representation or warranty of the Borrower or the Collateral Manager made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet (including in connection with the acquisition or origination of any Collateral Loan) any

Concentration Limitation, Eligibility Criteria, Collateral Quality Test or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) if susceptible of cure, continues for a period of 30 days following the date on which (x) notice has been delivered to the Borrower or (y) a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other Applicable Law, (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its properties or (iv) ordering the winding up or liquidation of the affairs of the Borrower and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower of proceedings for the Borrower to be adjudicated as bankrupt or insolvent, or the consent by the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar Applicable Law, or the consent by the Borrower to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(h) the failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Aggregate Principal Balance of Collateral Loans (other than Defaulted Loans) plus (2) the aggregate Market Value of all Defaulted Loans on such date plus (3) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (4) without duplication, the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (ii) the denominator of which is equal to the aggregate outstanding principal amount of the Loans, to equal or exceed 102.5%, as of any Measurement Date and remains so for ten Business Days after such Measurement Date;

(i) any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents); or

(j) any of the Loan Documents (other than the Hedge Agreements and other than provisions that by the terms thereof survive the termination thereof) ceases to be in full force and effect.

Upon obtaining knowledge of the occurrence of an Event of Default, each of the Borrower, the Agents, the Collateral Manager and the Lenders shall notify each other and S&P in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Majority Lenders or the Administrative Agent (acting at the direction of the Majority Lenders) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Majority Lenders, whether or not approved by the Borrower’s board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security or any subordination or limitation of recourse with respect thereto and except as otherwise required pursuant to the terms of the Related Contracts, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security) and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under applicable law, including the UCC, the Administrative Agent or the Majority Lenders, by notice to the Borrower, may do any one or more of the following:

(i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Net Aggregate Exposure Amount is equal to zero); and

(ii) declare the principal of and the accrued interest on the Loans and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (e) or (f) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent or the Majority Lenders) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if all Obligations under the Loans have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale, substitution or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, on the date of any such sale, substitution or other disposition, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release the Secured Parties’ security interest in such Collateral and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the direction of the Majority Lenders through the Administrative Agent, shall have all of the rights and remedies of a secured party under the UCC and other applicable law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the direction of the Majority Lenders through the Administrative Agent, to the extent permitted by applicable law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide prompt written notice of any liquidation of the Collateral to S&P.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) at the express direction of the Majority Lenders through the Administrative Agent; provided that the Collateral Agent shall not be required to take any such action at the direction of the Majority Lenders through the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the direction of the Majority Lenders or acting directly or through the Administrative Agent) or the Majority Lenders, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable fees and expenses of counsel, agents and experts) incurred in connection therewith shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Without the prior written consent of the Majority Lenders, credit bidding by any Lender or any other Person in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations, the Collateral Manager (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Loans in the Collateral within five (5) Business Days of its receipt of notice of such acceleration by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Obligations and, without duplication, all unpaid Administrative Expenses. Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Majority Lenders propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Collateral Manager (or any of its Affiliates) and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale. To the extent the Administrative Agent (at the direction of the Majority Lenders) elects to sell any or all Collateral Loans at such public or private sale, such Collateral Loans or any parcel thereof shall be sold to the party offering the highest bid in immediately available funds.

Notwithstanding anything to the contrary herein, if an Event of Default of the type specified in Section 6.1(f) or 6.1(g) shall have occurred and be continuing, no Lender shall direct the Collateral Agent to sell or otherwise dispose of the Collateral, and the Collateral Agent shall retain the Collateral securing the Loans intact (except as otherwise expressly permitted or required by Section 10.1), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Loans in accordance with the Priority of Payments and Section 6.4, unless (i) the Collateral Agent determines at the written request of the Majority Lenders that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due through clause (j) of Section 6.4 or through clause (F) of Section 9.1(a), as applicable, or (ii) all Lenders consent to such liquidation of the Collateral.

In determining whether the condition specified in clause (i) of the preceding paragraph exists, the Collateral Agent shall use reasonable efforts to obtain bid prices with respect to each Collateral Loan or group of Collateral Loans from two nationally recognized dealers with substantial experience buying and selling such collateral and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such Collateral Loan or group of Collateral Loans. In the event that the Collateral Agent is only able to obtain bid prices with respect to the applicable Collateral Loans from one nationally recognized dealer at the time of making a market in such assets, the Collateral Agent shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such Collateral Loans or group of Collateral Loans. In addition, for the purposes of obtaining bid prices as provided for in this Section 6.3(b) and/or determining issues relating to the execution of a sale or liquidation of the Collateral Loans and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in the preceding paragraph exists, the Collateral Agent may retain and rely on an opinion or advice of an independent investment banking firm of national reputation or other appropriate advisors (the reasonable cost of which shall be payable as an Administrative Expense).

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Related Contracts.

(i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (x) upon the written request of either Agent, promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (y) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (y), it shall follow whichever request is evidenced to be derived from the direction of the Majority Lenders.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Contracts relating to the Collateral for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable.

(i) Notwithstanding anything herein to the contrary, (x) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed and (y) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Collateral Manager on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Lenders hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement (which may describe the collateral as “all assets”), continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Proceeds. Unless and until the Majority Lenders have exercised their right to direct the liquidation of the Collateral pursuant to Sections 6.2 and 6.3, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Majority Lenders have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Majority Lenders acting through the Administrative Agent):

(a) first, to the payment of Taxes, registration, registered office and filing fees then due and owing by the Borrower; second, to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder to the Collateral Administrator, the Custodian and the Securities Intermediary (including, in each case, without limitation, indemnity payments); and third, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b) to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of “Administrative Expenses”;

(c) to the payment of all other amounts due to the Agents hereunder;

(d) to the payment of all amounts due to the Hedge Counterparties under all Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Hedge Counterparty where such Hedge Counterparty is the sole affected party or the defaulting party);

(e) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Quarterly Payment date;

(f) [reserved];

(g) to the payment, (1) first, pro rata based on amounts due, of accrued and unpaid interest (including the Commitment Fee Amount solely to the Class A-R Lenders) on the Class A-R Loans (excluding any Capped Amounts), the Class A-T Loans (excluding any Capped Amounts) and the Class A-D Loans (including, without limitation, past due interest, if any); provided that payments on the Class A-D Loans shall be allocated first, to the payment of accrued and unpaid interest on the Class A-D1 Loans (including, without limitation, past due interest, if any) and second, to the payment of accrued and unpaid interest on the Class A-D2 Loans (including, without limitation, past due interest, if any), (2) second, to the applicable Lenders on a pro rata basis for payment of all interest payable at the Post-Default Rate and all accrued and unpaid Capped Amounts and (3) third, to pay all amounts due to the applicable Lenders which constitute Increased Costs;

(h) to the payment, pro rata based on the aggregate outstanding amount, of principal of the Class A-R Loans, the Class A-T Loans and the Class A-D Loans until the Class A-R Loans, the Class A-T Loans and the Class A-D Loans have been paid in full; provided that payments on the Class A-D Loans shall be allocated first, to the payment of principal of the Class A-D1 Loans until the Class A-D1 Loans have been paid in full and second, to the payment of principal of the Class A-D2 Loans until the Class A-D2 Loans have been paid in full;

(i) to the payment of all amounts due to any Hedge Counterparty under all Hedge Agreements to the extent not paid under clause (d) above;

(j) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Quarterly Payment Date; and

(k) any remainder, to the equity of the Borrower.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (k) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (k) above and (except as provided in subclauses “first” and “second” of clause (a) above, subclauses “first”, “second”, “third” and “fourth” of clause (g) above and subclauses “first”, “second” and “third” of clause (h) above) ratably in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Capital Contributions. At any time during or after the Reinvestment Period, any equityholder of the Borrower may, upon written notice to the Collateral Manager, the Administrative Agent and the Collateral Agent, make a contribution of Cash, Eligible Investments or Collateral Loans to the Borrower (a “Contribution”); provided that, except in the case of Contributions designated for use in connection with the insolvency, bankruptcy, reorganization, restructuring or workout of a Collateral Loan or the Obligor thereof, each Contribution shall be no less than $500,000 (taken together with all Contributions made on the same Business Day). The Collateral Manager, on behalf of the Borrower, may accept or reject any Contribution in its sole discretion and shall notify the Collateral Agent in writing of any such acceptance. If a Contribution is accepted, the Collateral Manager on behalf of the Borrower will apply such Contribution to a Permitted Use as directed by the contributor at the time such Contribution is made (or, if no direction is given by the contributor, at the direction of the Collateral Manager in its sole discretion). No Contribution or portion thereof shall be returned to the contributor at any time (other than by operation of the Priority of Payments) and no shares in the Borrower shall be issued or other rights against the Borrower shall be credited in favor of the contributor as a result of such Contribution. For administrative convenience, any Contributions or transfers of Cash, Eligible Investments or Collateral Loans made through one or more affiliates of the Collateral Manager may instead be made directly into the Borrower, bypassing such affiliate.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2 Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Lender” and “Lenders” may include Natixis, New York Branch, U.S. Bank and/or any Affiliate of Natixis, New York Branch or U.S. Bank in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders. The Agents shall not be required to take any action which exposes the Agents to liability or which is contrary to this Agreement, the Loan Documents or Applicable Law unless the Agents are furnished with an indemnification reasonably satisfactory to each Agent. The Borrower agrees with the Agents for their fees as set forth herein, the fee letter describing the Collateral Agent Fee and in the Administrative Agent Fee Agreement, as applicable, pursuant to the Priority of Payments.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. Neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Lenders (other than with respect to Section 12.6(f)) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the actions or omissions of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents.

(a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Majority Lenders (or the Administrative Agent), as applicable or (y) in the absence of its own gross negligence, fraud, reckless disregard, bad faith, criminal conduct or willful misconduct. No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith (including, for the avoidance of doubt, the existence, priority or perfection of the liens and security interests granted hereunder or under any other Loan Document). No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile, electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Majority Lenders (or the Administrative Agent), as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive, incidental or consequential damages (including lost profits or diminution in value) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action. Without limiting the generality of the foregoing, each Agent may conclusively rely without inquiry on any consent or request as being conclusive evidence of the authority of such party to make such consent or request and that such consent or request was made in accordance with this Agreement.

(b) The following additional provisions apply with respect to the Collateral Agent:

(i) the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Collateral Manager, the Administrative Agent, a Lender or any other Person;

(ii) no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a “financial liability” for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from the Majority Lenders) as to the course of action desired. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder;

(v) the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(vi) without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(c) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against the Collateral Agent. The Collateral Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(d) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent, all funds in any account held under this Agreement shall be held uninvested. Nothing in this Agreement shall be deemed to release U.S. Bank from any liability it may have as an obligor under any Eligible Investment.

(e) The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(f) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any Related Contracts, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Loan or Eligible Investment.

(h) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Laws”), the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Laws. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(i) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Majority Lenders or Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys, agents and experts), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Majority Lenders or the Administrative Agent.

(j) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Administrative agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(k) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(l) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Collateral Manager, Lender or Administrative Agent or to otherwise monitor the activities of the Borrower or Collateral Manager.

(m) In the event that U.S. Bank or one of its Affiliates is also acting in the capacity of Custodian, paying agent, Securities Intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to U.S. Bank acting in such capacities; provided that such rights, protections, immunities and indemnities shall be in addition to any rights, protections, immunities and indemnities provided in the Loan Documents or any other documents to which U.S. Bank or such Affiliate in such capacity is a party.

(n) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1 and such notice references this Agreement or the Borrower.

(o) The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or any other Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misfeasance, gross negligence or reckless disregard. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Collateral Agent provided that such information is required to be delivered to the Collateral Agent hereunder or is requested by the Collateral Agent from such Person.

(p) For the avoidance of doubt, none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be charged with knowledge of the EU/UK Securitisation Regulations, nor will the Collateral Agent, the Collateral Administrator or the Securities Intermediary be responsible for monitoring, confirming or enforcing any of the provisions of the EU/UK Securitisation Regulations applicable to the transaction, and none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary will be liable to any party for violation of such rules now or hereinafter in effect.

(q) In no event shall any Agent (including the Administrative Agent) have any obligation or duty to determine or otherwise monitor the Borrower’s, the Collateral Manager’s or the Retention Provider’s compliance with any retention or transparency requirements or the credit granting of the EU/UK Securitisation Regulations or any other similar laws, rules or regulations or the risk retention or disclosure rules of any other jurisdiction.

(r) In no event shall any Lender have any obligation to ensure compliance with the EU/UK Securitisation Regulations and shall not be responsible for and shall have no obligation to assist any other party in connection with compliance with any requirement of the EU/UK Securitisation Regulations applicable to them, and the taking of any action or the giving of any approval by the Lender shall not constitute any confirmation by the Lender of compliance with any requirement of the EU/UK Securitisation Regulations.

(s) None of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of the Term SOFR Rate, any replacement index (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any amendment or change required to be made to the applicable interest rate or (ii) select, determine or designate the Term SOFR Rate, or whether any conditions to the designation of such a rate have been satisfied.

(t) None of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees and disbursements of counsel), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents (including any enforcement by any Agent of this Agreement or the other Loan Documents) or any action taken or omitted by such indemnitees hereunder or thereunder and, in each case, whether or not a claim, demand or action was brought by or involving the Borrower, any Lender or any third-party.

Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent. An Agent may resign at any time by giving at least 30 days’ prior written notice thereof to the Lenders, the Borrower, the Collateral Manager and S&P; provided that any such resignation by an Agent shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8.Upon receipt of any such notice, the Majority Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Majority Lenders shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent, in each case, which such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder, and the successor Agent shall provide written notice of such appointment to the Lenders, the Collateral Manager and S&P. In addition, upon the affirmative vote of the Majority Lenders exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders hereunder, the Majority Lenders may immediately remove such Agent; provided that (i) a Lender hereunder agrees to serve as Agent and (ii) the Borrower has consented to such Lender serving as Agent (which consent shall not be unreasonably withheld or delayed) until a successor Agent shall be appointed pursuant to the terms of this Section 7.8. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. With respect to any Person (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party or (iii) with respect to the Collateral Agent that may succeed to all or substantially all of the corporate trust business and assets of the Collateral Agent substantially as a whole, shall be the successor to such Agent under this Agreement and under all other Loan Documents without further act of any of the parties to this Agreement.

Section 7.9 Execution of Account Control Agreement. Concurrently herewith, the Administrative Agent directs the Collateral Agent, and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, obligations, representations, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money.

(a) Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it from the Borrower for the benefit of the Secured Parties and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Loans and other Collateral shall be made directly to the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) The Borrower will provide the Collateral Agent with a certified copy of each agreement under which the Borrower sells a Participation Interest in any Collateral Loan pursuant to Section 10.1 or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a Participation Interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

(d) The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of Borrower subject to the Lien of the Collateral Agent. The Custodian shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Custodian and the Securities Intermediary that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Custodian and the Securities Intermediary shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, (i) the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time until it has been directed to do so by the Administrative Agent or the Majority Lenders, and (ii) the Administrative Agent and the Lenders shall not seek to direct the Collateral Agent to exercise exclusive control over the Covered Account at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Custodian or the Securities Intermediary.

The Custodian shall agree, and U.S. Bank National Association as Custodian hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Borrower subject to the Lien of the Collateral Agent and the Securities Intermediary, (ii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iii) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (iv) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary’s jurisdiction of the Custodian and the Securities Intermediary for purposes of the UCC, and (vii) any agreement between the Custodian, the Securities Intermediary and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Custodian (with a copy to the Securities Intermediary or Custodian) of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Custodian with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Custodian shall maintain such Loan Assets as required by this Agreement and the other Loan Documents; provided, further, the Custodian shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Loan Assets in possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Administrative Agent with respect to the Loan Assets. It is acknowledged and agreed that none of the Custodian, the Collateral Agent, the Custodian nor the Securities Intermediary is under a duty to examine Related Contracts to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset. The Custodian and the Securities Intermediary shall be entitled to establish sub-accounts of the Covered Accounts as may be necessary for the administration of the Covered Accounts.

Section 8.2 Collection Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated non-interest bearing account in the name “ABPCI Private Funding II LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds and all Principal Proceeds. All monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Collection Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Collection Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Collection Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1 or a Permitted Distribution. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the “Interest Collection Account” and the other the “Principal Collection Account” and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b) All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of the Majority Lenders) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Borrower or the Collateral Manager in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in the Standby Directed Investment, which account shall satisfy the Eligible Investment Required Ratings. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of the Majority Lenders) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) During the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount.

After the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the purchase or origination of Collateral Loans, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

(e) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(f) The Collateral Agent may from time to time establish any additional accounts and/or subaccounts, which in each case shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties, deemed necessary by the Collateral Agent for convenience in administering the Collateral.

(g) The Collateral Agent agrees to give the Borrower and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(h) At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with (as shall be deemed certified by the Borrower or the Collateral Manager upon receipt of any deposit by the Collateral Agent pursuant to this Section 8.2(h)), and (ii) upon such deposit into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.3 Payment Account; Future Funding Reserve Account; Lender Collateral Account; Closing Expense Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated non-interest bearing account in the name “ABPCI Private Funding II LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Payment Date Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Payment Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Payment Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Payment Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement.

(b) Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated non-interest bearing account in the name “ABPCI Private Funding II LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Future Funding Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. On any date during the Reinvestment Period, if an Initial Lender does not satisfy the requirements in either clause (II)(a) or (II)(b), as applicable, of the “Approved Lender” definition, then (i) such Initial Lender shall provide notice of such occurrence to the Borrower, the Agents, the Collateral Manager and S&P (a “Downgrade Notice”), (ii) within 20 Business Days after receipt of a Downgrade Notice, the Borrower will ensure that the amounts on deposit in the Future Funding Reserve Account shall be equal to or greater than the Exposure Amount and (iii) such amounts required under clause (ii) shall remain on deposit in the Future Funding Reserve Account until such Initial Lender provides notice to the Borrower, the Agents, the Collateral Manager and S&P that such Initial Lender satisfies the requirements in either clause (II)(a) or (II)(b), as applicable, of the “Approved Lender” definition; provided that, for the avoidance of doubt, the Borrower may use the Loans from a Funding to fund the amounts required under clause (ii), subject to satisfaction of the conditions set forth in Section 3.2. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding

Reserve Account as so directed solely in overnight funds that are Eligible Investments. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Future Funding Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Future Funding Reserve Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Future Funding Reserve Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c) Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated account in the name “ABPCI Private Funding II LLC Interest Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Interest Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Closing Date, the Borrower shall deposit $1,000,000 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Collateral Manager, and earnings from all such investments will be deposited in the Collection Account as Interest Proceeds. On the first Quarterly Payment Date, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (J). On the second Quarterly Payment Date, remaining funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments. The Interest Reserve

Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Interest Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Interest Reserve Account gives notice that it is terminating the Account Control Agreement, then the Borrower shall, within 60 days of such occurrence, move the Interest Reserve Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement.

(d) Lender Collateral Account.

(i) The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated non-interest bearing account in the name “ABPCI Private Funding II LLC Lender Collateral Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Lender Collateral Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained with the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(d). The Lender Collateral Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Lender Collateral Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Lender Collateral Account gives notice that it is terminating the Account Control Agreement, then the Borrower shall, within 60 days of such occurrence, move the Lender Collateral Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof).

(ii) If any Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount of the Lender Collateral Account with respect to such Lender (the “Lender Collateral Subaccount” of such Lender) and (y) the Collateral Agent shall deposit all funds received from such Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(d).

(iii) With respect to any Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Lender shall not constitute a Borrowing by the Borrower and shall not constitute a utilization of the Commitment of such Lender, and the funds so deposited shall not constitute principal outstanding under the Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Lender to make Loans as part of any Borrowing under this Agreement shall be satisfied by the Collateral Agent withdrawing funds from such Lender Collateral Subaccount in the amount of such Lender’s pro rata share of such Borrowing. All payments of principal from the Borrower with respect to Loans made by such Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Borrowing and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein, if on any Quarterly Payment Date (or on any other Business Day upon one Business Day’s prior written request from such Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Lender’s Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Commitments or otherwise), then the Collateral Agent shall remit to such Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Commitments following the occurrence of an Event of Default, the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Lender all of the funds then held in its related Lender Collateral Subaccount.

(v) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in the Standby Directed Investment, which account shall satisfy the Eligible Investment Required Ratings. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(e) Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated non-interest bearing account in the name “ABPCI Private Funding II LLC Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Closing Expense Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Closing Date, the Borrower shall deposit approximately $3,000,000 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 30 days after the Closing Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing

Expense Account will be deposited in the Collection Account as Interest Proceeds and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Closing Expense Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Closing Expense Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Closing Expense Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(e).

Section 8.4 Custodial Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish with the Custodian a single, segregated non-interest bearing account in the name “ABPCI Private Funding II LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained with the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.5 and 8.6. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Custodial Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Custodial Account gives notice that it is terminating the Account Control Agreement, the Borrower shall, within 60 days of such occurrence, move the Custodial Account to an Eligible Account Bank and cause the successor account bank to enter into a control agreement.

The Collateral Agent shall appoint a custodian (the “Custodian”) to act as a securities intermediary for purposes of this Agreement and the other Loan Documents. Initially, such Custodian shall be U.S. Bank National Association. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a long-term issuer credit rating of at least “A” and a short-term issuer credit rating from S&P of at least “A-1” (or at least “A+” by S&P if such institution has no short-term rating) and (iv) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

In taking and retaining custody of the Related Contracts, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Related Contracts or the instruments therein; provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein and under the other Loan Documents to which it is a party. All Related Contracts that are delivered to the Custodian shall be delivered to U.S. Bank National Association at its document custody office located at U.S. Bank Global Corporate Trust, 214 North Tryon Street, Charlotte, NC 28202-1078, Reference: ABPCI Private Funding II LLC, or at such other office as shall be specified to the Administrative Agent, the Collateral Manager and the Borrower by the Custodian in a written notice prior to such change. All Related Contracts that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at such offices and placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Related Contracts that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Custodian. The Custodian shall have no obligation to review or monitor any Related Contracts but shall only be required to hold those Related Contracts received by it in safekeeping. In taking and retaining custody of the Related Contracts, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any lien on the Related Contracts or the instruments therein; provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(b) Except as otherwise provided in Sections 8.5 and 8.6, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the “beneficial owners” (as defined in the Act) of such issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to such securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the

Custodian. Under the Act, a customer is either the “beneficial owner” or a “respondent bank”. The “customer” for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the “beneficial owner” (as defined in the Act) of such securities to be held by the Custodian hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d) At any time and from time to time the Borrower, or the Collateral Manager on the Borrower’s behalf, may deposit into the Custodial Account Collateral Loans and/or Eligible Investments not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) the requirements of Section 6.5 are complied with and (ii) upon such deposit into the Custodial Account, such assets shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.6 Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination.

(a) Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Obligations and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.7 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Collateral Agent (or the Custodian on its behalf) by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Collateral Agent (or the Custodian on its behalf) to take possession of such instrument indorsed to the Custodian or in blank, or such money, negotiable document, or tangible chattel paper, in the State of Minnesota separate and apart from all other property held by the Custodian;

(b) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Collateral Agent (or the Custodian on its behalf) to take possession of the related security certificate in the State of Minnesota;

(c) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Collateral Agent (or the Custodian on its behalf) to take possession of the related security certificate in the State of Minnesota, indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(d) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Custodian or its nominee for the account of the Custodian as the registered owner of such uncertificated security;

(e) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Custodian, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(g) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Section 8.8 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. None of the Collateral Agent, Custodian nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent, the Custodian, or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent, the Custodian or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.9 Reports.

(a) Commencing on the fifth Business Day after the Closing Date, the Collateral Administrator shall deliver to the Borrower by facsimile (or such other medium as may be agreed upon by the Borrower and the Collateral Administrator) by 11:00 a.m. (New York time) on each Business Day a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the second Business Day after receipt of such Money or other property.

(b) The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Collateral Manager, the Borrower or the Administrative Agent, as applicable, the Quarterly Loan Tape and such other information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Payment Date Report in accordance with Exhibit D and Exhibit E hereof, respectively, and prepare drafts of such Collateral Report and Payment Date Report and provide such drafts to the Collateral Manager for review and approval; provided that each such draft is to be provided no later than three days prior to the date the Collateral Report or the Payment Date Report, as applicable, is due. The Borrower shall cause the Collateral Manager to review and confirm the calculations made by the Collateral Administrator in such Collateral Report or Payment Date Report within two days prior to the due date of the Collateral Report or the Payment Date Report.

The Collateral Manager, the Administrative Agent, the Collateral Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports and Payment Date Reports. Without limiting the generality of the foregoing, the Collateral Manager shall advise in a timely manner the Collateral Administrator of the results of any determinations required or permitted to be made by it or the Borrower (or the Collateral Manager on its behalf) and supply the Collateral Administrator with such information (to the extent not also maintained or readily available to the Collateral Administrator) as is maintained by the Collateral Manager that the Collateral Administrator may from time to time request with respect to the Collateral and reasonably needed to complete the Collateral Reports and the Payment Date Reports or required to permit the Collateral Administrator to perform its obligations hereunder and any other information that may be reasonably required hereunder with respect to any item of Collateral. The Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to S&P. Upon receipt of approval from the Collateral Manager, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent and each Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, the Quarterly Loan Tape and any other information provided by the Collateral Manager, Borrower and Administrative Agent in preparation of the Collateral Report and Payment Date Report. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager under any of the Loan Documents and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Collateral Manager under the Loan Documents. Nothing herein shall obligate the Collateral Administrator to review or examine the Quarterly Loan Tape for accuracy, correctness or validity.

The Collateral Administrator will make the Collateral Report and Payment Date Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at http://pivot.usbank.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Payment Date Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(d) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the Related Contracts, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of updating the ratings of Collateral Loans, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(e) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) If, in performing its duties under this Section 8.9 in connection with compiling and delivering reports, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

Section 8.10 Transparency Reports.

(a) On and following the EU/UK Reporting Effective Date, the Borrower (the “Designated Reporting Entity”) hereby agrees to be designated, pursuant to Article 7(2) of the Securitisation Regulations, as the designated entity required to fulfil the EU/UK Transparency Requirements for the transaction contemplated by this Agreement, and agrees to use commercially reasonable efforts to make available to the Affected Lenders, any potential investor herein (as determined by the Collateral Manager) and the competent authorities (as determined under the Securitisation Regulations) (together, the “Relevant Recipients”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the EU/UK Transparency Requirements, including the Transparency Reports and any information on any “significant events” required to be disclosed under Article 7(1)(g) of each Securitisation Regulation.

(b) The Designated Reporting Entity shall only be required to use commercially reasonable efforts to fulfil the EU/UK Transparency Requirements (i) to the extent that such required information is in the Borrower’s, the Collateral Agent’s or the Collateral Manager’s possession, or, if not in the Borrower’s, the Collateral Agent’s or the Collateral Manager’s possession, such information can be obtained using commercially reasonable efforts and (ii) on and following the EU/UK Reporting Effective Date.

(c) The parties agree that: (i) the Designated Reporting Entity will not be in breach of this Section 8.10 if the Designated Reporting Entity fails to so comply due to events, actions or circumstances beyond the Designated Reporting Entity’s control so long as such events, actions or circumstances are continuing; and (ii) the Designated Reporting Entity is only bound by this Section 8.10 to the extent that the disclosure requirements under Article 7 of the Securitisation Regulations remain in effect; provided that the Designated Reporting Entity shall be required to comply with the EU/UK Transparency Requirements as soon as practicable following the conclusion of the events, actions or circumstances described in clause (i).

(d) The Borrower hereby directs the Collateral Agent to provide to the Designated Reporting Entity’s third-party reporting entities: (i) access to the Collateral Agent’s reporting website (available at https://pivot.usbank.com (or such other website as may be notified by the Collateral Agent to the Borrower, the Designated Reporting Entity and the Collateral Manager)) (the “Reporting Website”), which shall include the Collateral Report, on each date a Collateral Report is delivered; and (ii) such additional information (or access to such information) as reasonably requested by the Designated Reporting Entity’s third-party reporting entity in relation to the Collateral which is in the Collateral Agent’s possession, promptly following such request. The Collateral Agent shall reasonably cooperate and provide prompt responses in relation to any reasonable queries on the information in (i) and (ii) requested by the Designated Reporting Entity’s third-party reporting entity.

(e) On and following the EU/UK Reporting Effective Date, the Collateral Manager shall, in compliance with the Servicing Standard, assist the Designated Reporting Entity in complying with its obligations under the EU/UK Transparency Requirements, including by providing to the Designated Reporting Entity (or any applicable third-party reporting entity) such information (or access to such information) in relation to the Collateral, (i) which is in the possession of the Collateral Manager, (ii) which is not subject to legal or contractual restrictions on disclosure (unless the relevant information can be summarized or disclosed in an anonymized form, in accordance with such legal or contractual restrictions on disclosure), (iii) which is not available to the Designated Reporting Entity under paragraph (d) above and not otherwise in the Designated Reporting Entity’s possession, and (iv) which is required for compliance by the Designated Reporting Entity with the EU/UK Transparency Requirements provided that the Collateral Manager shall not be responsible or liable for failing to provide any reports, data and other information that the Collateral Manager is unable to procure or source using reasonable efforts.

(f) On and following the EU/UK Reporting Effective Date, the Designated Reporting Entity shall use commercially reasonable efforts to compile:

(i) a Loan Report (i) in the form published as at the date of this Agreement at https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex IV (or any updated form published by ESMA and/or as otherwise required or permitted under the EU Securitisation Regulation) and (ii) in the form published as at the date of this Agreement at https://www.fca.org.uk/publication/fca/annex4_underlying_exposures-corporate.xlsx (or any updated form published by the FCA and/or as otherwise required or permitted under the UK Securitisation Framework) (the “Loan Report”); and

(ii) an Investor Report (i) in the form published as at the date of this Agreement at https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex XII (or any updated form published by ESMA and/or as otherwise required or permitted under the EU Securitisation Regulation) and (ii) in the form published as at the date of this Agreement at https://www.fca.org.uk/publication/fca/annex12_investor_report_non_abcp_securitisation.xlsx (or any updated form published by the FCA and/or as otherwise required or permitted under the UK Securitisation Framework) (the “Investor Report” and together with the Loan Report, the “Transparency Reports”).

(g) The Collateral Manager and the Designated Reporting Entity shall be entitled to appoint agents (and are permitted to incur fees and expenses in connection therewith) to assist them with the data required for inclusion in the Transparency Reports.

(h) The Designated Reporting Entity shall provide each compiled Transparency Report, to the Collateral Agent. Once the Transparency Reports have been provided to the Collateral Agent, the Collateral Agent shall promptly post such Transparency Reports on the Reporting Website (or such other website as may be notified by the Collateral Agent to the Borrower, the Designated Reporting Entity and the Collateral Manager), and in any event, no later than 30 calendar days following each Quarterly Payment Date. The Collateral Agent shall grant access to the Reporting Website to any person who is identified to it in writing as a Relevant Recipient by the Collateral Manager or the Designated Reporting Entity. The Designated Reporting Entity confirms that it will be solely responsible (in consultation with the Collateral Manager) for handling and responding to any queries raised by any Relevant Recipient regarding the Transparency Reports and agrees that the Collateral Agent shall have no responsibility for dealing with any such queries, provided that, the Collateral Agent shall notify the Designated Reporting Entity (or the Collateral Manager on its behalf) of such queries.

(i) On and following the EU/UK Reporting Effective Date, the Designated Reporting Entity shall, without delay, disclose information on any “significant events” required to be disclosed under Article 7(1)(g) of each Securitisation Regulation.

(j) The Designated Reporting Entity will use reasonable efforts to procure, subject to the Collateral Manager providing the necessary information to the Collateral Agent, that the Collateral Agent will distribute to any Affected Lender or potential Affected Lender copies of the relevant Loan Documents as the same are required to be disclosed pursuant to Article 7 of the Securitisation Regulation as provided by the Designated Reporting Entity (or the Collateral Manager) to the Collateral Agent and acting on the instructions of the Designated Reporting Entity (or the Collateral Manager on its behalf).

(k) The Collateral Agent shall not be liable, and have no responsibility, for any non-publication or late publication of the Transparency Reports or any errors in the Transparency Reports to the extent such failure, delay or error results from incomplete or incorrect documentation, reports or information, or any delay in documentation, reports or information being provided to the Collateral Agent from the Collateral Manager, the Designated Reporting Entity, or any of their agents. Each of the Borrower, the Collateral Manager, and Administrative Agent acknowledge and agree that information, reports and documents posted on the Reporting Website shall be downloadable by any person with access to the Reporting Website. Any reports, information or documentation uploaded to the Reporting Website may include disclaimers excluding the liability of the Collateral Agent for the information provided therein. The Collateral Agent will not assume any responsibility for the Borrower’s or any other Person’s obligations as the entity responsible to fulfil the reporting or other obligations under the EU/UK Transparency Requirements. In providing such information and granting access to the Transparency Reports, the Collateral Agent also assumes no responsibility or liability to any third-party, including any Relevant Recipient (including for their use or onward disclosure of any such information, report or documentation), shall not be responsible for monitoring the Borrower’s or any other Person’s compliance with the EU/UK Transparency Requirements and shall have the benefit of the powers, protections and indemnities granted to it hereunder. The Collateral Agent shall not have any duty to monitor, enquire or satisfy itself as to the veracity, accuracy or completeness of any documentation, reports or information provided to it under this Section 8.10 or whether or not the provision of such information, reports or documentation accords with, and is sufficient to satisfy the requirements of, the EU/UK Transparency Requirements and shall be entitled to rely conclusively upon any instructions given or any determinations made by (and any determination

by) the Designated Reporting Entity (or the Collateral Manager on its behalf) regarding the same (and shall have no liability for actions taken (or forbearance from action undertaken) pursuant to and in accordance with such instructions or determinations), and shall have no obligation, responsibility or liability whatsoever for the provision of documentation, reports and information on the Reporting Website or by such method of dissemination as is required by the EU/UK Securitisation Regulation (as instructed by the Designated Reporting Entity (or the Collateral Manager on its behalf) and as agreed with the Collateral Agent).

(l) The Collateral Agent shall have no obligation to verify or monitor compliance by the Borrower or any other party with the EU/UK Securitisation Regulations or any other rule, law or regulation. The Collateral Agent shall act solely as an agent for the Borrower in posting information or documents to the Reporting Website and shall be entitled to conclusively rely upon any instructions given by (and any determination made by), or on behalf of, the Borrower (or the Collateral Manager on its behalf). In no event shall the Collateral Agent be deemed to make any representation or warranty in respect of the content of any posted documents, the content of the Reporting Website or compliance of the Reporting Website with this Agreement, or the EU/UK Securitisation Regulations. In addition, in connection with providing access to the Reporting Website, the Collateral Agent shall be entitled to require from any potential purchaser or investor any other information reasonably requested by the Collateral Agent in connection with a potential purchaser or investor gaining access to the Reporting Website.

(m) The Borrower will assume all costs of complying with the reporting requirements under the EU/UK Transparency Requirements and, if applicable, shall reimburse each of the Collateral Manager and/or the Collateral Agent for any such costs incurred by the Collateral Manager or the Collateral Agent in connection with their assisting the Borrower with the preparation and/or filing of such information and reports required pursuant to the provisions of the EU/UK Transparency Requirements. All costs of complying with the reporting requirements under the EU/UK Transparency Requirements shall be paid as Administrative Expenses.

(n) To the extent the entity acting as Collateral Agent is also acting as Collateral Administrator, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Collateral Administrator.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i) On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) Taxes (but not including any accrued and unpaid Increased Costs), registration, government, registered office and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined on the immediately prior Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(B) if the Borrower is party to any Hedge Agreements, to the payment of any amounts owing by the Borrower to the Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Hedge Counterparty where such Hedge Counterparty is the sole affected party or the defaulting party);

(C) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Quarterly Payment Date;

(D) [reserved];

(E) first, to the payment, pro rata based on amounts due, of accrued and unpaid interest (including the Commitment Fee Amount solely to the Class A-R Lenders) on the Class A-R Loans (excluding any Capped Amounts), the Class A-T Loans (excluding any Capped Amounts) and the Class A-D Loans (including, without limitation, past due interest, if any) and second, to the Lenders on a pari passu basis, for payment hereunder of all interest payable at the Post-Default Rate; provided that payments on the Class A-D Loans shall be allocated first, to the payment of accrued and unpaid interest on the Class A-D1 Loans (including, without limitation, past due interest, if any) and second, to the payment of accrued and unpaid interest on the Class A-D2 Loans (including, without limitation, past due interest, if any);

(F) if either of the Coverage Tests is not satisfied on the related Calculation Date, to make payments in accordance with the Loan Payment Sequence to the extent necessary to cause all Coverage Tests that are applicable on such Quarterly Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (F);

(G) [reserved];

(H) [reserved];

(I) [reserved];

(J) to the payment of (in the same manner and order of priority stated therein), (1) first, to the applicable Lenders on a pro rata basis for payment of accrued and unpaid Capped Amounts and (2) second, amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation);

(K) to the payment of (in the same manner and order of priority stated therein), (1) first, Increased Costs to the Lenders, and (2) second, any previously deferred (but not waived) Senior Collateral Management Fee that the Collateral Manager elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date (provided that, for the avoidance of doubt, no waived Senior Collateral Management Fee shall be payable pursuant to this clause K);

(L) unless waived by the Collateral Manager in accordance with the Collateral Management Agreement, to the payment of any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Quarterly Payment Date;

(M) if the Borrower is party to any Hedge Agreements, to any amounts owing by the Borrower to the Hedge Counterparties under such Hedge Agreements to the extent not paid under clause (B) above (without regard to any cap or limitation);

(N) all remaining Interest Proceeds:

(1) during the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to the Collection Account to be applied as Principal Proceeds for the purchase of additional Collateral Loans, (ii) to be applied to prepay the principal of the Loans in accordance with the Loan Payment Sequence and pursuant to Section 2.7, (iii) for deposit into the Future Funding Reserve Account and/or (iv) to the equity of the Borrower; and

(2) after the Reinvestment Period, at the sole discretion of the Collateral Manager, either (i) to be applied to prepay the principal of the Loans in accordance with the Loan Payment Sequence and pursuant to Section 2.7 or (ii) to the equity of the Borrower.

(ii) On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows; provided that, after giving effect to any such payment, no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (F) in Section 9.1(a)(i) above (in such order of priority);

(B) during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Collateral Manager:

(1) to the Collection Account for the purchase of additional Collateral Loans;

(2) to be applied to prepay the principal of the Loans in accordance with the Loan Payment Sequence and pursuant to Section 2.7; and/or

(3) to be deposited into the Future Funding Reserve Account;

(C) after the Reinvestment Period, to be applied to the payment of principal on the Loans (to be allocated to the Loans according to the Loan Payment Sequence) until repaid in full;

(D) [reserved];

(E) after the Reinvestment Period, to the payment of amounts referred to in clauses (J) through (M) of subsection (i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(F) after the Reinvestment Period, to the equity of the Borrower.

(b) If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause, to the extent funds are available therefor.

(c) On each Quarterly Payment Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Administrative Agent and to S&P (so long as S&P is rating the Loans) a report (the “Payment Date Report”) containing the information described in Exhibit E hereto pursuant to Section 8.9 specifying the amount of Interest Proceeds and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Net Aggregate Exposure Amount (which shall be determined based on information provided by the Borrower to the Collateral Administrator including any Revolving Collateral Loans and Delayed Funding Loans and the unpaid purchase price of all Collateral Loans that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or purchase after the end of the Reinvestment Period). The information in each Payment Date Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date. Each Payment Date Report shall constitute instructions to the Collateral Agent to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Payment Date Report in the manner specified and in accordance with the priorities established in Section 9.1(a).

(d) In the event that the Collateral Manager obtains actual knowledge of or receives written notice that any Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Hedge Agreement on the payment date therefor, the Collateral Manager shall notify the Borrower which shall (or the Collateral Manager on behalf of the Borrower shall) make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Collateral Manager shall give notice to the Lenders, the Administrative Agent, S&P, the Borrower and the Collateral Agent upon the continuing failure by such Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Collateral Manager on behalf of the Borrower) on such Hedge Counterparty.

(e) All amounts to be paid to the Borrower under this Section 9.1 shall be paid to such account as the Borrower may designate and upon such payment will be released from the lien of this Agreement.

ARTICLE X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA

Section 10.1 Sale of Collateral Loans.

(a) Sales, Substitutions and Assignments. Subject to the satisfaction of the conditions specified in Section 10.3, the Collateral Manager may, pursuant to a Borrower Order delivered by an Authorized Officer of the Collateral Manager on behalf of the Borrower (except as otherwise specified in this Section 10.1), direct the Collateral Agent to sell and the Collateral Agent shall sell on behalf of the Borrower in the manner directed by the Collateral Manager any Collateral Loan, Equity Security or Unsaleable Asset if, as certified by the Collateral Manager (which certification shall be deemed to be made upon delivery of an Borrower Order or trade ticket with respect to such sale), such sale meets the requirements of any of Section 10.1(a)(i) through (vii) (subject in each case to any applicable requirement of disposition under Section 10.1(a)(iv)); provided that if an Event of Default that would permit the Loans to be accelerated in accordance with Article VI has occurred and is continuing, the Collateral Manager may not direct the Collateral Agent to sell any Collateral Loan or Equity Security pursuant to Section 10.1(a)(ii) or 10.1(a)(v):

(i) Credit Risk Loans. The Collateral Manager may direct the Collateral Agent to sell any Credit Risk Loan at any time without restriction.

(ii) Credit Improved Loans. The Collateral Manager may direct the Collateral Agent to sell any Credit Improved Loan at any time without restriction.

(iii) Defaulted Loans. The Collateral Manager may direct the Collateral Agent to sell any Defaulted Loan at any time without restriction.

(iv) Equity Securities. The Collateral Manager may direct the Collateral Agent to sell any Equity Security at any time without restriction and shall use its commercially reasonable efforts to effect the sale of any Equity Security.

(v) Discretionary Sales. The Collateral Manager may direct the Collateral Agent to sell any Collateral Loan at any time other than during a Restricted Trading Period if, (1) after giving effect to such sale, the Eligibility Criteria Adjusted Balance of all Collateral Loans sold as described in this Section 10.1(a)(v) during the preceding period of 12 calendar months (or, for the first 12 calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 25% of the Total Capitalization as of the first day of such 12 calendar month period (or as of the Closing Date, as the case may be); and (2) either:

(A) solely during the Reinvestment Period, the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Eligibility Criteria, in one or more additional Collateral Loans with an Eligibility Criteria Adjusted Balance at least equal to the Eligibility Criteria Adjusted Balance of such Collateral Loan within 30 days after such sale; and

(B) the Principal Collateralization Amount (excluding the Collateral Loan being sold, but including, without duplication, the anticipated net proceeds of such sale) will be greater than or equal to the Reinvestment Target Par Balance.

(vi) Unsaleable Assets. Notwithstanding the other requirements set forth in this Agreement, on any Business Day after the Reinvestment Period, unless an Event of Default has occurred and is continuing, the Collateral Manager, in its sole discretion, may conduct an auction on behalf of the Borrower of Unsaleable Assets in accordance with the procedures described in this Section 10.1(a)(vi). Promptly after receipt of written notice from the Collateral Manager of such auction, the Collateral Agent shall provide notice (in such form as is prepared by the Collateral Manager) to the Lenders (and the Rating Agency) of an auction, setting forth in reasonable detail a description of each Unsaleable Asset and the following auction procedures: (1) any Lender may submit a written bid within 10 Business Days after the date of such notice to purchase one or more Unsaleable Assets no later than the date specified in the auction notice (which shall be at least 15 Business Days after the date of such notice); (2) each bid must include an offer to purchase such Unsaleable Assets for a specified amount of cash on a proposed settlement date no later than 20 Business Days after the date of the auction notice; (3) if no Lender submits such a bid within the time period specified under clause (1) above, unless the Collateral Manager determines that delivery in-kind is not legally or commercially practicable and provides written notice thereof to the Collateral Agent, the Collateral Agent shall provide notice thereof to each Lender and offer to deliver (at such Lender’s expense) a pro rata portion (as determined by the Collateral Manager) of each unsold Unsaleable Asset to the Lenders or beneficial owners of the most senior Class of Loans that provide delivery instructions to the Collateral Agent on or before the date specified in such notice, subject to minimum denominations; provided that, to the extent that minimum denominations do not permit a pro rata distribution, the Collateral Agent shall distribute the Unsaleable Assets on a pro rata basis to the extent possible as directed by the Collateral Manager in writing and the Collateral Manager shall select by lottery the Lender to whom the remaining amount will be delivered and deliver written notice thereof to the Collateral Agent and the Collateral Agent shall deliver such interests as specified in such written direction; and (4) if no such Lender provides delivery instructions to the Collateral Agent, the Collateral Agent shall promptly notify the Collateral Manager and offer to deliver (at the cost of the Collateral Manager) the Unsaleable Asset to the Collateral Manager or its designee. If the Collateral Manager declines such offer, the Collateral Agent shall take such action as directed by the Collateral Manager (on behalf of the Borrower) in writing to dispose of the Unsaleable Asset, which may be by donation to a charity, abandonment or other means.

(vii) Stated Maturity. Notwithstanding the restrictions of Section 10.1(a)(i) through (vi), the Collateral Manager (on behalf of the Borrower) shall, no earlier than one month prior to the Calculation Date for the earliest Stated Maturity and no later than the Calculation Date for the Stated Maturity, arrange for and direct the Collateral Agent to sell (and the Collateral Agent shall sell in the manner specified) any remaining Collateral Loans and distribute any proceeds thereof to the Borrower for application in accordance with the Priority of Payments; provided that such sale does not materially and adversely affect the Lenders.

(b) Optional Repurchases or Substitutions by the Seller Pursuant to the Master Transfer Agreement.

(i) Optional Substitutions.

(A) With respect to any Collateral Loan as to which a Repurchase and Substitution Event has occurred, subject to the limitations set forth in this Section 10.1(b)(i), at any time other than during a Restricted Trading Period the Seller may (but shall not be obligated to) convey to the Borrower in accordance with the Master Transfer Agreement one or more Collateral Loans in exchange for such Collateral Loan.

(B) Any substitution pursuant to this Section 10.1(b)(i) shall be initiated by delivery of written notice (a “Notice of Substitution”) by the Seller to the Collateral Agent, the Borrower and the Collateral Manager that the BDC intends to substitute a Collateral Loan pursuant to this Section 10.1(b)(i) and shall be completed prior to the earliest of: (x) the expiration of 90 days after delivery of such notice; or (y) in the case of a Collateral Loan which has become subject to a Specified Change, the effective date set forth in such Specified Change. Each Notice of Substitution shall specify the Collateral Loan to be substituted and the reasons for such substitution.

(C) The substitution of any Substitute Collateral Loan shall be subject to the satisfaction of the Repurchase and Substitution Qualification Conditions as of the date of substitution for each such Collateral Loan (after giving effect to such substitution).

(D) Prior to any substitution of a Collateral Loan, the Collateral Manager shall provide written notice thereof to the Rating Agency.

(ii) Optional Repurchases. Subject to the Repurchase and Substitution Limit, the Seller shall have the right, but not the obligation, to repurchase from the Borrower any Collateral Loan that becomes subject to a Repurchase and Substitution Event at any time other than during a Restricted Trading Period at a price equal to such repurchased Collateral Loan’s Market Value (which shall not be determined pursuant to clause (iv) or (v) of the definition thereof); provided that if such Market Value has not been obtained by the most recent of (A) 90 days prior to such date of determination or (B) the date of the most recently audited financial statements for the Obligor of such Collateral Loan, then such Collateral Loan may not be repurchased pursuant to this Section 10.1(b)(ii) until such Market Value has been obtained in accordance with such time constraints. The Borrower and, at the written direction of the Borrower (or the Collateral Manager on behalf of the Borrower), the Collateral Agent, shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Seller or by the Collateral Manager in order to effect the transfer and release of any of the Borrower’s interests in the Collateral Loans (together with the Collateral related thereto) that are being repurchased and the release thereof from the lien of this Agreement.

(iii) Repurchase and Substitution Limit. At all times, (I) the sum of the Aggregate Principal Balance of all Substitute Collateral Loans owned by the Borrower at any time since the Closing Date plus (II) the Aggregate Principal Balance of all Collateral Loans that have been repurchased by the Seller pursuant to its right of optional repurchase since the Closing Date and not subsequently applied by the Borrower to acquire a Substitute Collateral Loan may not exceed an amount equal to (A) 15% of the Net Purchased Collateral Loan Balance (inclusive of sales pursuant to clause (B)) and (B) with respect to Defaulted Loans and Credit Risk Loans that the Collateral Manager believes with the passage of time would become Defaulted Loans, 10% of the Net Purchased Collateral Loan Balance; provided that clause (II) above shall not include (x) the Principal Balance related to any Collateral Loan that is repurchased by the Seller in connection with a proposed Specified Change to such Collateral Loan so long as (1) the Seller certifies in writing to the Collateral Manager and the Collateral Agent that such purchase is, in the commercially reasonable business judgment of the Seller, necessary or advisable in connection with the restructuring of such Collateral Loan and such restructuring is expected to result in a Specified Change to such Collateral Loan, and (2) the Collateral Manager certifies in writing to the Collateral Agent that the Collateral Manager either would not be permitted to or would not elect to enter into such Specified Change pursuant to the Servicing Standard or any provision of this Agreement or the Collateral Management Agreement or (y) the purchase price of any Collateral Loans or, for the avoidance of doubt, any Equity Securities sold by and at the option of the Borrower to the Seller at Market Value (which will not be determined pursuant to clause (iv) or (v) of the definition thereof) pursuant to Section 10.1(a)(iv) or Section 10.1(a)(v). The foregoing provisions in this paragraph constitute the “Repurchase and Substitution Limit”.

(iv) Third-Party Beneficiaries. The Borrower, the Administrative Agent and the Collateral Agent agree that the Seller shall be a third-party beneficiary of this Agreement solely for purposes of this Section 10.1(b), and shall be entitled to rely upon and enforce such provisions of this Section 10.1(b) to the same extent as if it were a party hereto

(c) Sales of Collateral Loans to Affiliates. Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of Section 5 of the Collateral Management Agreement on terms no less favorable to the Borrower than would be the case if such Person were not so Affiliated; provided that in the case of any Collateral Loan sold or otherwise transferred to or acquired from a Person so Affiliated (other than any acquisition by the Borrower of a Collateral Loan effected from the Seller pursuant to the Master Transfer Agreement contemporaneously with the origination of the related Collateral Loan by the Seller), the value thereof shall be the Market Value of such Collateral Loan (provided that Market Value shall not be determined pursuant to clause (iv) or (v) of the definition thereof; provided, further, that if such Market Value has not been obtained by the most recent of (A) 90 days prior to such date of determination or (B) the date of the most recently audited financial statements for the Obligor of such Collateral Loan, then such Collateral Loan may not be sold or otherwise transferred to or acquired by a Person so Affiliated until such Market Value has been obtained in accordance with such time constraints); provided, further, any Collateral Loan acquired from a Person so Affiliated shall be acquired pursuant to and in accordance with the Master Transfer Agreement but may be settled directly into the Borrower for administrative convenience.

(d) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted contingent Obligations), the termination of all of the Commitments and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(d) are sufficient to pay in full all of the Obligations (other than any unasserted contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments; provided that such certification shall be deemed given upon delivery by the Borrower or the Collateral Manager of a trade ticket or other direction to sell, assign or transfer all or any portion of the Collateral as provided hereunder. For the avoidance of doubt, the Borrower, or the Collateral Manager on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(d) if no Event of Default has occurred and is continuing at such time.

(e) Rules Generally Applicable to Sales of Collateral Loans.

(i) All sales of Collateral Loans or any portion thereof (including participation interests) pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, both prior to and after an Event of Default, the Borrower shall cause any sale or liquidation of any Collateral Loan or other property or assets to be conducted on an arm’s length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s length transaction with a Person not an Affiliate.

Section 10.2 Eligibility Criteria.

(a) On any date during the Reinvestment Period, a debt obligation will be eligible for purchase or origination (including in connection with a substitution pursuant to Section 10.1(b)) by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate (which officer’s certificate shall be deemed given upon delivery of a trade ticket or other direction to purchase or originate such debt obligation) of an Authorized Officer of the Borrower delivered to the Collateral Agent, the Eligibility Criteria are satisfied at the time such debt obligation is purchased or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

Notwithstanding anything else in this Agreement to the contrary, as a condition to any purchase of an additional Collateral Loan, if the aggregate balance in the Principal Collection Account after giving effect to all expected debits and credits in connection with such purchase, all other sales and purchases (as applicable) previously or simultaneously committed to but which have not settled and all expected payments and repayments with respect to the Collateral Loans is a negative amount, the absolute value of such amount may not be greater than 5.0% of the Principal Collateralization Amount as of the Measurement Date immediately preceding the trade date for such purchase.

(b) Trading Plan Period. For purposes of calculating compliance with the Eligibility Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Loan or a group of Collateral Loans) identified by the Collateral Manager as such at the time when compliance with the Eligibility Criteria is required to be calculated (a “Trading Plan”) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within the 10 Business Days following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (1) no Trading Plan may result in the acquisition of Collateral Loans with an Average Life less than six months, (2) no Trading Plan may result in the acquisition of a group of Collateral Loans if the difference between the shortest Average Life of any Collateral Loan in such group and the longest Average Life of any Collateral Loan in such group is greater than two years, (3) no Trading Plan may result in the acquisition of Collateral Loans having an Aggregate Principal Balance that exceeds 5.0% of the Aggregate Principal Balance of all Collateral Loans as of the first day of the Trading Plan Period, (4) no Trading Plan Period may include a Calculation Date, (5) no more than one Trading Plan may be in effect at any time during a Trading Plan Period, (6) the Collateral Manager may modify any Trading Plan during a Trading Plan Period if it determines that, but for the occurrence of an Intervening Event, the Eligibility Criteria would have been satisfied by the original Trading Plan (provided that the Eligibility Criteria are satisfied by the modified Trading Plan), (7) the average purchase price of a single Collateral Loan or a group of Collateral Loans, in each case purchased pursuant to a Trading Plan, shall not be used for purposes of determining compliance with the Eligibility Criteria and (8) the average purchase price of a single Collateral Loan or a group of Collateral Loans, in each case purchased pursuant to a Trading Plan, shall not be used for purposes of determining whether any particular Collateral Loan is a Discount Loan. The Collateral Manager shall provide prior written notice to the Rating Agency, the Collateral Agent (and the Collateral Agent shall provide such notice to the Lenders) and the Collateral Administrator (i) of any Trading Plan, which notice shall specify the proposed investments identified by the Collateral Manager for acquisition as part of such Trading Plan and (ii) if the Eligibility Criteria are not satisfied upon the expiry of any Trading Plan Period. If a Trading Plan fails, the Collateral Manager shall notify the Rating Agency of such failure.

Section 10.3 Conditions Applicable to all Sale and Purchase Transactions.

(a) Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm’s-length basis.

(b) Upon the direction to commence any liquidation of any of the Collateral due to an Event of Default and the acceleration of the maturity of the Loans being delivered, liquidation of the Collateral shall be effected as described under Section 6.3. In such an event, neither the Collateral Manager nor the Borrower shall have the right to direct the sale of any such Collateral.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair.

(a) In the case of SOFR Loans, if on or prior to the first day of any Interest Period:

(i) the Administrative Agent is unable to obtain a quotation for the Term SOFR Rate as contemplated by Section 2.5, or

(ii) the Majority Lenders advise the Administrative Agent that as a result of changes arising after the date of this Agreement, the Term SOFR Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their SOFR Loans for such Interest Period, in each case the Administrative Agent shall forthwith give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, S&P, the Collateral Agent, the Collateral Administrator and the Lenders, whereupon until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligations (if any) of the Lenders to make SOFR Loans (if any) shall be suspended, except in the case of SOFR Loans required to fund Exposure Amounts; provided, that the Applicable Rate that applies to any then-current Loans shall no longer be calculated based upon the Term SOFR Rate but rather shall be calculated based upon the Fallback Rate (only for so long as the circumstances giving rise to such suspension continue to exist), and any future Loans shall be Fallback Rate Loans; provided further, that such Lenders shall instead fund Fallback Rate Loans and such Fallback Rate Loans shall convert to SOFR Loans promptly upon the Lenders determining that the circumstances giving rise to such suspension no longer exist.

(b) Upon receipt of such written notice from the Administrative Agent pursuant to clause (a) of this Section 11.1, the Borrower may request in writing from the Administrative Agent (with a copy to S&P) an amendment to this Agreement to modify the Applicable Rate (an “Applicable Rate Notice”). After receipt of an Applicable Rate Notice from the Borrower, the Administrative Agent and the Majority Lenders shall make a reasonable and good faith effort to modify the Applicable Rate on mutually agreeable terms with the Borrower. The Administrative Agent shall provide notice to S&P, the Collateral Agent and the Collateral Administrator promptly upon the implementation of the Fallback Rate.

(c) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its SOFR Loans (if any) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof (in writing or by telephone confirmed in writing) to the Lenders, the Collateral Agent, S&P and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Loans (if any) shall be suspended (provided that such Lender shall instead fund Fallback Rate Loans). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain SOFR Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to make or continue SOFR Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) any other condition affecting its SOFR Loans, its Notes evidencing SOFR Loans, or its obligation to make SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto (other than any increased costs on account of (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (z) Connection Income Taxes) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and S&P), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and S&P), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a)and 6.4; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(c) Each Lender will promptly notify the Borrower, the Collateral Agent, S&P and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything to the contrary contained herein, (i) no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers and (ii) all requests, rules, guidelines, requirements and directives promulgated (x) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions and (y) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented.

(e) If the Borrower is required to pay additional amounts to any Lender under this Section 11.3, then, in accordance with Section 11.5, the Borrower may, at its own expense and in its sole discretion, require such Lender to transfer or assign, in whole, without recourse all of its interests, rights and obligations under this Agreement and the Notes to an assignee (a “Replacement Lender”) (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, such assignee) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that (i) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Class A-R Loans, accrued interest thereon, Commitment Fees relating thereto, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.9) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) such assignment will result in a reduction in such compensation or payments thereafter and (iii) such assignment does not conflict with Applicable Law.

(f) Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes pursuant to Section 11.4, the provisions of Section 11.4 shall control.

(g) For the avoidance of doubt, the Borrower shall not be obligated to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 11.3 to the extent any such additional amounts are attributable to a failure by a Lender to comply with its obligations under the Securitisation Regulations.

Section 11.4 Taxes.

(a) Except as required by applicable law, any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges, withholdings (including backup withholding), fees or assessments imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If the Borrower or the Collateral Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the Borrower or the Collateral Agent shall make such deductions or withholdings, (ii) the Borrower or the Collateral Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11.4(a)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made and (iv) as soon as practicable after any payment of Taxes, the Borrower or the Collateral Agent shall furnish to the Administrative Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to the Administrative Agent.

(b) The Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) (i) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid or payable by such Lender or the Administrative Agent (as the case may be) or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any liability (including reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed. This indemnification shall be made within 15 days following the date such Lender or the Administrative Agent (as the case may be) makes demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent for (i) Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so) (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(b)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 11.4(c)(ii).

(d) (i) Each Lender that is a U.S. Person, on or prior to the date on which it becomes a Lender and from time to time thereafter if requested in writing by the Borrower or the Collateral Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower or the Collateral Agent with two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a U.S. Person, on or prior to the date on which it becomes a Lender and from time to time thereafter if requested in writing by the Borrower or the Collateral Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower or the Collateral Agent with two executed copies of IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate (together with appropriate attachments), either (w) certifying that such Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business within the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower (or its sole beneficial owner for U.S. federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) in the case of a Lender providing a Form W-8IMY, certifying that such Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by applicable law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(d)(i), each Lender shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Collateral Agent), deliver to the Borrower and the Collateral Agent (in such number of copies as shall be requested by the recipient) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary information (but only so long as such Lender remains lawfully able to do so). Notwithstanding anything to the contrary in the preceding paragraph, the completion, execution and submission of such documentation (other than IRS Form W-9 or an applicable IRS Form W-8 (together with appropriate attachments)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Collateral Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Collateral Agent as may be necessary for the Borrower and the Collateral Agent to comply with their obligations under FATCA and to determine that such Lender or the Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(iii) Each Lender hereby agrees that if any form or certification such Lender previously delivered pursuant to this Section 11.4(d) expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Borrower and the Collateral Agent in writing of its legal inability to do so.

(e) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender will (at the request of the Borrower) use commercially reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified under this Section 11.4, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (f) the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Notwithstanding anything to contrary contained in this Section 11.4, all payments made to a Lender pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(h) Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Lenders; Downgraded Lenders; Defaulting Lenders.

(a) (x) If and for so long as any Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Loans under Section 11.2, (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4 or (z) if and for so long as the obligations of any Lender under this Agreement are the subject of a Bail-In Action, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and S&P, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Notes to a financial institution that is (I) a Permitted Purchaser and (with respect to the Class A-R Loans) an Approved Lender (and is not otherwise a Defaulting Lender), (II) eligible to purchase the replaced Lender’s Loans under the terms hereof, (III) not prohibited by any applicable law from making such purchase and (IV) not the subject of a Bail-In Action with respect to its obligations hereunder (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter;

(iii) such assignment or delegation does not conflict with any applicable law; and

(iv) in the case of an assignment of Class A-R Loans, Class A-D1 Loans and/or Class A-D2 Loans, such Approved Purchaser shall deliver to the Borrower a notice of whether such Lender will be a CP Lender and, if so, the basis of the interest payable to such Approved Purchaser.

(b) If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i) in the case of a Downgraded Lender, it holds any portion of the Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(d), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii) in the case of a Defaulting Lender, (x) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d) Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

(f) Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any EEA Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders (including Sections 8.3(d) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof, (x)(1) in the case of any initial Lender, at its address, facsimile number and/or email address set forth on the signature pages hereof and (2) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (y) in the case of S&P, (1) in respect of any application for a ratings estimate by S&P in respect of a Collateral Loan, Information must be submitted to creditestimates@spglobal.com, (2) any S&P CDO Monitor requests should be sent by email to CDOMonitor@spglobal.com and (3) any other requests should be sent to it at its email address CDO_Surveillance@spglobal.com or (z) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to the Collateral Agent an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent in its discretion elects to act upon such instructions, the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2 No Waivers. No failure or delay by either Agent or any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agents, the Custodian and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel, agents and experts in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of counsel, agents and experts for each Agent, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. For the sake of clarity, this Section 12.3(a) shall not impose any payment obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, U.S. Bank National Association as Securities Intermediary and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable and documented fees and disbursements of counsel, agents and experts for each Agent, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) the grant to the Collateral Agent and the Lenders of any Lien, on the Collateral, (iii) the exercise by the Administrative Agent, the Collateral Agent or the Lenders of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral, (vi) any enforcement by an Indemnitee of this Agreement, including the indemnity obligations herein or (vii) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. For the avoidance of doubt, neither the Borrower, nor the Collateral Manager or the Retention Provider on behalf of the Borrower, shall owe any indemnity payment to any Lender that is not an Affected Lender as a result of the Borrower’s failure to satisfy the Retention Requirement due to a change in law. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and removal or resignation of any Agent. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes, which obligation shall be addressed solely by Section 11.4, other than Taxes that represent losses, liabilities, damages, expenses or costs arising from non-Tax claims. If the Borrower has made any indemnity payment pursuant to this Section 12.3 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such amounts net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower.

Section 12.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Without prejudice to the rights of the Lenders of each Priority Class with respect to each Junior Class, and the obligations of the Lenders of each Junior Class with respect to each Priority Class, each under Section 2.14, each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loan of its Class held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans of its Class held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans of its Class held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held of such Class by the Lenders shall be shared by the Lenders of its Class pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5 Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Administrative Agent and/or the Collateral Agent are affected thereby, by the Administrative Agent and/or the Collateral Agent, as the case may be) and notice thereof is provided to S&P prior to execution; provided that:

(i) no such amendment or waiver shall, unless signed by all the Lenders, (1) extend the Stated Maturity; (2) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation; (3) change the Percentage Share of the Commitments allocable to any Lender or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 2.7, Section 2.8, Section 2.12, Section 6.4, Section 9.1, Section 10.1(e)(ii) or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii) no such amendment or waiver shall, unless signed by all Lenders of the Class or Classes affected thereby, postpone the date fixed for any payment of principal of or interest on any Loan of such Class or Classes or any fees or other amounts hereunder or for any reduction or termination of any Commitment of such Class or Classes;

(iii) no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loan held by such Lender or any fees or indemnities payable for the account of such Lender;

(iv) no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender; and

(v) no such amendment or waiver shall, unless signed by all Affected Lenders and the Retention Provider, amend provisions relating to the EU/UK Securitisation Regulations or the rights and obligations of the Retention Provider.

(b) In connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5 (except to the extent that all Lenders consent to such proposed amendment or waiver), either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower’s reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than ten Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to execution of such proposed amendment or waiver that, based on its reasonable determination, such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will not be effective without the satisfaction of the Rating Condition; provided, further that no amendment shall increase the Commitment of any Lender without satisfaction of the Rating Condition.

(c) Notwithstanding clauses (a) and (b) above, the Administrative Agent and the Borrower may agree to make any amendment to this Agreement in accordance with the procedures set forth in Section 11.1; provided that the Collateral Agent and the Collateral Administrator shall not be bound by any amendment to this Agreement which would (i) increase or materially change or affect the duties or liabilities of, reduce, eliminate, limit or otherwise change any right or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Collateral Agent or the Collateral Administrator), or adversely change the economic consequences to, the Collateral Agent or the Collateral Administrator, (ii) expand or restrict the such party’s discretion or (iii) adversely affect the Collateral Agent or the Collateral Administrator, unless such party consents in writing thereto.

(d) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to Section 2.15, the Borrower and the Administrative Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans without the consent of any other parties.

(e) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Administrative Agent, the Collateral Agent and S&P.

Section 12.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b) (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is both (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (y) a Permitted Purchaser. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii) In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the “Participant Register”). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) With the prior written consent of the Borrower, any Lender may at any time assign to one or more banks, CP Conduits or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower and the Administrative Agent, which consent in each case shall not be unreasonably withheld; provided that (1) such assignment is in an amount which is at least $1,000,000 or a multiple of $250,000 in excess thereof (or the remainder of such Lender’s Loans or Commitments); and (2) no such consent shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default; (B) [reserved]; (C) in the case of the Class A-R Loans, (x) after the end of the Class A-R Commitment Period and (y) prior to the end of the Class A-R Commitment Period if such Assignee is an Approved Lender (without giving effect to either proviso in the definition of “Approved Lender”); (D) in the case of the Class A-D1 Loans, after the end of the Class A-D1 Commitment Period; (E) in the case of the Class A-D2 Loans, after the end of the Class A-D2 Commitment Period; or (F) by Natixis, New York Branch, any Affiliate of Natixis, New York Branch or any other CP Lender for which Natixis, New York Branch or an Affiliate is the Conduit Support Provider for a CP Lender, to Natixis, New York Branch, any Affiliate of Natixis, New York Branch or a CP Conduit for which Natixis, New York Branch or an Affiliate is the Conduit Support Provider for a CP Lender.

(ii) Upon execution, recordation in the Register and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(d), an Administrative Questionnaire and any relevant KYC documentation.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless (i) such transfer is made by reason of the provisions of Section 11.2, 11.3(e) or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances, (ii) the circumstances giving rise to such greater payment did not exist at the time of the transfer or (iii) except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Assignee, Participant or other transferee acquired the applicable interest.

(f) The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest thereon) of the Commitments or Loans held by or owing to each Lender from time to time. The entries in the Register shall be conclusive evidence (absent manifest error) of the accuracy thereof, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the obligor of each Commitment and the owner of a Loan or Note hereunder as the owner and obligor thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the request of the Collateral Agent information related to the Lenders and Commitments.

(g) Notwithstanding anything herein to the contrary, any Lender may at any time assign to another Lender all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such assignee Lender shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such assignee Lender and such transferor Lender, without consent of any other party hereto.

Section 12.7 Collateral; QP Status. Each of the Lenders represents to the Administrative Agent, the Collateral Agent, each of the other Lenders and the Borrower that (i) it (and each account for which it is acquiring a Loan or a Commitment) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (ii) it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement. For the avoidance of doubt, the parties hereunder intend that the advances made pursuant to this Agreement constitute loans and not securities. Notwithstanding the foregoing, each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrower that it is either (A) an institutional “accredited investor” as defined in paragraphs (a)(1), (2), (3) or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or (B) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (any persons satisfying such criteria, a “Permitted Purchaser”).

Section 12.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto. Each party hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9 Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto. Counterparts may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any counterpart so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Agreement may be electronically signed and that such electronic signatures appearing on this Agreement are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

Section 12.11 Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE COLLATERAL ADMINISTRATOR, THE SECURITIES INTERMEDIARY, THE CUSTODIAN AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14 Limitation of Liability. No claim may be made by the Borrower, the Collateral Manager or any other Person against the Administrative Agent, the Collateral Agent, the Custodian or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15 Recourse; Non-Petition.

(a) All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to the Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or any Note or any Loan Document shall be had against any officer, director, general partner, limited liability company manager, limited partner, member, agent or employee (solely by virtue of such capacity) of the Borrower (a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Lender and the Agents).

(b) Each Lender and each Agent hereby agrees that it will not institute against the Borrower any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding-up or liquidation of the Borrower or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Borrower or for all or substantially all of the assets of the Borrower prior to the date that is one year and one day (or, if longer, the applicable preference period then in effect) after the payment in full of all Obligations and any securities issued by the Borrower that refinance any of the Obligations. In the event that, notwithstanding the provisions of this Agreement and the other Loan Documents relating to “non-petition” of the Borrower, the Borrower becomes a debtor in a bankruptcy case by the involuntary petition of any other Person, the Borrower hereby covenants to contest any such petition to the fullest extent permitted by law. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16 Confidentiality.

(a) Each of the Lenders and the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower, the Collateral Loans, any Obligor, the Retention Provider or the Collateral Manager and obtained pursuant to or in connection with this Agreement or any other Loan Document; provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders’ and Agents’ counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement or a confidentiality agreement with terms substantially similar to this Section 12.16); (ii) to officers, directors, employees, examiners, agents and partners of each Lender and its Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type (who are, in each case, subject to this confidentiality agreement and the applicable Lender or Agent shall be responsible for any breach by such Person of these confidentiality provisions); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority or as required by applicable law or in connection with enforcement of this Agreement or any other Loan Document; (iv) to any entity participating or considering participating in any credit made under this Agreement and any prospective assignee or participant of a Loan, (provided, in each case, the Lenders and Agents shall require that any such entity agree in writing to be subject to a confidentiality agreement among such entity and the Borrower and/or the Collateral Manager with terms substantially similar to this Section 12.16; however, Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16 or any such confidentiality agreement); (v) as required by law or legal process, GAAP or applicable regulation (including to banking, insurance or other regulatory entity in connection with a Lender’s or Agent’s ordinary course corporate governance or regulatory obligations); (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees in writing to be subject to a confidentiality agreement with terms substantially similar to this Section 12.16; (vii) to any Rating Agency then rating the Loans or any Conduit Rating Agency; (viii) to the National Association of Insurance Commissioners or any similar organization or other entity that regulates or oversees any Lender, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio; or (ix) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know such information (provided that each such Person referred to in this clause (ix) agrees to be subject to a confidentiality agreement with terms substantially similar to this Section 12.16). In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender or any subsequent party that agrees to be bound hereto (or otherwise is subject to a confidentiality agreement with terms substantially similar to this Section 12.16) that breaches the confidentiality provisions of this Section 12.16 or any such confidentiality agreement. Any Person that proposes to disclose any information pursuant to subclauses (iii) or (v) of this Section 12.16(a) shall, to the extent practical, (1) provide the Borrower and the Collateral Manager with prompt written notice of such proposed disclosure, (2) reasonably cooperate with the Borrower or the Collateral Manager so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Agent to the extent that a disclosure is made by such Agent to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Agent’s business or operations which does not specifically target the information to be disclosed.

(b) Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(c) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or its funding agent, as applicable) may post to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or its funding agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5 of the Exchange Act, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date) and (iv) such other information as may be requested by such rating agency.

(d) Nothing in this Section 12.16 prohibits any Person from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the United States Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. There is no prior authorization necessary hereunder to make any such reports or disclosures and there is no notification requirement that any such reports or disclosures have been made.

Section 12.17 Special Provision Applicable to CP Lenders.

(a) Each of the parties hereto (each, a “Restricted Person”) hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The obligations under this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c) Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and, in the case of obligations of any CP Lender other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes and other short-term funding backing its Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement.

(d) No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement.

(e) Each CP Lender may act hereunder by and through its Program Manager, its administrator or its funding agent, as applicable.

(f) Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement.

(g) Notwithstanding anything to the contrary herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.

(h) No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender’s obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender’s right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18 Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent’s, Custodian’s, Collateral Administrator’s and Securities Intermediary’s execution and delivery of this Agreement, and acknowledges and agrees that the Collateral Agent, Custodian, Collateral Administrator and Securities Intermediary shall be fully protected in relying upon the foregoing consent and direction and hereby releases each of the Collateral Agent, Custodian, Collateral Administrator, Securities Intermediary and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent, Custodian, Collateral Administrator or Securities Intermediary.

Section 12.19 Borrowings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties to any Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including, without limitation, a reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of any Loan Document to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.21 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in Section 12.21(a), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.22 Patriot Act. Each Lender that is subject to the requirements of the PATRIOT Act notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 12.23 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 12.24 Amendment and Restatement. On the Closing Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement. It is the intention of each of the parties hereto that the Original Credit Agreement be amended and restated hereunder so as to preserve the creation, perfection and priority of all Liens securing the Obligations under this Agreement and the other Loan Documents and that all Obligations of the Borrower (and, to the extent applicable, the Fund) hereunder and thereunder shall continue to be secured by Liens evidenced under the Loan Documents, and that this Agreement does not constitute a novation or termination of the Indebtedness and obligations existing under the Original Credit Agreement and the other Loan Documents. Each reference to the “Credit Agreement” and words of similar import in any Loan Document shall be a reference to this Agreement, as amended and restated hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

ARTICLE XIII

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT AND MASTER TRANSFER AGREEMENT

Section 13.1 Assignment of Collateral Management Agreement and Master Transfer Agreement.

(a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Collateral Management Agreement and the Master Transfer Agreement including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Collateral Manager under the Collateral Management Agreement or the Seller under the Master Transfer Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies).

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Collateral Management Agreement, the Master Transfer Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Collateral Management Agreement, the Master Transfer Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Collateral Management Agreement, the Master Transfer Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Collateral Management Agreement or the Master Transfer Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement and, as applicable, the applicable Seller in the Master Transfer Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Collateral Manager subject to the terms of the Collateral Management Agreement.

(ii) The Collateral Manager shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Collateral Agent for the benefit of the Secured Parties, and the Seller shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Master Transfer Agreement to the Collateral Agent for the benefit of the Secured Parties, in each case subject to the proviso in Section 13.1(a).

(iii) The Collateral Manager shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Borrower pursuant to the Collateral Management Agreement and the Seller shall deliver to the Agents copies of all notices, statements communications and instruments delivered or required to be delivered by the Seller to the Borrower pursuant to the Master Transfer Agreement.

(iv) Neither the Borrower nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement without complying with the applicable terms thereof, and neither the Borrower nor the Seller will enter into any agreement amending, modifying or terminating the Master Transfer Agreement without complying with the applicable terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Sections 12 and 13 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under the Collateral Management Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Collateral Manager (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Collateral Manager or any of its Affiliates or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by the Collateral Management Agreement, if the Collateral Manager determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Collateral Manager or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Collateral Manager will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Collateral Management Agreement.

[Remainder intentionally left blank | signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ABPCI PRIVATE FUNDING II LLC, as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Vice President

Address for notices:

ABPCI Private Funding II LLC c/o Alliance Bernstein 405 Colorado Street, Suite 1500
Austin, TX 78701
Attention: Wesley Raper
Email: Wesley.raper@abglobal.com
Telephone: (512) 721-2925

With a copy to the Collateral Manager

Agents:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Frederic Bouley
Name:	Frederic Bouley
Title:	Director

By:	/s/ Amy Kim
Name:	Amy Kim
Title:	Vice President

Address for notices:

Natixis, New York Branch, as Administrative Agent 1251 Avenue of the Americas
New York, New York 10020
Attention: Denis Judge
Tel.: (212) 891-1823
Email: scsgnotices@natixis.com

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator

By:	/s/ Scott DeRoss
Name:	Scott DeRoss
Title:	Senior Vice President

Address for notices:

U.S. Bank Trust Company, National Association
Global Corporate Trust 214 North Tryon Street
Charlotte, NC 28202-1078
Reference: ABPCI Private Funding II LLC
Email: christopher.consomer@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ Scott DeRoss
Name:	Scott DeRoss
Title:	Senior Vice President

Address for notices:

U.S. Bank National Association
Global Corporate Trust 214 North Tryon Street
Charlotte, NC 28202-1078
Reference: ABPCI Private Funding II LLC
Email: christopher.consomer@usbank.com

VERSAILLES ASSETS LLC, as Class A-R Lender

CLASS A-R COMMITMENT AMOUNT: $65,000,000

PERCENTAGE SHARE: 100%

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

Address for notices:

c/o Global Securitization Services LLC 68 South Service Road, Suite 120
Melville, NY 11747
Attention: Bernard J. Angelo
Tel.: (631) 930-7223
Fax: (212) 302-8767
Email: Versailles_transactions@us.natixis.com and VersaillesOps@gssnyc.com

Versailles Assets LLC is a CP Lender for purposes of the Credit Agreement

With a copy to:

Natixis North America LLC 1251 Avenue of the Americas, 3rd Floor
New York, NY 10020
Attention: Office of the General Counsel
Email: legal.notices@us.natixis.com
Lending Office: New York

THE NORINCHUKIN BANK, as Class A-D1 Lender

CLASS A-D1 COMMITMENT AMOUNT: $216,000,000

PERCENTAGE SHARE: 100%

By:	/s/ Shinichiro Kitagawa
Name:	Shinichiro Kitagawa
Title:	Head of Structured Credit Investments

Address for notices:

The Norinchukin Bank, as Class A-D1 Lender 1-2-1, Otemachi
Chiyoda-Ku, Tokyo 100-8155, Japan
Email: shunsukegoto@nochubank.or.jp; k-kojima@nochubank.or.jp; pf@nochubank.or.jp; credit2@nochubank.or.jp

THE NORINCHUKIN BANK, as Class A-D2 Lender

CLASS A-D2 COMMITMENT AMOUNT: $44,000,000

PERCENTAGE SHARE: 100%

By:	/s/ Shinichiro Kitagawa
Name:	Shinichiro Kitagawa
Title:	Head of Structured Credit Investments

Address for notices:

The Norinchukin Bank, as Class A-D2 Lender 1-2-1, Otemachi
Chiyoda-Ku, Tokyo 100-8155, Japan
Email: shunsukegoto@nochubank.or.jp; k-kojima@nochubank.or.jp; pf@nochubank.or.jp; credit2@nochubank.or.jp

SCHEDULE A

Approved Appraisal Firms

1.	Houlihan Lokey, Inc.

2.	Duff & Phelps LLC

3.	Howard & Zukin Capital, Inc.

4.	Murray, Devine and Company

5.	Lincoln Advisors

6.	Valuation Research Corporation

SCH. A - 1

SCHEDULE B

S&P Industry Classifications

Asset Type Code	Asset Type Description
0	Zero Default Risk
1020000	Energy Equipment and Services
1030000	Oil, Gas and Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers and Packaging
2050000	Metals and Mining
2060000	Paper and Forest Products
3020000	Aerospace and Defense
3030000	Building Products
3040000	Construction and Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies and Distributors
3110000	Commercial Services and Supplies
3210000	Air Freight and Logistics
3220000	Passenger airlines
3230000	Marine transportation
3240000	Ground transportation
3250000	Transportation Infrastructure
4011000	Automobile components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel and Luxury Goods
4210000	Hotels, Restaurants and Leisure
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer staples distribution and retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products

SCH. B - 1

Asset Type Code	Asset Type Description
5220000	Personal care products
6020000	Health Care Equipment and Supplies
6030000	Health Care Providers and Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management and Development
7311000	Diversified REITs
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage and Peripherals
8130000	Electronic Equipment, Instruments and Components
8210000	Semiconductors and Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools and Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and resort REITs
9622296	Office REITs
9622297	Health care REITs
9622298	Retail REITs
9622299	Specialized REITs
PF101	Project Finance: Conversion or separation of hydrocarbons into value-added energy products
PF102	Project Finance: Mining and extraction
PF103	Project Finance: Pipelines
PF104	Project Finance: Storage
PF105	Project Finance: Utilities System
PF106	Project Finance: Vessels

SCH. B - 2

Asset Type Code	Asset Type Description
PF107	Project Finance: Water treatment facilities
PF201	Project Finance: Alternative energy
PF202	Project Finance: Hydrogen
PF203	Project Finance: Power – Baseload – Contracted
PF204	Project Finance: Power – Baseload – Merchant
PF205	Project Finance: Power – Wind – Contracted
PF206	Project Finance: Power – Wind – Merchant
PF207	Project Finance: Power – Solar – Contracted
PF208	Project Finance: Power – Solar – Merchant
PF209	Project Finance: Power – Hydro – Contracted
PF210	Project Finance: Power – Hydro – Merchant
PF211	Project Finance: Transmission power
PF212	Project Finance: Waste to energy
PF301	Project Finance: Accommodation Assets
PF302	Project Finance: Digital infrastructure – Contracted
PF303	Project Finance: Digital infrastructure – Merchant
PF304	Project Finance: Education assets
PF305	Project Finance: Entertainment assets
PF306	Project Finance: Health care facilities
PF307	Project Finance: Public buildings
PF308	Project Finance: Real Estate
PF401	Project Finance: Airport
PF402	Project Finance: Port – Contracted
PF403	Project Finance: Port – Volume
PF404	Project Finance: Railways – Contracted
PF405	Project Finance: Railways – Volume
PF406	Project Finance: Road – Availability
PF407	Project Finance: Road – Volume
PF408	Project Finance: Parking

SCH. B - 3

SCHEDULE C

S&P Recovery Rate Tables

Section 1.

(a)	(i) If a Collateral Loan has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

S&P Recovery Rating of a Collateral Loan[1]	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+ (100)	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%
1 (95)	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%
1 (90)	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%
2 (85)	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%
2 (80)	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%
2 (75)	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%
2 (70)	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%
3 (65)	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%
3 (60)	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%
3 (55)	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%
3 (50)	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%
4 (45)	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%
4 (40)	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%
4 (35)	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%
4 (30)	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%
5 (25)	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%
5 (20)	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%
5 (15)	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%
5 (10)	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%
6 (5)	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%
6 (0)	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%
	Recovery rate

(ii)

If (x) a Collateral Loan does not have an S&P Recovery Rating and such Collateral Loan is a senior unsecured loan or second lien loan and (y) the Obligor of such Collateral Loan has issued another debt instrument that is outstanding and senior to such Collateral Loan (a “Senior Secured Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

[1]	If a recovery range is not available for a given loan, the lower range for the applicable recovery rating should be assumed.

SCH. C - 1

For Collateral Loans Domiciled in Group A

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Loans Domiciled in Group B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Loans Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(iii)

If (x) a Collateral Loan does not have an S&P Recovery Rating and such Collateral Loan is a subordinated loan and (y) the Obligor of such Collateral Loan has issued another debt instrument that is outstanding and senior to such Collateral Loan that is a Senior Secured Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

SCH. C - 2

For Collateral Loans Domiciled in Groups A and B

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

For Collateral Loans Domiciled in Group C

S&P Recovery Rating of the Senior Secured Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	-%	-%	-%	-%	-%	-%
5	-%	-%	-%	-%	-%	-%
6	-%	-%	-%	-%	-%	-%
	Recovery rate

(b) If a recovery rate cannot be determined using clause (a) above, the recovery rate shall be determined using the following table:

Recovery rates for Obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Senior Secured Loans (other than Cov-Lite Loans)[1] Without S&P Industry Classification that includes “PF”
Group A	50%	55%	59%	63%	75%	79%

[1]

Solely for the purpose of determining the S&P Recovery Rate for such obligation, no obligation will constitute a “Senior Secured Loan” or a “Senior Secured Note” unless such obligation (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such obligation’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal balance of all obligations senior or pari passu to such obligations, and (ii) the outstanding principal balance of such obligation, which value may be derived from, among other things, the enterprise value of the issuer of such obligation, excluding any obligation secured primarily or solely by equity or goodwill (provided that the terms of this footnote may be amended or revised at any time by a written agreement of the Borrower, the Collateral Manager and the Collateral Agent (without the consent of any holder of any Note), subject to the satisfaction of the Rating Condition, in order to conform to S&P’s then current criteria for such obligations) and (c) is not a First Lien/Last Out Loan; provided that if the value of such obligation is primarily derived from the enterprise value of the issuer of such obligation or such obligation is secured solely or primarily by common stock or other equity interests, such obligation will have the S&P Recovery Rate specified for unsecured loans in the table above.

SCH. C - 3

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and “CCC”
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
With S&P Industry Classification that includes “PF”
Groups A, B and C	55%	60%	65%	70%	75%	80%
Senior Secured Loans (Cov-Lite Loans) and Senior Secured Notes[1]
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Qualified First Lien Loans
Group A	33.3%	40%	45.3%	50.7%	66.7%	72%
Group B	18.7%	22.7%	28%	32%	46.7%	50.7%
Group C	10%	12%	14%	16%	18%	20%
Second Lien Loans, First Lien/Last Out Loans and Unsecured Loans
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%
	Recovery rate

Group A:

Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom and United States.

Group B:	Brazil, Czech Republic, Mexico, Poland and South Africa.

Group C:

Afghanistan, Albania, Algeria, Andorra, Angola, Anguilla, Antigua, Argentina, Armenia, Aruba, Ascension, Azerbaijan, Bahamas, Bahrain, Bangladesh, Barbados, Belarus, Belize, Benin, Bermuda, Bhutan, Bolivia, Bosnia and Herzegovina, Botswana, British Virgin Islands, Brunei, Bulgaria, Burkina Faso, Burundi, Cambodia, Cameroon, Cape Verde Islands, Cayman Islands, Central African Republic, Chad, Chile, China, Colombia, Comoros, Congo-Brazzaville, Congo-Kinshasa, Cook Islands, Costa Rica, Cote d’Ivoire, Croatia, Cuba, Curacao, Cyprus, Djibouti, Dominica, Dominican Republic, Dubai International Finance Centre, East Timor, Ecuador, Egypt, El Salvador, Equatorial Guinea, Eritrea, Estonia, Ethiopia, Fiji, French Guiana, French Polynesia, Gabonese Republic, Gambia, Georgia, Ghana, Greece, Grenada, Guadeloupe, Guatemala, Guinea, Guinea-Bissau, Guyana, Haiti, Honduras, Hungary, Iceland, India, Indonesia, Iran, Iraq, Isle of Man, Jamaica, Jordan, Kazakhstan, Kenya, Kiribati, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Lesotho, Liberia, Libya, Liechtenstein, Lithuania, Macedonia, Madagascar, Malawi, Malaysia, Maldives, Mali, Malta, Martinique, Mauritania, Mauritius, Micronesia, Moldova, Monaco, Mongolia, Montenegro, Montserrat, Morocco, Mozambique, Myanmar, Namibia, Nauru, Nepal, New Caledonia, Nicaragua, Niger, Nigeria, North Korea, Oman, Pakistan, Palau,

SCH. C - 4

Palestinian Settlements, Panama, Papua New Guinea, Paraguay, Peru, Philippines, Qatar, Romania, Russia, Rwanda, Samoa, Sao Tome & Principe, Saudi Arabia, Senegal, Serbia, Seychelles, Sierra Leone, Slovak Republic, Slovenia, Solomon Islands, Somalia, South Korea, Sri Lanka, St. Helena, St. Kitts/Nevis, St. Lucia, St. Vincent & Grenadines, Sudan, Suriname, Swaziland, Syrian Arab Republic, Taiwan, Tajikistan, Tanzania/Zanzibar, Thailand, Togo, Tonga, Trinidad & Tobago, Tunisia, Turkey, Turkmenistan, Turks & Caicos, Tuvalu, Uganda, Ukraine, United Arab Emirates, Uruguay, Uzbekistan, Vanuatu, Venezuela, Vietnam, Western Sahara, Yemen, Zambia, Zimbabwe.

SCH. C - 5

Section 2. S&P CDO Monitor

Liability Rating	“AAA”
Weighted Average S&P Recovery Rate	35.0%
35.5%
36.0%
36.5%
37.0%
37.5%
38.0%
38.5%
39.0%
39.5%
40.0%
40.5%
41.0%
41.5%
42.0%
42.5%
43.0%
43.5%
44.0%
44.5%
45.0%
45.5%
46.0%
46.5%
47.0%
47.5%
48.0%
48.5%
49.0%
49.5%
50.0%
50.5%
51.0%
51.5%
52.0%
52.5%
53.0%
53.5%
54.0%
54.5%
55.0%

SCH. C - 6

Weighted Average Spread

The applicable weighted average spread shall be the spread between 3% and 9% (in increments of 0.01%) without exceeding the Weighted Average Spread (determined for purposes of this definition as if all Discount Loans instead constituted Collateral Loans that are not Discount Loans) as of such Measurement Date.

SCH. C - 7

Section 3. S&P Rating Factor.

S&P Rating	S&P Rating Factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10,000.00
SD	10,000.00
D	10,000.00

SCH. C - 8

SCHEDULE D

S&P Industry Classifications

Region Code	Region Name	Country Code	Country Name
17	Africa: Eastern	253	Djibouti
17	Africa: Eastern	291	Eritrea
17	Africa: Eastern	251	Ethiopia
17	Africa: Eastern	254	Kenya
17	Africa: Eastern	252	Somalia
17	Africa: Eastern	249	Sudan
12	Africa: Southern	247	Ascension
12	Africa: Southern	267	Botswana
12	Africa: Southern	266	Lesotho
12	Africa: Southern	230	Mauritius
12	Africa: Southern	264	Namibia
12	Africa: Southern	248	Seychelles
12	Africa: Southern	27	South Africa
12	Africa: Southern	290	St. Helena
12	Africa: Southern	268	Swaziland
13	Africa: Sub-Saharan	244	Angola
13	Africa: Sub-Saharan	226	Burkina Faso
13	Africa: Sub-Saharan	257	Burundi
13	Africa: Sub-Saharan	225	Cote d’lvoire
13	Africa: Sub-Saharan	240	Equatorial Guinea
13	Africa: Sub-Saharan	241	Gabonese Republic
13	Africa: Sub-Saharan	220	Gambia
13	Africa: Sub-Saharan	233	Ghana
13	Africa: Sub-Saharan	224	Guinea
13	Africa: Sub-Saharan	245	Guinea-Bissau
13	Africa: Sub-Saharan	231	Liberia
13	Africa: Sub-Saharan	261	Madagascar
13	Africa: Sub-Saharan	265	Malawi
13	Africa: Sub-Saharan	223	Mali
13	Africa: Sub-Saharan	222	Mauritania
13	Africa: Sub-Saharan	258	Mozambique
13	Africa: Sub-Saharan	227	Niger
13	Africa: Sub-Saharan	234	Nigeria
13	Africa: Sub-Saharan	250	Rwanda
13	Africa: Sub-Saharan	239	Sao Tome & Principe
13	Africa: Sub-Saharan	221	Senegal
13	Africa: Sub-Saharan	232	Sierra Leone
13	Africa: Sub-Saharan	255	Tanzania/Zanzibar
13	Africa: Sub-Saharan	228	Togo
13	Africa: Sub-Saharan	256	Uganda
13	Africa: Sub-Saharan	260	Zambia
13	Africa: Sub-Saharan	263	Zimbabwe
13	Africa: Sub-Saharan	229	Benin
13	Africa: Sub-Saharan	237	Cameroon
13	Africa: Sub-Saharan	238	Cape Verde Islands
13	Africa: Sub-Saharan	236	Central African Republic
13	Africa: Sub-Saharan	235	Chad

SCH. D - 1

Region Code	Region Name	Country Code	Country Name
13	Africa: Sub-Saharan	269	Comoros
13	Africa: Sub-Saharan	242	Congo-Brazzaville
13	Africa: Sub-Saharan	243	Congo-Kinshasa
3	Americas: Andean	591	Bolivia
3	Americas: Andean	57	Colombia
3	Americas: Andean	593	Ecuador
3	Americas: Andean	51	Peru
3	Americas: Andean	58	Venezuela
4	Americas: Mercosur and Southern Cone	54	Argentina
4	Americas: Mercosur and Southern Cone	55	Brazil
4	Americas: Mercosur and Southern Cone	56	Chile
4	Americas: Mercosur and Southern Cone	595	Paraguay
4	Americas: Mercosur and Southern Cone	598	Uruguay
1	Americas: Mexico	52	Mexico
2	Americas: Other Central and Caribbean	1264	Anguilla
2	Americas: Other Central and Caribbean	1268	Antigua
2	Americas: Other Central and Caribbean	1242	Bahamas
2	Americas: Other Central and Caribbean	246	Barbados
2	Americas: Other Central and Caribbean	501	Belize
2	Americas: Other Central and Caribbean	441	Bermuda
2	Americas: Other Central and Caribbean	284	British Virgin Islands
2	Americas: Other Central and Caribbean	345	Cayman Islands
2	Americas: Other Central and Caribbean	506	Costa Rica
2	Americas: Other Central and Caribbean	809	Dominican Republic
2	Americas: Other Central and Caribbean	503	El Salvador
2	Americas: Other Central and Caribbean	473	Grenada
2	Americas: Other Central and Caribbean	590	Guadeloupe
2	Americas: Other Central and Caribbean	502	Guatemala
2	Americas: Other Central and Caribbean	504	Honduras
2	Americas: Other Central and Caribbean	876	Jamaica

SCH. D - 2

Region Code	Region Name	Country Code	Country Name
2	Americas: Other Central and Caribbean	596	Martinique
2	Americas: Other Central and Caribbean	505	Nicaragua
2	Americas: Other Central and Caribbean	507	Panama
2	Americas: Other Central and Caribbean	869	St. Kitts/Nevis
2	Americas: Other Central and Caribbean	758	St. Lucia
2	Americas: Other Central and Caribbean	784	St. Vincent & Grenadines
2	Americas: Other Central and Caribbean	597	Suriname
2	Americas: Other Central and Caribbean	868	Trinidad& Tobago
2	Americas: Other Central and Caribbean	649	Turks & Caicos
2	Americas: Other Central and Caribbean	297	Aruba
2	Americas: Other Central and Caribbean	53	Cuba
2	Americas: Other Central and Caribbean	599	Curacao
2	Americas: Other Central and Caribbean	767	Dominica
2	Americas: Other Central and Caribbean	594	French Guiana
2	Americas: Other Central and Caribbean	592	Guyana
2	Americas: Other Central and Caribbean	509	Haiti
2	Americas: Other Central and Caribbean	664	Montserrat
101	Americas: U.S. and Canada	2	Canada
101	Americas: U.S. and Canada	1	USA
7	Asia: China, Hong Kong, Taiwan	86	China
7	Asia: China, Hong Kong, Taiwan	852	Hong Kong
7	Asia: China, Hong Kong, Taiwan	886	Taiwan
5	Asia: India, Pakistan and Afghanistan	93	Afghanistan
5	Asia: India, Pakistan and Afghanistan	91	India
5	Asia: India, Pakistan and Afghanistan	92	Pakistan
6	Asia: Other South	880	Bangladesh
6	Asia: Other South	975	Bhutan
6	Asia: Other South	960	Maldives
6	Asia: Other South	977	Nepal
6	Asia: Other South	94	Sri Lanka
8	Asia: Southeast, Korea and Japan	673	Brunei
8	Asia: Southeast, Korea and Japan	855	Cambodia

SCH. D - 3

Region Code	Region Name	Country Code	Country Name
8	Asia: Southeast, Korea and Japan	62	Indonesia
8	Asia: Southeast, Korea and Japan	81	Japan
8	Asia: Southeast, Korea and Japan	856	Laos
8	Asia: Southeast, Korea and Japan	60	Malaysia
8	Asia: Southeast, Korea and Japan	95	Myanmar
8	Asia: Southeast, Korea and Japan	850	North Korea
8	Asia: Southeast, Korea and Japan	63	Philippines
8	Asia: Southeast, Korea and Japan	65	Singapore
8	Asia: Southeast, Korea and Japan	82	South Korea
8	Asia: Southeast, Korea and Japan	66	Thailand
8	Asia: Southeast, Korea and Japan	84	Vietnam
8	Asia: Southeast, Korea and Japan	670	East Timor
105	Asia-Pacific: Australia and New Zealand	61	Australia
105	Asia-Pacific: Australia and New Zealand	682	Cook Islands
105	Asia-Pacific: Australia and New Zealand	64	New Zealand
9	Asia-Pacific: Islands	679	Fiji
9	Asia-Pacific: Islands	689	French Polynesia
9	Asia-Pacific: Islands	686	Kiribati
9	Asia-Pacific: Islands	691	Micronesia
9	Asia-Pacific: Islands	674	Nauru
9	Asia-Pacific: Islands	687	New Caledonia
9	Asia-Pacific: Islands	680	Palau
9	Asia-Pacific: Islands	675	Papua New Guinea
9	Asia-Pacific: Islands	685	Samoa
9	Asia-Pacific: Islands	677	Solomon Islands
9	Asia-Pacific: Islands	676	Tonga
9	Asia-Pacific: Islands	688	Tuvalu
9	Asia-Pacific: Islands	678	Vanuatu
15	Europe: Central	420	Czech Republic
15	Europe: Central	372	Estonia
15	Europe: Central	36	Hungary
15	Europe: Central	371	Latvia
15	Europe: Central	370	Lithuania
15	Europe: Central	48	Poland
15	Europe: Central	421	Slovak Republic
16	Europe: Eastern	355	Albania
16	Europe: Eastern	387	Bosnia and Herzegovina
16	Europe: Eastern	359	Bulgaria
16	Europe: Eastern	385	Croatia
16	Europe: Eastern	383	Kosovo
16	Europe: Eastern	389	Macedonia
16	Europe: Eastern	382	Montenegro
16	Europe: Eastern	40	Romania
16	Europe. Eastern	381	Serbia
16	Europe: Eastern	90	Turkey
14	Europe: Russia & CIS	374	Armenia
14	Europe: Russia & CIS	994	Azerbaijan
14	Europe: Russia & CIS	375	Belarus
14	Europe: Russia & CIS	995	Georgia

SCH. D - 4

Region Code	Region Name	Country Code	Country Name
14	Europe: Russia & CIS	8	Kazakhstan
14	Europe: Russia & CIS	996	Kyrgyzstan
14	Europe: Russia & CIS	373	Moldova
14	Europe: Russia & CIS	976	Mongolia
14	Europe: Russia & CIS	7	Russia
14	Europe: Russia & CIS	992	Tajikistan
14	Europe: Russia & CIS	993	Turkmenistan
14	Europe: Russia & CIS	380	Ukraine
14	Europe: Russia & CIS	998	Uzbekistan
102	Europe: Western	376	Andorra
102	Europe: Western	43	Austria
102	Europe: Western	32	Belgium
102	Europe: Western	357	Cyprus
102	Europe: Western	45	Denmark
102	Europe: Western	358	Finland
102	Europe: Western	33	France
102	Europe: Western	49	Germany
102	Europe: Western	30	Greece
102	Europe: Western	354	Iceland
102	Europe: Western	353	Ireland
102	Europe: Western	101	Isle of Man
102	Europe: Western	39	Italy
102	Europe: Western	102	Liechtenstein
102	Europe: Western	352	Luxembourg
102	Europe: Western	356	Malta
102	Europe: Western	377	Monaco
102	Europe: Western	31	Netherlands
102	Europe: Western	47	Norway
102	Europe: Western	351	Portugal
102	Europe: Western	386	Slovenia
102	Europe: Western	34	Spain
102	Europe: Western	46	Sweden
102	Europe: Western	41	Switzerland
102	Europe: Western	44	United Kingdom
10	Middle East: Gulf States	973	Bahrain
10	Middle East: Gulf States	98	Iran
10	Middle East: Gulf States	964	Iraq
10	Middle East: Gulf States	965	Kuwait
10	Middle East: Gulf States	968	Oman
10	Middle East: Gulf States	974	Qatar
10	Middle East: Gulf States	966	Saudi Arabia
10	Middle East: Gulf States	971	United Arab Emirates
10	Middle East: Gulf States	967	Yemen
11	Middle East: MENA	213	Algeria
11	Middle East: MENA	20	Egypt
11	Middle East: MENA	972	Israel
11	Middle East: MENA	962	Jordan
11	Middle East: MENA	961	Lebanon
11	Middle East: MENA	212	Morocco
11	Middle East: MENA	970	Palestinian Settlements
11	Middle East: MENA	963	Syrian Arab Republic
11	Middle East: MENA	216	Tunisia

SCH. D - 5

Region Code	Region Name	Country Code	Country Name
11	Middle East: MENA	1212	Western Sahara
11	Middle East: MENA	218	Libya

SCH. D - 6

SCHEDULE E

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Loan, and is equal to the Aggregate Maximum Principal Balance of all the Collateral Loans issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each S&P industry classification group, shown on Schedule B, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each S&P industry classification group, shown on Schedule B, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100

SCH. E - 1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each S&P industry classification group shown on Schedule B.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer.

SCH. E - 2

EXHIBIT A

FORM OF NOTE FOR LOANS

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, ABPCI PRIVATE FUNDING II LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), hereby unconditionally promises to pay to [______] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Class [A-R][A-T][A-D1][A-D2] Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Class [A-R][A-T][A-D1][A-D2] Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class [A-R][A-T][A-D1][A-D2] Loan.

This Note (a) is a [revolving][term][delayed draw term] Note and evidences the Class [A-R][A-T][A-D1][A-D2] Loans made by the Lender under, and is one of the Notes referred to in, the Amended and Restated Credit Agreement, dated as of December 18, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

EX. A - 1

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

This Note may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any PDF file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Agents) and any signatures so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. The parties agree that this Note may be electronically signed and that such electronic signatures appearing on this Note are the same as handwritten signatures for purposes of validity, enforceability and admissibility.

EX. A - 2

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

ABPCI PRIVATE FUNDING II LLC

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

EX. A - 3

SCHEDULE I

This Note evidences the Class [A-R][A-T][A-D1][A-D2] Loans made by [______] (the “Lender”) to ABPCI Private Funding II LLC (the “Borrower”) under the Amended and Restated Credit Agreement dated as of December 18, 2025 among the Borrower, as borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator and U.S. Bank National Association, as custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

EX. A - 4

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

Natixis, New York Branch,

as Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

Attention: Denis Judge

Tel.: (212) 891-1823

Email: scsgnotices@natixis.com

U.S. Bank Trust Company, National Association,

as Collateral Agent and Collateral Administrator

214 North Tryon Street

Charlotte, NC 28202

Attention: Global Corporate Trust (CDO)

Reference: ABPCI Private Funding II LLC

NOTICE OF BORROWING

This Notice of Borrowing is made pursuant to Section 2.2 of that certain Amended and Restated Credit Agreement dated as of December 18, 2025 (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among ABPCI Private Funding II LLC, as borrower (the “Borrower”), the Lenders parties thereto from time to time (collectively, the “Lenders”), Natixis, New York Branch, as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Custodian. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.

The Borrower hereby requests that on ______________, ____ (the “Borrowing Date”) it receive Borrowings of the Class [A-R][A-D1][A-D2] Loans under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the “Requested Amount”).

2.

The Borrower hereby gives notice of its request for such Loans in the aggregate principal amount equal to the Requested Amount to the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Collection Account in its respective Percentage Share of the Requested Amount.

EX. B - 1

3.

The Borrower certifies that immediately after giving effect to the proposed Borrowing on the Borrowing Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(a)	in the case of the initial Borrowing on the Closing Date, the conditions precedent set forth in Section 3.1 of the Credit Agreement shall have been fully satisfied on or prior to such Borrowing Date;

(b)	immediately after giving effect to such Borrowing (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Borrowing shall not be permitted):

(i) in the case of a Class A-R Borrowing, the aggregate outstanding principal amount of the Class A-R Loans shall not exceed the Total Class A-R Commitment as in effect on such Borrowing Date;

(ii) in the case of a Class A-D1 Borrowing on the Closing Date, the aggregate outstanding principal amount of the Class A-D1 Loans shall not exceed the Total Class A-D1 Commitment; and

(iii) in the case of a Class A-D2 Borrowing, the aggregate outstanding principal amount of the Class A-D2 Loans shall not exceed the Total Class A-D2 Commitment as in effect on such Borrowing Date.

(c)	no Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(d)

no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions among the Borrower, the Collateral Manager, the Lenders and the Agents contemplated by the Credit Agreement;

(e)

[each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such Loans;

(f)

each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Collateral Manager, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

EX. B - 2

(g)

immediately after giving effect to the requested Borrowing, but subject in each case to the assumptions set forth in Section 1.3 of the Credit Agreement, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached hereto).][2]

[2]	Omit paragraphs (e) through (g) in the case of Class A-R Loans obtained to fund Unfunded Amounts.

EX. B - 3

WITNESS my hand on this ____ day of _________, ____.

ABPCI Private Funding II LLC

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

EX. B - 4

Schedule I

to Notice of Borrowing

Calculation of the Eligibility Criteria

EX. B - 5

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Dated as of [_____]

Reference is made to the Amended and Restated Credit Agreement, dated as of December 18, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ABPCI Private Funding II LLC, a limited liability company organized under the law of the State of Delaware (the “Borrower”), the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent thereunder (in such capacity, the “Administrative Agent”), U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Custodian. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases [for an agreed consideration] [for a purchase price of [____]]1 and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described on Schedule I hereto (the “Assigned Interest”).

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interests being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Collateral Manager or the performance or observance by the Borrower or the Collateral Manager of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches all Notes held by it evidencing the Assigned Interest and (1) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (2) if the Assignor has retained any Loans, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

[1]	Insert the applicable formulation, based on the parties’ preference.

EX. C - 1

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and other information delivered pursuant to Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (c) agrees that, except as may be otherwise expressly agreed in writing between the Assignee, on the one hand, and the Assignor, an Agent or a Lender, as the case may be, on the other hand, it will, independently and without reliance upon the Assignor, such Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement (including Section 11.4(d) thereof) and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) represents and warrants that it (and each account for which it is acquiring the Assigned Interest) is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act.

(iv) The effective date of this Assignment and Assumption Agreement shall be the Effective Date of Assignment and Assumption described on Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement effective as of the Effective Date.

(v) Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date]2. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

[2]

Insert the applicable formulation, based on the agreement of the parties. If the latter formulation is used, consider including the amount of accrued interest and, if applicable, commitment fees, payable by the Assignee to the Assignor.

EX. C - 2

(vii) This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(viii) This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Assignment and Assumption Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

EX. C - 3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME OF ASSIGNOR],
as Assignor

By:
Authorized Signatory

[INSERT NAME OF ASSIGNEE]
as Assignee

By:
Authorized Signatory

[Accepted this day of ,

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:
Authorized Signatory

By:
Authorized Signatory[1]

[1]	Insert in an Assignment and Assumption Agreement if Administrative Agent consent is required (see Section 12.6(c) of the Credit Agreement).

EX. C - 4

[Consented to this day of ,

ABPCI Private Funding II LLC, as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:][2]

[2]	Insert in an Assignment and Assumption Agreement if Borrower consent is required (see Section 12.6(c) of the Credit Agreement).

EX. C - 5

Schedule I

to Assignment and Assumption Agreement

Name of Assignor:

Name and address of Assignee:

Effective Date of Assignment and Assumption, which shall be the date of recordation in the Register:

Principal Amount of [Class] [A-R][A-T] [Loans] [Commitments] Assigned: $ ______

Percentage of [Class] [A-R][A-T] [Loans] [Commitments] Assigned: ___%

EX. C - 6

EXHIBIT D

Scope of Collateral Report

1.	The Aggregate Principal Balance of all Collateral Loans and Equity Securities

2.	The Balance of all Eligible Investments and Cash in each of:

a.	The Collection Account

b.	The Payment Account

c.	The Future Funding Reserve Account

d.	The Interest Reserve Account

e.	The Custodial Account

f.	The Lender Collateral Account (and each Lender Collateral Subaccount)

g.	The Closing Expense Account

3.	Commitment, rating of and outstanding amounts for each Class of Loans

4.

The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the date of determination of the last Collateral Report or Payment Date Report) and the Future Funding Reserve Account

5.	Compliance level of Coverage Tests vs. test level then in effect

a.	Calculation of Overcollateralization Ratio

b.	Calculation of Interest Coverage Ratio

6.	Compliance with Collateral Quality Test

a.	Minimum Weighted Average S&P Spread Test

b.	Minimum Weighted Average Fixed Rate Coupon Test

c.	Maximum Weighted Average Life Test

d.	S&P CDO Monitor Test

e.	Minimum Weighted Average S&P Recovery Rate Test

7.	Compliance with Concentration Limitations (including calculation of all Excess Concentration Amounts)

a.	Qualified First Lien Loans, First Lien/Last Out Loans, Second Lien Loans and Senior Secured Notes

b.	Fixed Rate Obligations

c.	Current Pay Loans

d.	Obligor concentrations

e.	S&P Industry Classification

f.	DIP Loans

g.	Collateral Loans that permit payment of interest less frequently than quarterly

h.	Revolving Collateral Loans and Delayed Funding Loans

i.	Obligors Domiciled in Approved Foreign Jurisdictions

j.	Cov-Lite Loans

k.	Aggregate Participation Percentage

l.	Permitted PIK Loans, Permitted PIK Loans (Type 1) and Permitted PIK Loans (Type 2)

m.	Discount Loans

n.	CCC Collateral Loans

o.	Eligible Recurring Revenue Loans and Hybrid Asset-Based Loans

p.	Obligors with trailing twelve month EBITDA of less than $10,000,000

q.	PIKing Loans

EX. D - 1

r.	S&P Rating derived from Moody’s rating

s.	Long-Dated Obligations

8.	Listing of all Collateral Loans with attributes including

a.	Obligor name

b.	Principal Balance

c.	Exposure Amount

d.	Unsettled Amount

e.	S&P Industry

f.	Whether each loan is fixed or floating

g.	Spread over the applicable index or benchmark rate (for Floating Rate Obligations)

h.	Interest coupon (for Fixed Rate Obligations)

i.	Maturity date

j.	Moody’s rating (if public)

k.	S&P Rating (or credit estimate)

l.	Whether such Collateral Loan is a Credit Risk Loan, Credit Improved Loan, Defaulted Loan, Current Pay Loan, Discount Loan or a CCC Collateral Loan

m.	Country of Domicile

n.	Frequency of interest payment

o.	Revolving Collateral Loans or Delayed Funding Loans

p.	Whether such Collateral Loan is a DIP Loan, is owned via participation or is a Cov-Lite Loan

q.	The benchmark rate floor in effect (if any) for each Collateral Loan

r.	Whether the Obligor has a trailing twelve month EBITDA of less than $10,000,000 at the time of acquisition

s.	Whether such Collateral Loan is a Long-Dated Obligation

t.	Whether such Collateral Loan is a PIKing Loan

u.	Whether such Collateral Loan is a CCC Excess Collateral Loan

v.	Amount of capitalized interest with respect to such Collateral Loan

9.	Collateral Loan rating status (listing of all Collateral Loans)

a.	Obligor name

b.	Collateral Loan purchase date

c.	S&P Rating (or credit estimate)

d.	Derived method of S&P Rating (or credit estimate)

e.	Credit estimate issue date (if applicable)

f.	Date of expiry of credit estimate (if applicable)

g.	Date of last amendment

10.	For Defaulted Loans

a.	Default Date

b.	Days in Default

c.	Principal Balance

d.	If an Appraisal has been received in last 3 months

e.	Appraisal Value

f.	Principal Collateralization Amount (and the method of calculation thereof)

11.	Participations

a.	All loans owned via participation

b.	Participation counterparty for each participation

EX. D - 2

i.	S&P Rating for each participation counterparty

12.	List all Discount Loans and applicable purchase price

13.	List all Defaulted Loans

14.	Assets purchased or sold within the Due Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/transaction motivation (e.g., Discretionary, Credit Risk, Credit Improved)

d.	Purchaser or seller is an affiliate of the Borrower

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

15.	List all Eligible Account Banks

16.

On or after the S&P CDO Monitor Election Date (if such date occurs), the S&P Weighted Average Rating Factor, the Default Rate Dispersion, the Obligor Diversity Measure, the Industry Diversity Measure, the Regional Diversity Measure, the Weighted Average Life, the Default Differentials, the Break-even Default Rates and the Scenario Default Rate for the S&P Highest Ranking Class, the calculations of the S&P CDO Monitor Cash Adjustment and the S&P CDO Monitor Principal Amount, and as applicable, the Weighted Average Spread that is calculated for purposes of the S&P CDO Monitor Test, the characteristics of the Current Portfolio and the benchmark rating levels used in connection with the related S&P CDO Monitor.

17.	The Senior Advance Rate.

EX. D - 3

EXHIBIT E

Scope of Payment Date Report

1.	Quarterly Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds

2.	Beginning and ending balance of each Class of Loans

3.	Beginning and ending balance of all Covered Accounts

4.	Calculations of the Collateral Quality Test and Coverage Tests

EX. E - 1

EXHIBIT F

Scope of Asset-Level Reporting to Lenders and S&P

1.

Beginning on the first Quarterly Payment Date, an information package (which may be provided via access to an online data site to be specified to the Lenders and to S&P in accordance with Section 12.1 by the Borrower) to be provided on the 27th day of each calendar month (or if such date is not a Business Day, the next succeeding Business Day), which will contain information with respect to all amendments to any Related Contracts. Such information package will be sorted by sections with credits that require credit estimates to be listed first and will also include the Obligor’s name, date of each amendment to any such Related Contracts and a summary of each such amendment.

2.

At any time that any of the Coverage Tests are not satisfied for more than three consecutive months, any Lender or S&P (in the case of (ii) only) may reasonably request the following information: (i) the information package referred to in paragraph (2) above to be delivered on an every two-week basis and (ii) all other material information received by the Borrower from each Obligor and its Affiliates with respect to the applicable Related Contracts.

EX. F - 1

EXHIBIT G

[Reserved]

EX. G - 1

EXHIBIT H

[Form of [Prepayment][Commitment Reduction]1 Notice]

Natixis, New York Branch

as Administrative Agent [and Lender]

1251 Avenue of the Americas

New York, New York 10020

Attention: Denis Judge

Tel.: (212) 891-1823

Email: scsgnotices@natixis.com

[Lenders]

S&P Global Ratings

Email: cdo_surveillance@spglobal.com]

Date: [____]/20[__]

RE: [Voluntary Prepayment][Commitment Reduction]2

Reference is made to the Amended and Restated Credit Agreement, dated as of December 18, 2025, among ABPCI Private Funding II LLC, as Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator and U.S. Bank National Association, as Custodian, as amended from time to time in accordance with its terms, (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.7 of the Credit Agreement, we hereby provide notice that as of [____], 20[__], the Class [A-R][A-T][A-D1][A-D2]3 Loans will be prepaid in the principal amount of $[____] together with accrued interest thereon to the date of prepayment [and the Undrawn Commitment Reduction Amount shall be $[____]]4.

I, the undersigned, an Authorized Officer of the Borrower hereby certifies that the requirements set forth in Section 2.7(d) of the Credit Agreement with respect to such proposed prepayment of the Class [A-R][A-T][A-D1][A-D2] Loans5 have been satisfied.

[Remainder of page intentionally left blank]

[1]	Delete as appropriate
[2]	Delete as appropriate
[3]	Delete as appropriate
[4]	Insert if there is a reduction of the Commitments.
[5]	Delete as appropriate

EX. H - 1

IN WITNESS WHEREOF, this Certificate has been executed as of the date first written above.

ABPCI Private Funding II LLC, as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

EX. H - 2

EXHIBIT I

[Form of Conversion Notice]

[____], 20[__]

Natixis, New York Branch,

as Administrative Agent

1251 Avenue of the Americas

New York, New York 10020

Attention: Denis Judge

Tel.: (212) 891-1823

Email: scsgnotices@natixis.com

ABPCI Private Funding II LLC,

as Borrower

c/o Alliance Bernstein

405 Colorado Street, Suite 1500

Austin, Texas 78701

AB Private Credit Investors LLC

405 Colorado Street, Suite 1500

Austin, Texas 78701

This Notice of Conversion (this “Notice”) is made pursuant to Section 2.7(h) of that certain Amended and Restated Credit Agreement dated as of December 18, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ABPCI Private Funding II LLC, as borrower (the “Borrower”), the Lenders party thereto from time to time, Natixis, New York Branch, as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator and U.S. Bank National Association, as custodian. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

This Notice is being provided in connection with the requested conversion of $[____] Class A-R Loans to Class A-T Loans, to occur on [____], 20[__] (the “Class A-R Conversion Date”). The undersigned, by affixing their signatures hereto, hereby consent to such conversion. Upon execution hereof by all such parties, such conversion shall become effective as of the Class A-R Conversion Date, with the corresponding deemed changes to the Credit Agreement as set forth in Section 2.7(h) of the Credit Agreement.

This Notice shall be governed by and construed in accordance with the laws of the State of New York.

This Notice may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Notice shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

EX. I - 1

[Remainder of page intentionally left blank]

EX. I - 2

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed on the date first above written.

[NAME OF CLASS A-R LENDER]

By:
Name:
Title:

EX. I - 3

Consented to by:

ABPCI Private Funding II LLC,
as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:
Name:
Title:

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EX. I - 4

EXHIBIT J

Diagrammatic Overview of the Transaction for the Purposes of Article 7(1)(c)(i) of the EU Securitisation Regulation

Ex. J-1

EXHIBIT K

Transaction Summary

[To be provided]

Ex. K-1